As filed with the U.S. Securities and Exchange Commission on August 3, 2022

Registration No. 333-239225

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 12 TO

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALE GROUP HOLDING LIMITED

(Exact name of registrant as specified in its charter)

British Virgin Islands	8742	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Unit 1005, 10/F, Tower A, New Mandarin Plaza, 14 Science Museum Road, Tsim Sha Tsui, Hong Kong

(+852) 3620 2688

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue

Suite 204

Newark, Delaware 19711

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Joan Wu, Esq. Ying Li, Esq. Hunter Taubman Fischer & Li LLC 48 Wall Street, Suite 1100 New York, New York 10005 (212) 530-2208	Elizabeth F. Chen, Esq. Pryor Cashman LLP 7 Times Square New York, New York 10036 (212) 326-0199

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the Selling Shareholders may sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED August 3, 2022

3,750,000 Ordinary Shares and

1,920,000 Ordinary Shares Offered by Selling Shareholders

ALE GROUP HOLDING LIMITED

This is a firm commitment initial public offering of 3,750,000 ordinary shares of ALE Group Holding Limited (the “Company” or “ALE”, “we”, “us”), par value $0.00052083 per share (“Ordinary Shares”). The estimated initial public offering price for the Ordinary Shares in the offering is expected to be between $4.00 and $6.00 per Ordinary Share. We have reserved the symbol “ALEH” for purpose of listing our Ordinary Shares on the Nasdaq Capital Market.

We originally filed the registration statement, as amended, on this Form F-1 for a self-underwritten and best-effort offering of 5,760,000 Ordinary Shares, which was declared effective on December 28, 2020. We filed post-effective amendment to registration statement on this Form F-1 for the underwritten offering of 4,200,000 Ordinary Shares, which was declared effective on June 30, 2022. Despite of the foregoing, we have not sold any Ordinary Shares on this Form F-1, nor have our Ordinary Shares been quoted or otherwise traded on any market, including any OTC markets.

Prior to this offering, there has been no public market for Ordinary Shares. We have applied for approval to list our Ordinary Shares on the Nasdaq Capital Market. This offering is contingent on the listing of our Ordinary Shares on the Nasdaq Capital Market. However, there is no assurance that such application will be approved, and if our application is not approved by the Nasdaq Capital Market, this offering may not be completed.

The selling shareholders named herein (the “Selling Shareholders”) may sell up to 1,920,000 Ordinary Shares held by them (the “Resale Shares”) at a fixed price equal to the initial public offering price until the Ordinary Shares are listed on Nasdaq and thereafter, the Selling Shareholders will be able to sell their Ordinary Shares at prevailing market prices or privately negotiated prices. We will not receive any proceeds from the sale of the Resale Shares by the Selling Shareholders.

Investing in our Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 9 of this prospectus to read about factors you should consider before buying our Ordinary Shares.

We are a holding company incorporated in the British Virgin Islands, or BVI. As a holding company with no material operations, our operations were conducted by our subsidiary, ALE Corporate Services Ltd., or “ALECS”, in Hong Kong.  This is an offering of the Ordinary Shares of ALE Group Holding Limited, the holding company incorporated in the BVI, instead of shares of our operating entity in Hong Kong, ALECS. You may never directly hold any equity interest in our operating entity.

ALECS faces various legal and operational risks and uncertainties relating to its operations in Hong Kong. Although we have three clients who are mainland Chinese individuals, our current corporate structure does not contain any variable interest entity (the “VIE”) in mainland China and neither we nor ALECS has intention establishing any VIEs in mainland China in the future. If in the future there is any significant change to the current political arrangements between mainland China and Hong Kong and mainland China’s expanded authority in Hong Kong result in the PRC regulatory authorities disallowing our current corporate structure, or if in the future our structure were to contain a VIE and the mainland PRC regulatory authorities expand to Hong Kong and disallow the VIE structure, it would likely result in a material adverse change in our operations, and the value of our securities may decline significantly in value or become worthless. All of our operations are conducted by ALECS in Hong Kong. Although currently we do not have any business operations in mainland China nor do we have any VIE structure and we believe that the laws and regulations of the PRC applicable in China do not currently have any material impact on our business, financial condition or results of operations, we face risks and uncertainties associated with the complex and evolving PRC laws and regulations and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to VIE, data and cyberspace security, and anti-monopoly concerns, would be applicable to a company such as ALE or ALECS given our substantial operations in Hong Kong and the Chinese government’s significant oversight authority over the conduct of business in Hong Kong.

In light of China’s recent expansion of authority in Hong Kong, we are subject to the risks of uncertainty about any future actions of the PRC government or authorities in Hong Kong. The Chinese government may intervene or influence our current and future operations in Hong Kong at any time, or may exert more control over offerings conducted overseas and/or foreign investment in issuers likes ourselves. As advised by our PRC counsel, Han Kun Law Offices, on the basis that ALE and ALECS currently do not have any business operations in mainland China, ALE and ALECS currently are not required to obtain approvals from Chinese authorities to operate our business or list on the U.S. exchanges and offer securities; specifically, ALECS is currently not required to obtain any permission or approval from the China Securities Regulatory Commission (“CSRC”), Cyberspace Administration of China (“CAC”) or any other PRC governmental authority to operate its business or to list our securities on a U.S. securities exchange or issue securities to foreign investors. However, there is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong in the future. Should the PRC government choose to affect operations of any company with any level of operations in Hong Kong, or should certain PRC laws and regulations or these statements or regulatory actions become applicable to ALECS in the future. Such governmental actions: (i) could significantly limit or completely hinder our ability to continue our operations; (ii) could significantly limit or hinder our ability to offer or continue to offer our Ordinary Shares to investors; and (iii) may cause the value of our Ordinary Shares to significantly decline or be worthless.

We are also aware that recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over mainland Chinese companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Nevertheless, since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on ALECS’s daily business operation, its ability to accept foreign investments and the listing of our Ordinary Shares on a U.S. or other foreign exchanges. If any or all of the foregoing were to occur, it may significantly limit or completely hinder our ability to complete this offering or cause the value of our Ordinary Shares to significantly decline or become worthless.  See “Risk Factors - Risks Related to Our Corporate Structure” and “Risk Factors - Risks Relating to Doing Business in Hong Kong and Having Clients from mainland China”.

In addition, our Ordinary Shares may be prohibited from trading on a national exchange or over-the-counter under the Holding Foreign Companies Accountable Act (the “HFCA Act”) if the Public Company Accounting Oversight Board (United States) (the “PCAOB”) is unable to inspect our auditors for three consecutive years beginning in 2021. Our auditor has been inspected by the PCAOB on a regular basis and our auditor is not subject to the determinations announced by the PCAOB on December 16, 2021. If trading in our Ordinary Shares is prohibited under the HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our Ordinary Shares and trading in our Ordinary Shares could be prohibited. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if passed by the U.S. House of Representatives and signed into law, would reduce the period of time for foreign companies to comply with the PCAOB audits to two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. While our auditor is based in the U.S. and is registered with the PCAOB and subject to PCAOB inspection, in the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading in our Ordinary Shares to be prohibited under the HFCA Act, and ultimately result in a determination by a securities exchange to delist our Ordinary Shares. See “Risk Factors — Our Ordinary Shares and This Offering — Although the audit report included in this prospectus is prepared by U.S. auditors who are currently inspected by the PCAOB, there is no guarantee that future audit reports will be prepared by auditors inspected by the PCAOB and, as such, in the future investors may be deprived of the benefits of such inspection. Furthermore, trading in our securities may be prohibited under the HFCA Act if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading.”

As a holding company, we may rely on receipt of funds from our Hong Kong subsidiary, ALECS by way of dividends payments for our cash and financing requirements. According to the Companies Ordinance of Hong Kong, a Hong Kong company may only make a distribution out of profits available for distribution or other distributable reserves. In addition, there can be no assurance that in the future the PRC government will not intervene or impose restrictions on ALECS’ ability to transfer or distribute cash/assets to entities outside of Hong Kong, which could result in an inability or prohibition on making transfers or distributions to us and adversely affect our business. We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate that any cash dividends will be paid or any assets will be transferred in the foreseeable future. As of the date of this prospectus, we have only distributed dividends to our shareholders on April 1, 2020, for a total amount of HKD3,045,558 (US$391,732), and on May 17, 2019, for a total amount of HKD1,700,000 (US$219,318). In the future, cash proceeds raised from overseas financing activities, including this offering, may be transferred by us to the ALECS to fund its operations. For more information, please see “Risk Factors — Risks Related to Doing Business in Hong Kong and Having Clients in mainland China” starting on page 26 of this prospectus.

We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. See “Risk Factors” and “Prospectus Summary— “Implications of Our Being an Emerging Growth Company” on pages 7 and 1, respectively.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriter discounts(1)
Proceeds to us, before expenses
Proceeds to the Selling Shareholders, before expenses(2)	$	$

(1)	We have agreed to reimburse the underwriter for certain expenses. See the section titled “Underwriting” beginning on page 102 of this prospectus for additional disclosure regarding underwriter compensation and offering expenses.

(2)	We will not receive any proceeds from the Selling Shareholders’ sale of the Resale Shares.

The underwriter expects to deliver the shares to purchasers in the offering on or about ______, 2022.

The Selling Shareholders will offer the Resale Shares through their brokerage firms and there is no termination date of the Selling Shareholders’ offering. The Selling Shareholders may sell the Resale Shares described in this prospectus in a number of different ways and at varying prices. However, the Selling Shareholders will only be able to sell the Resale Shares at a fixed price equal to the Offering Price until the Ordinary Shares are listed on Nasdaq and thereafter, the Selling Shareholders will be able sell the Resale Shares at prevailing market prices or privately negotiated prices, subject to any lock-up agreements to be entered into by the Selling Shareholders in favor of Univest Securities, LLC.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Prospectus dated [    ], 2022

We, the Selling Shareholders, and the underwriter have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about us that is not contained in this prospectus or in one of our public reports filed with the Securities and Exchange Commission (“SEC”) and incorporated into this prospectus. Information contained in this prospectus or in our public reports may become stale. You should not assume that the information contained in this prospectus, any prospectus supplement or the documents incorporated by reference are accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since those dates. The Selling Shareholders are offering to sell, and seeking offers to buy, our Ordinary Shares only in jurisdiction where offers and sales are permitted.

The information in this registration statement is not complete and is subject to change. No person should rely on the information contained in this document for any purpose other than participating in our proposed offering, and only prospectus dated hereof, is authorized by us to be used in connection with our proposed offering. The preliminary prospectus will only be distributed by us and no other person has been authorized by us to use this document to offer or sell any of our securities.

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Other Pertinent Information

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“ALECS” are to ALE Corporate Services Ltd., a Hong Kong Company incorporated on June 30, 2014 and a wholly-owned subsidiary of BVI Sub;

●	“Amended and Restated Charter” are to the current governing amended and restated memorandum of and articles of association of ALE;

●	“BVI” are to the “British Virgin Islands”;

●	“BVI Act” are to the BVI Business Companies Act (as amended);

●	“BVI Sub” are to ALE (BVI) Limited, a British Virgin Islands company incorporated on February 20, 2020 and a wholly-owned subsidiary of the Company;

●	“China” or the “PRC” are to the People’s Republic of China, including Taiwan and the special administrative regions of Hong Kong and Macau for the purposes of this prospectus only;

●	“$,” “dollars,” “US$” or “U.S. dollars” are to the legal currency of the United States; and

●	“HKD” or “HK Dollar” are to the legal currency of Hong Kong;

●	“Hong Kong” are to the Hong Kong Special Administrative Region of the People’s Republic of China for the purposes of this prospectus only;

●	“mainland China” or “mainland Chinese” are to the mainland China of the People’s Republic of China, excluding Taiwan and the special administrative regions of Hong Kong and Macau for the purposes of this prospectus only;

●	“U.S. GAAP” are to generally accepted accounting principles in the United States;

●	“shares” or “Ordinary Shares” are to the ordinary shares of ALE Group Holding Limited, par value $0.00052083 per share.

●	“Selling Shareholders” are to certain pre-existing shareholders who are selling the Resale Shares pursuant to this Registration Statement on Form F-1.

●	“we”, “us”, the “Company” or “ALE” in this prospectus are to ALE Group Holding Limited, a British Virgin Islands company incorporated on January 22, 2020;

We do not have any material operation of our own and we are a holding company with operations conducted in Hong Kong through our Hong Kong subsidiary ALECS, using Hong Kong dollars, the currency of Hong Kong. ALECS’s reporting currency is Hong Kong dollars. This prospectus contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. All translations of Hong Kong dollars are calculated at the rate of US$1.00=HKD7.8325 as of and for the year ended March 31, 2022 representing the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on March 31, 2022. No representation is made that the HKD amounts could have been, or could be, converted, realized or settled into US$ at such rate, or at any other rate.

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PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Ordinary Shares, discussed under “Risk Factors” before deciding whether to buy our Ordinary Shares.

Business

We are a holding company incorporated in the BVI with all of our operations conducted in Hong Kong by our wholly-owned subsidiary, ALECS. We provide accounting and corporate consulting services to small and medium-sized businesses. Our services include financial reporting, corporate secretarial services, tax filing services and internal control reporting. Our business is operated through our wholly-owned subsidiary ALE Corporate Services Ltd, a Hong Kong Company incorporated on June 30, 2014 (“ALECS”). Our goal is to become a one-stop solution for all the accounting, corporate consulting, taxation and secretarial needs of small and medium enterprises operating in Asia and the U.S. We believe that the following competitive advantages enable us to capture opportunities in the financial service industry and differentiate us from our competitors:

●	Experienced and Highly Qualified Team. We plan to build a selective and highly-qualified professional service team with extensive experience in banking, accounting, tax and company secretarial services. The majority of the members of our management team are Chartered Accountants with solid experience in accounting and corporate consultancy. We highly value members of our qualified professional team and are constantly looking to hire new talent.

●	Recognition and Reputation. Many of our current and former clients have achieved their business objectives as a result of our services. We believe our industry reputation will be a major drive for the continued growth for our Company.

●	Cooperation and Relationships with Local Chamber of Commerce and Associations. Over the past few years, we have established strong relationships with the relevant local government associations. We have intimate knowledge for how these governmental systems operate, which provides for a seamless working relationship with the relevant regulatory agencies and minimal regulatory issues during the process.

●	Long Term Cooperation Relationship with Third Party Professional Providers. Over the past few years, we have developed key third-party relationships with world-renown professionals in Asia and the United States, including those with deep industry experience in financial reporting, banking and financing. We believe this reflects both on our credibility and our commitment towards providing quality services to our clients. During the six years of our operation, we frequently work with Hong Kong sponsors for listing, auditors, commercial bankers and private bankers and other professionals in the corporate and finance industry on projects. Many of our new clients were generated through referrals from these third-party professional providers that we work with. These professional recognition of our services and referrals reflects our credibility and commitment toward providing quality services to our clients. In the event our clients need auditing, banking or other professional services, we have a reliable pool of candidates to recommend.

Summary of Risk Factors

Investing in our Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Ordinary Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more carefully in the section titled “Risk Factors” beginning on page 9 of this prospectus

Risks Related to Our Business

Risks and uncertainties related to our business and industry include, but are not limited to, the following:

●	Changes in capital markets, M&A activity, legal or regulatory requirements, general economic conditions and monetary or geopolitical disruptions, as well as other factors beyond our control, could reduce demand for our practice or services, in which case our revenues and profitability could decline; See more detailed discussion of this risk factor on page 9 of this prospectus;

●	If we do not effectively manage the utilization of our professionals or billable rates, our financial results could decline; See more detailed discussion of this risk factor on page 10 of this prospectus;

●	Any harm to our reputation or failure to enhance our brand recognition may materially and adversely affect our business, financial condition and results of operations; See more detailed discussion of this risk factor on page 12 of this prospectus;

●	Our principal shareholders have substantial influence over our company and their interests may not be aligned with the interests of our other shareholders; See more detailed discussion of this risk factor on page 14 of this prospectus;

●	Our business operations have been and may continue to be materially and adversely affected by the outbreak of COVID-19; See more detailed discussion of this risk factor on page 14 of this prospectus;

●	If we are unable to accept client engagements due to real or perceived relationship issues, our revenues, growth, client engagements and prospects may be negatively affected; See more detailed discussion of this risk factor on page 17 of this prospectus; and

●	We may face competition from parties who sell us their businesses and from professionals who cease working for us; See more detailed discussion of this risk factor on page 18 of this prospectus.

Risks Related to Our Corporate Structure

We are also subject to risks and uncertainties related to our corporate structure, including, but not limited to, the following:

●	We rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have, and there can be no assurance that the PRC government will not intervene or impose restrictions on our subsidiary’s ability to transfer or distribute cash/assets to entities outside of Hong Kong, any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business; See more detailed discussion of this risk factor on page 22 of this prospectus.

●	PRC laws and regulations related to our current business operations are sometimes vague and uncertain; See more detailed discussion of this risk factor on page 22 of this prospectus.

●	Our lack of effective internal controls over financial reporting may affect our ability to accurately report our financial results or prevent fraud which may affect the market for and price of our Ordinary Share; See more detailed discussion of this risk factor on page 24 of this prospectus; and

●	If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer; See more detailed discussion of this risk factor on page 25 of this prospectus.

Risks Related to Doing Business in Hong Kong and Having Clients from Mainland China

All of our operations are in Hong Kong, which is a special administrative region of the PRC with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”. Accordingly, we believe the laws and regulations of the PRC do not currently have any material impact on our business, financial condition or results of operations. However, there is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong in the future. If there is significant change to current political arrangements between mainland China and Hong Kong, companies operated in Hong Kong may face similar regulatory risks as those operated in mainland China, including its ability to offer securities to investors, list its securities on a U.S. or other foreign exchange, conduct its business or accept foreign investment. In light of China’s recent expansion of authority in Hong Kong, we are subject to the risks of uncertainty about any future actions of the PRC government or authorities in Hong Kong. Should the PRC government choose to affect operations of any company with any level of operations in Hong Kong, or should certain PRC laws and regulations or these statements or regulatory actions become applicable to ALECS in the future. Such governmental actions: (i) could significantly limit or completely hinder our ability to continue our operations; (ii) could significantly limit or hinder our ability to offer or continue to offer our Ordinary Shares to investors; and (iii) may cause the value of our Ordinary Shares to significantly decline or be worthless. Therefore, we face risks and uncertainties relating to doing business in Hong Kong and having clients from China in general, including, but not limited to, the following:

●	If the Chinese government chooses to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless. See more detailed discussion of this risk factor on page 26 of this prospectus;

●	As advised by our PRC counsel, Han Kun Law Offices, on the basis that ALE and ALECS currently do not have any business operations in mainland China, ALECS is currently not required to obtain approvals from Chinese authorities to operate its business or to list on the U.S. exchanges and offer securities. However, there remain some uncertainties as to whether and when we will be required to obtain approvals from Chinese authorities to operate our business and list our Ordinary Shares on the U.S. exchanges in the future, and if required, we cannot assure you that we will be able to obtain such approval; See more detailed discussion of this risk factor on page 22 of this prospectus;

●	It may be difficult for overseas shareholders and/or regulators to conduct investigation or collect evidence within China; See more detailed discussion of this risk factor on page 27 of this prospectus;

●	The enactment of Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Hong Kong holding subsidiary; See more detailed discussion of this risk factor on page 28 of this prospectus;

●	The Hong Kong legal system embodies uncertainties which could limit the availability of legal protections; See more detailed discussion of this risk factor on page 28 of this prospectus; and

Risks Related to Our Ordinary Shares and This Offering

In addition to the risks described above, we are subject to general risks and uncertainties relating to our Ordinary Shares and this offering, including, but not limited to, the following:

●	Although the audit report included in this prospectus is prepared by U.S. auditors who are currently inspected by the Public Company Accounting Oversight Board (the “PCAOB”), there is no guarantee that future audit reports will be prepared by auditors inspected by the PCAOB and, as such, in the future investors may be deprived of the benefits of such inspection. Furthermore, trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act (the “HFCA Act”) if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. See more detailed discussion of this risk factor on page 29 of this prospectus.

●	On December 16, 2021, the SEC announced that the PCAOB designated mainland China and Hong Kong as the jurisdictions where the PCAOB is not allowed to conduct full and complete audit inspections as mandated under the HFCA Act. Our auditor is headquartered in the United States, and therefore is not currently subject to the determinations announced by the PCAOB on December 16, 2021. While our auditor is based in the U.S. and is registered with PCAOB and subject to the PCAOB inspection, in the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading in our securities to be prohibited under the HFCA Act, and ultimately result in a determination by a securities exchange to delist our securities. See more detailed discussion of this risk factor on page 30 of this prospectus.

●	There has been no public market for our Ordinary Shares prior to this offering, and if an active trading market does not develop you may not be able to resell our Ordinary Shares at or above the price you paid, or at all; See more detailed discussion of this risk factor on page 29 of this prospectus

●	The recent joint statement by the SEC, proposed rule changes submitted by Nasdaq, and an act passed by the U.S. Senate and the U.S. House of Representatives, all call for additional and more stringent criteria to be applied to emerging market companies. These developments could add uncertainties to our offering, business operations, share price and reputation. See more detailed discussion of this risk factor on page 31 of this prospectus.

●	Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and our insiders will hold a large portion of our listed securities. See more detailed discussion of this risk factor on page 31 of this prospectus; and

●	We have broad discretion in the use of the net proceeds from this offering and may not use them effectively. See more detailed discussion of this risk factor on page 35 of this prospectus.

Corporate History and Holding Company Structure

We are a holding company incorporated in the BVI on January 22, 2020 under the BVI Act with operations conducted by our wholly-owned subsidiary, ALECS, in Hong Kong, which was incorporated on June 30, 2014. On February 20, 2020, we incorporated our wholly owned subsidiary ALE (BVI) Limited (“BVI Sub”) under the BVI Act. BVI Sub acquired all the equity interest of ALECS from the ALECS equity holders via a share exchange agreement on March 10, 2020. We acquired all the equity interests of BVI Sub via a share exchange agreement on March 11, 2020.

The following diagram illustrates our corporate legal structure and identify our subsidiaries upon completion of this Offering, as compared to the structure immediately prior to the closing of the Offering.

Transfers of Cash to and from Our Subsidiaries

ALE is permitted under the laws of British Virgin Islands to provide funding to our subsidiary in Hong Kong through loans or capital contributions without restrictions on the amount of the funds. There are no restrictions or limitation on ALE’s ability to distribute earnings from its businesses, including subsidiaries, to the U.S. investors.

ALECS is permitted under the laws of Hong Kong to provide funding to ALE, the holding company incorporated in the British Virgin Islands through dividend distribution without restrictions on the amount of the funds. Both ALE and ALECS currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

Currently, all of our operations are in Hong Kong. We do not have or intend to set up any subsidiary or enter into any contractual arrangements to establish a VIE structure with any entity in mainland China. Since Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, providing Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”. The laws and regulations of the PRC do not currently have any material impact on transfer of cash from ALE to ALECS to or from ALECS to ALE and the investors in the U.S. As of the date of this prospectus, ALE has not established cash management policies that dictate how funds are transferred.

Subject to the BVI Act and our Amended and Restated Charter, our board of directors may, by resolutions of directors, authorize and declare a dividend to our shareholders at such time and of such an amount as they think fit if they are satisfied, on reasonable grounds, that immediately following the dividend, the value of our assets will exceed our liabilities and we will be able to pay our debts as they fall due. There is no further BVI statutory restriction on the amount of funds which may be distributed by us by dividend.

According to the Companies Ordinance of Hong Kong, a Hong Kong company may only make a distribution out of profits available for distribution or other distributable reserves. Dividends cannot be paid out from share capital. In addition, there can be no assurance that in the future the PRC government will not intervene or impose restrictions on ALECS’ ability to transfer or distribute cash/assets to entities outside of Hong Kong, which could result in an inability or prohibition on making transfers or distributions to ALE and adversely affect our business.

As of the date of this prospectus, we have only distributed dividends to our shareholders on April 1, 2020, for a total amount of HKD3,045,558 (US$391,732), and on May 17, 2019, for a total amount of HKD1,700,000 (US$219,318). If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiary ALECS. Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us.

There are no restrictions or limitation under the laws of Hong Kong imposed on the conversion of HKD into foreign currencies and the remittance of currencies out of Hong Kong.

See “Dividend Policy” and “Risk Factors – Risks Related to Our Corporate Structure – We rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.” For more information.

Increase of Authorized Shares and Forward Stock Split

2021 Forward Split

On June 25, 2021, the Company filed Amended and Restated Charter with the Registrar to increase our authorized shares from 48,000,000 ordinary shares, par value of $0.001041667 per share, to 96,000,000 Ordinary Shares, par value of $0.00052083 per share and effectuated a forward split of all issued and outstanding shares at a ratio of two-for-one.

2020 Forward Split

On June 28, 2020, the shareholders and the board of the Company approved, upon the consummation of the offering, to increase the authorized shares of the Company and split then issued and outstanding shares (post the offering) at a ratio of 960:1. On July 17, 2020, the shareholders and the board of the Company further approved to effect both actions prior to the consummation of the offering as well as the Amended and Restated Charter. On July 21, 2020, Company filed Amended and Restated Charter with the Registrar to increase the authorized shares of the Company from 50,000 ordinary shares, par value $1.00 per share, to 48,000,000 ordinary shares, par value $0.001041667 per share, and effected a forward stock split of all issued and outstanding shares at a ratio of 960:1, effective immediately following the filing of the Amended and Restated Charter.

Our Corporate Information

Our principal executive offices are located at Unit 1005, 10/F, Tower A, New Mandarin Plaza, 14 Science Museum Road, Tsim Sha Tsui, Hong Kong, and our telephone number is (+852) 3620 2688. Our registered office in the British Virgin Islands is at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, BVI. We maintain a website at www.alecs.com.hk. The information contained in, or accessible through, our website is not incorporated into this prospectus or the registration statement of which it forms a part.

Recent Regulatory Development in PRC

We are a holding company incorporated in the British Virgin Islands with all of our operation conducted by the operating entity in Hong Kong. Although we have three clients who are mainland Chinese individuals, we currently do not have or intend to set up any subsidiary or enter into any contractual arrangements to establish a VIE structure with any entity in mainland China. Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, namely, Hong Kong’s constitutional document, which provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”. Accordingly, we believe the laws and regulations of the PRC do not currently have any material impact on our business, financial condition or results of operations and that, as advised by our PRC counsel, Han Kun Law Offices, on the basis that ALE and ALECS currently do not have any business operations in mainland China, ALECS is currently not required to obtain approvals from the PRC government to operate its business and we are not required to obtain approvals from the PRC government to list on the U.S. exchanges and offer securities. However, there is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong in the future. In light of China’s recent expansion of authority in Hong Kong, we are subject to the risks of uncertainty about any future actions of the PRC government or authorities in Hong Kong. Should the PRC government choose to affect operations of any company with any level of operations in Hong Kong, or should certain PRC laws and regulations or these statements or regulatory actions become applicable to ALECS in the future. Such governmental actions: (i) could significantly limit or completely hinder our ability to continue our operations; (ii) could significantly limit or hinder our ability to offer or continue to offer our Ordinary Shares to investors; and (iii) may cause the value of our Ordinary Shares to significantly decline or be worthless.

We are aware that, recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement.

On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws. On December 24, 2021, the China Securities Regulatory Commission (“CSRC”) published the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (the “Administration Provisions”), and the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (the “Draft Measures”) for public comment.

On July 10, 2021, the Cyberspace Administration of China, or the “CAC”, issued a revised draft of the Measures for Cybersecurity Review for public comments, or the Revised Review Measures, which required that, among others, in addition to “operator of critical information infrastructure”, any “data processor” controlling personal information of no less than one million users (which to be further specified) which seeks to list in a foreign stock exchange should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities. On December 28, 2021, the CAC, the National Development and Reform Commission (“NDRC”), and several other administrations jointly issued the revised Measures for Cybersecurity Review, or the “Revised Review Measures”, which became effective and replaced the existing Measures for Cybersecurity Review on February 15, 2022. According to the Revised Review Measures, if an “online platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. Based on a set of Q&A published on the official website of the State Cipher Code Administration in connection with the issuance of the Revised Review Measures, an official of the said administration indicated that an online platform operator should apply for a cybersecurity review prior to the submission of its listing application with non-PRC securities regulators. Moreover, the CAC released the draft of the Regulations on Network Data Security Management in November 2021 for public consultation, which among other things, stipulates that a data processor listed overseas must conduct an annual data security review by itself or by engaging a data security service provider and submit the annual data security review report for a given year to the municipal cybersecurity department before January 31 of the following year. Given the recency of the issuance of the Revised Review Measures and their pending effectiveness, there is a general lack of guidance and substantial uncertainties exist with respect to their interpretation and implementation.

Our Hong Kong subsidiary, ALECS may collect and store certain data (including certain personal information) from our clients for the “Know Your Customers” purpose, who may be mainland Chinese individuals. It remains unclear whether a Hong Kong company which collects personal information from mainland Chinese individuals shall be subject to the Revised Review Measures. We do not currently expect the Revised Review Measures to have an impact on our business, operations or this offering as we do not believe that ALECS is deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, that are required to file for cybersecurity review before listing in the U.S., because (i) ALECS is incorporated and operating in Hong Kong without any subsidiary or VIE structure in mainland China and the Revised Review Measures remains unclear whether it shall be applied to a Hong Kong company; (ii) as of date of this prospectus, ALECS has collected and stored personal information of three mainland Chinese individual clients, far less than one million users; and (iii) as of the date of this prospectus, ALECS has not been informed by any PRC governmental authority of any requirement that it file for a cybersecurity review. However, there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations. If ALECS is deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, ALECS’s operation and the listing of our Ordinary Shares in the U.S. could be subject to CAC’s cybersecurity review in the future.

Nevertheless, since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on ALECS’s daily business operation, its ability to accept foreign investments and the listing of our Ordinary Shares on a U.S. or other foreign exchanges.

As of the date of this prospectus, as advised by our PRC counsel, on the basis that ALE and ALECS currently do not have any business operations in mainland China, ALECS is currently not required to obtain any permission or approval from the PRC authorities to operate its business. We are also not required to obtain permissions or approvals from any PRC authorities before listing in the U.S. or issuing our Ordinary Shares to foreign investors, including the CSRC or the CAC, because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to its regulation; and (ii) ALECS was established and operates in Hong Kong and is not included in the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC.

However, it is highly uncertain that whether there will be significant changes to current political arrangements between mainland China and Hong Kong, or the applicable laws, regulations, or interpretations change, and that ALECS will be required to obtain such approval in the future. In the event that (i) the PRC government expanded the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC and that we are required to obtain such permissions or approvals; or (ii) we inadvertently concluded that relevant permissions or approvals were not required or that we did not receive or maintain relevant permissions or approvals required, any action taken by the PRC government could significantly limit or completely hinder our operations in Hong Kong and our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless. See “Risk Factors – Risks Related to Our Corporate Structure – As advised by our PRC counsel, Han Kun Law Offices, on the basis that ALE and ALECS currently do not have any business operations in mainland China, ALECS is currently not required to obtain approvals from Chinese authorities to operate its business or to list on the U.S. exchanges and offer securities. There remain some uncertainties as to whether we will be required to obtain approvals from Chinese authorities to list on the U.S. exchanges or offer securities in the future, and if required, we cannot assure you that we will be able to obtain such approval,” and “Risk Factors – Risks Related to Our Corporate Structure – If the Chinese government chooses to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless.”

Implications of Our Being an “Emerging Growth Company”

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our independent registered accounting firm on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting for two years.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, herein referred to as the Securities Act, or such earlier time that we no longer meet the definition of an emerging growth company.

We will remain an emerging growth company until the earliest of: (i) the last day of the first fiscal year in which our annual gross revenue exceeds $1.07 billion; (ii) the last day of the fiscal year during which the fifth anniversary of the date of this offering occurs; (iii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ordinary shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (iv) the date on which we have issued more than $1.00 billion in non-convertible debt securities during any three-year period.

Upon completion of this offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

THE OFFERING

Ordinary Shares offered by us	3,750,000 Ordinary Shares

Ordinary Shares offered by Selling Shareholders	1,920,000 Ordinary Shares

Price per Ordinary Share	Between $4.00 and $6.00 per Ordinary Share

Ordinary Shares outstanding prior to completion of this offering	19,200,000 Ordinary Shares

Ordinary Shares outstanding immediately after this offering	22,950,000 Ordinary Shares

Transfer Agent	Transhare Corporation, with its offices located at Bayside Center 1, 17755 US Highway 19 N. Suite 140. Clearwater, FL 33764.

Listing	We have applied to have our Ordinary Shares listed on Nasdaq.

Nasdaq Capital Market symbol	We have reserved the symbol “ALEH” for purposes of listing our Ordinary Shares on Nasdaq Capital Market

Use of proceeds	We intend to use the proceeds from this offering to for working capital and general corporate purposes, including the expansion of our business. See “Use of Proceeds” for more information.

Risk factors	The Ordinary Shares offered hereby involve a high degree of risk. You should read “Risk Factors,” beginning on page 9 for a discussion of factors to consider before deciding to invest in our Ordinary Shares.

RISK FACTORS

An investment in our Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Ordinary Shares if you can bear the risk of loss of your entire investment.

Risks Related to Our Business

Changes in capital markets, M&A activity, legal or regulatory requirements, general economic conditions and monetary or geopolitical disruptions, as well as other factors beyond our control, could reduce demand for our practice offerings or services, in which case our revenues and profitability could decline.

Different factors outside of our control could affect demand for a segment’s practices and our services. These include:

●	fluctuations in the U.S. and/or global economies, including economic downturns or recessions and the strength and rate of any general economic recoveries;

●	level of leverage incurred by countries or businesses;

●	M&A activity;

●	frequency and complexity of significant commercial litigation;

●	overexpansion by businesses causing financial difficulties;

●	business and management crises, including the occurrence of alleged fraudulent or illegal activities and practices;

●	new and complex laws and regulations, repeals of existing laws and regulations or changes of enforcement of laws, rules and regulations, including antitrust/competition reviews of proposed M&A transactions;

●	other economic, geographic or political factors; and

●	general business conditions.

We are not able to predict the positive or negative effects that future events or changes to the U.S. or global economies will have on our business or the business of any particular segment. Fluctuations, changes and disruptions in financial, credit, M&A and other markets, political instability and general business factors could impact various segments’ operations and could affect such operations differently. Changes to factors described above, as well as other events, including by way of example, contractions of regional economies, or the economy of a particular country, trade restrictions, monetary systems, banking, real estate and retail or other industries; debt or credit difficulties or defaults by businesses or countries; new, repeals of or changes to laws and regulations, including changes to the bankruptcy and competition laws of the U.S. or other countries; tort reform; banking reform; a decline in the implementation or adoption of new laws or regulation, or in government enforcement, litigation or monetary damages or remedies that are sought; or political instability may have adverse effects on one or more of our segments or service, practice or industry offering.

Our revenues, operating income and cash flows are likely to fluctuate.

We experience fluctuations in our revenues and cost structure and the resulting operating income and cash flows and expect that this will continue to occur in the future. We may experience fluctuations in our annual and quarterly financial results, including revenues, operating income and earnings per share, for reasons that may include: (i) the types and complexity, number, size, timing and duration of client engagements; (ii) the timing of revenue recognition under U.S. GAAP; (iii) the utilization of revenue-generating professionals, including the ability to adjust staffing levels up or down to accommodate the business and prospects of the applicable segment and practice; (iv) the time it takes before a new hire becomes profitable; (v) the geographic locations of our clients or the locations where services are rendered; (vi) billing rates and fee arrangements, including the opportunity and ability to successfully reach milestones and complete, and collect success fees and other outcome-contingent or performance-based fees; (vii) the length of billing and collection cycles and changes in amounts that may become uncollectible; (viii) changes in the frequency and complexity of government regulatory and enforcement activities; (ix) business and asset acquisitions; (x) fluctuations in the exchange rates of various currencies against the U.S. dollar; (xi) fee adjustments upon the renewal of expired service contracts or acceptance of new clients due to the adjusted scope per our refined business strategy, and (xii) economic factors beyond our control.

The results of different segments and practices may be affected differently by the above factors. Certain of our practices, particularly our taxation and accounting practices, tend to experience their fluctuations subject to regulatory enforcement or tax compliance requirements. The positive effects of certain events or factors on certain segments and practices may not be sufficient to overcome the negative effects of those same events or factors on other parts of our business. In addition, our mix of practice offerings adds complexity to the task of predicting revenues and results of operations and managing our staffing levels and expenditures across changing business cycles and economic environments.

Our results are subject to seasonal and other similar factors. While we assess our annual guidance at the end of each quarter and update such guidance when we think it is appropriate, unanticipated future volatility can cause actual results to vary significantly from our guidance, even where that guidance reflects a range of possible results and has been updated to take account of partial-year results.

If we do not effectively manage the utilization of our professionals or billable rates, our financial results could decline.

Our failure to manage the utilization of our professionals, or maintain or increase the hourly rates we charge our clients for our services, could result in adverse consequences, such as non- or lower-revenue-generating professionals, increased employee turnover, fixed compensation expenses in periods of declining revenues, the inability to appropriately staff engagements (including adding or reducing staff during periods of increased or decreased demand for our services), or special charges associated with reductions in staff or operations. Reductions in workforce or increases of billable rates will not necessarily lead to savings. In such events, our financial results may decline or be adversely impacted. A number of factors affect the utilization of our professionals. Some of these factors we cannot predict with certainty, including general economic and financial market conditions; the complexity, number, type, size and timing of client engagements; the level of demand for our services; appropriate professional staffing levels, in light of changing client demands and market conditions; utilization of professionals across segments and geographic regions; and competition. In addition, our global expansion into or within locations where we are not well-known or where demand for our services is not well-developed could also contribute to low or lower utilization rates in certain locations.

The Company may enter into engagements such as fixed fee and time and materials with caps. Failure to effectively manage professional hours and other aspects of alternative fee engagements may result in the costs of providing such services exceeding the fees collected by the Company. Failure to successfully complete or reach milestones with respect to contingent fee or success fee assignments may also lead to lower revenues or the costs of providing services under those types of arrangements may exceed the fees collected by the Company.

Our business may face risks of clients’ default on payment.

Some of our clients are businesses experiencing or being exposed to potential financial distress, facing complex challenges, being involved in litigation or regulatory proceedings, or facing foreclosure of collateral or liquidation of assets. The aforementioned situations may become increasingly prevalent among our existing and potential clients in light of the current uncertain micro-economic conditions and/or potential economic slowdowns or recession caused by COVID-19. Such clients may not have sufficient funds to continue operations or to pay for our services. We do not always receive retainers before we begin performing services. In the cases where we have received retainers, we cannot assure that the retainers will adequately cover our fees for the services we perform.

We generally offer a fixed fee arrangement on our fees. Our failure to manage the engagements efficiently or collect the fees could expose the Company to a greater risk of loss on such engagements. Providing services to clients that do not correlate to actual costs incurred may negatively impact our profitability on such engagements and adversely affect the financial results of our business. We treat the outstanding fees that we are unable to collect based on objective evidence as write-offs and will not adjust or accept renegotiation. Our fees set forth in existing service contracts are not negotiable and may not be adjusted even if fee collection is not probable. Management periodically monitors the outstanding fees, making an effort to timely collect outstanding fees and reviews the adequacy of write-offs to minimize the impact of the potential payment defaults.

We may not manage our growth effectively, and our profitability may suffer.

We experience fluctuations in growth of our different segments, practices or services, including periods of rapid or declining growth. Periods of rapid expansion may strain our management team or human resources and information systems. To manage growth successfully, we may need to add qualified managers and employees and periodically update our operating, financial and other systems, as well as our internal procedures and controls. We also must effectively motivate, train and manage a larger professional staff. If we fail to add or retain qualified managers, employees and contractors when needed, estimate costs, or manage our growth effectively, our business, financial results and financial condition may suffer.

We cannot assure that we can successfully manage growth and being profitable as we grow. In periods of declining growth, underutilized employees and contractors may result in expenses and costs being a greater percentage of revenues. In such situations, we will have to weigh the benefits of decreasing our workforce or limiting our service offerings and saving costs against the detriment that the Company could experience from losing valued professionals and their industry expertise and clients.

Our reputation and brand recognition is crucial to our business. Any harm to our reputation or failure to enhance our brand recognition may materially and adversely affect our business, financial condition and results of operations.

Our reputation and brand recognition, which depends on earning and maintaining the trust and confidence of our current or potential clients, is critical to our business. Our reputation and brand is vulnerable to many threats that can be difficult or impossible to control, and costly or impossible to remediate. Regulatory inquiries or investigations, lawsuits initiated by clients or other third parties, employee misconduct, perceptions of conflicts of interest and rumors, among other things, could substantially damage our reputation, even if they are baseless or satisfactorily addressed. Moreover, any negative media publicity about our industry in general or product or service quality problems of other firms in the industry, including our competitors, may also negatively impact our reputation and brand. If we are unable to maintain a good reputation or further enhance our brand recognition, our ability to attract and retain clients and key employees could be harmed and, as a result, our business and revenues would be materially and adversely affected.

Our business is subject to risks related to lawsuits and other claims brought by our clients.

We may be subject to lawsuits and other claims in the ordinary course of our business. Actions brought against us may result in settlements, awards, injunctions, fines, penalties or other results adverse to us including harm to our reputation. Even if we are successful in defending against these actions, the defense of such matters may result in our incurring significant expenses. Predicting the outcome of such matters is inherently difficult, particularly where claimants seek substantial or unspecified damages, or when arbitration or legal proceedings are at an early stage. A substantial judgment, award, settlement, fine, or penalty could be materially adverse to our operating results or cash flows for a particular future period, depending on our results for that period.

We may not be able to grow at the historical rate of growth, and if we fail to manage our growth effectively, our business may be materially and adversely affected.

We anticipate significant continuing growth in the foreseeable future. However, we cannot assure you that we will grow at the historical rate of growth. Our rapid growth has placed, and will continue to place, a significant strain on our management, personnel, systems and resources. To accommodate our growth, we will need to implement a variety of new and upgraded operational and systems, procedures and controls, including the improvement of our accounting and other internal management systems. We also will need to recruit, train, manage and motivate employees and manage our relationships with an increasing number of clients. Moreover, as we introduce new services or enter into new markets, we may face unfamiliar market and operational risks and challenges which we may fail to successfully address. We may be unable to manage our growth effectively, which could have a material adverse effect on our business.

Our limited operating history may not provide an adequate basis to judge our future prospects and results of operations.

Our limited operating history makes the prediction of future results of operations difficult, and therefore, past results of operations achieved by us should not be taken as indicative of the rate of growth, if any, that can be expected in the future. As a result, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in a rapidly evolving and increasingly competitive market in Hong Kong.

We may not be able to obtain or maintain all necessary licenses, permits and approvals and to make all necessary registrations and filings for our activities in multiple jurisdictions and related to residents therein.

We operate in a heavily-regulated industry which requires various licenses, permits and approvals in different jurisdictions to conduct our businesses. Our customers include people who live in jurisdictions where we do not have licenses issued by the local regulatory bodies. It is possible that authorities in those jurisdictions may take the position that we are required to obtain licenses or otherwise comply with laws and regulations which we believe are not required or applicable to our business activities. If we fail to comply with the regulatory requirements, we may encounter the risk of being disqualified for our existing businesses or being rejected for renewal of our qualifications upon expiry by the regulatory authorities as well as other penalties, fines or sanctions. In addition, in respect of any new business that we may contemplate, we may not be able to obtain the relevant approvals for developing such new business if we fail to comply with the relevant regulations and regulatory requirements. As a result, we may fail to develop new business as planned, or we may fall behind our competitors in such businesses.

A failure in our information technology, or IT, systems could cause interruptions in our services, undermine the responsiveness of our services, disrupt our business, damage our reputation and cause losses.

Our IT systems support all phases of our operations, including marketing, customer development and the provision of customer support services, and are an essential part of our technology infrastructure. If our systems fail to perform, we could experience disruptions in operations, slower response time or decreased customer satisfaction. We must process, record and monitor a large number of transactions and our operations are highly dependent on the integrity of our technology systems and our ability to make timely enhancements and additions to our systems. System interruptions, errors or downtime can result from a variety of causes, including changes in customer usage patterns, technological failures, changes to our systems, linkages with third-party systems and power failures. Our systems are vulnerable to disruptions from human error, execution errors, errors in models such as those used for risk management and compliance, employee misconduct, unauthorized trading, external fraud, computer viruses, distributed denial of service attacks, computer viruses or cyberattacks, terrorist attacks, natural disaster, power outage, capacity constraints, software flaws, events impacting key business partners and vendors, and similar events.

It could take an extended period of time to restore full functionality to our technology or other operating systems in the event of an unforeseen occurrence, which could affect our ability to process and settle customer transactions. Moreover, instances of fraud or other misconduct might also negatively impact our reputation and customer confidence in us, in addition to any direct losses that might result from such instances. Despite our efforts to identify areas of risk, oversee operational areas involving risks, and implement policies and procedures designed to manage these risks, there can be no assurance that we will not suffer unexpected losses, reputational damage or regulatory actions due to technology or other operational failures or errors, including those of our vendors or other third parties.

We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate trademarks, copyrights, know-how or other intellectual property rights held by third parties. We may be from time to time in the future subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be third-party trademarks, copyrights, know-how or other intellectual property rights that are infringed by our products, services or other aspects of our business without our awareness. Holders of such intellectual property rights may seek to enforce such rights against us in Hong Kong, the United States or other jurisdictions. If any third-party infringement claims are brought against us, we may be forced to divert some resources from our business and operations to defend against these claims, regardless of their merits.

Additionally, the application and interpretation of Hong Kong’s intellectual property right laws and the procedures and standards for granting trademarks, copyrights, know-how or other intellectual property rights in Hong Kong are still evolving and are uncertain, and we cannot ensure that Hong Kong courts or regulatory authorities would agree with our analysis. If we were found to be in violation of the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. As a result, our business and operating results may be materially and adversely affected.

Increases in labor costs in the Hong Kong may adversely affect our business and results of operations.

The economy in Hong Kong has experienced increases in inflation and labor costs in recent years. As a result, average wages in Hong Kong are expected to continue to increase. In addition, we are required by Hong Kong laws and regulations to maintain various statutory employee benefits, including mandatory provident fund scheme and work-related injury insurance, to provide statutorily required paid sick leave, annual leave and maternity leave, and pay severance payments or long service payments. The relevant government agencies may examine whether an employer has complied with such requirements, and those employers who fail to comply commit a criminal offence and may be subject to fines and/or imprisonment. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to control our labor costs or pass on these increased labor costs to our users by increasing the fees of our services, our financial condition and operating results may be adversely affected.

We do not have any business insurance coverage.

Currently, while we do maintain worker’s injury insurance, we do not have any business liability or disruption insurance to cover our operations. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured business disruptions may result in our incurring substantial costs and the diversion of resources, which could have an adverse effect on our results of operations and financial condition.

Our principal shareholders have substantial influence over our company and their interests may not be aligned with the interests of our other shareholders

Mr. Tak Ching (Anthony) Poon, our Chief Executive Officer, is currently the beneficial owner of 8,160,000 Ordinary Shares or 42.5% of our outstanding shares, which are directly held by APTC Holdings Limited, an entity 100% owned by Mr. Poon. Mr. Poon will own approximately more than 33.5% of our Ordinary Shares following the offering. Mr. Yip Wai Man Raymond, our Chief Financial Officer and Director, is currently the beneficial owner of 3,859,200 Ordinary Shares or 20.1% of our outstanding shares, which are directly held by Wing Sang Holdings Limited, an entity 100% owned by Mr. Yip. Mr. Yip will own approximately more than 14.7% of our Ordinary Shares following the offering. As a result, Mr. Poon and Mr. Yip will be able to exert significant voting influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. These actions may be taken even if they are opposed by our other shareholders, including those who purchased Ordinary Shares in our initial public offering. Moreover, this concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our Company and might reduce the price of our Ordinary Shares.

We face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our operations.

We are vulnerable to natural disasters and other calamities. Fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events may give rise to server interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide products and services on our platform. In addition, our results of operations could be adversely affected to the extent that any health epidemic harms the Hong Kong economy in general. A prolonged outbreak of any illnesses or other adverse public health developments in Hong Kong or elsewhere in the world could have a material adverse effect on our business operations. Such outbreaks could severely disrupt our operations and adversely affect our business, financial condition and results of operations. Our headquarter is located in Hong Kong, where our management and employees currently reside. Consequently, if any natural disasters, health epidemics or other public safety concerns were to affect Hong Kong or cause travel restriction in or out of Hong Kong or its surrounding areas, our operation may experience material disruptions, which may materially and adversely affect our business, financial condition and results of operations.

Our business operations have been and may continue to be materially and adversely affected by the outbreak of the coronavirus (COVID-19).

The COVID-19 pandemic has resulted in quarantines, travel restrictions, limitations on social or public gatherings, and the temporary closure of business venues and facilities across the world. Our clients as well as revenues generation are mainly from Hong Kong. The epidemic has resulted in lockdown of cities, travel restrictions, and the temporary closure of stores and facilities in China during the past few months. The negative impacts of the COVID-19 pandemic on our business include:

●	The uncertain economic conditions may refrain clients from engaging our corporate services (including accounting and consulting services or even company secretarial services).

●	Quarantines impeded our ability to contact existing and new clients. Travel restrictions limited other parties’ ability to visit and meet us in person. Although most communication could be achieved via video calls, this form of remote communication could be less effective in building trust and communicating with existing and new clients.

●	The operations of our clients have been and could continue to be negatively impacted by the epidemic, which may in turn adversely impact their business performance, and result in a decreased demand for our all line of services.

Despite the fact that the COVID-19 pandemic has created significant uncertainty in macroeconomic conditions, high liquid market and investor enthusiasm persist and there are considerable amounts of private companies or unicorns pursuing IPO route. In fact, during the fiscal year ended March 31, 2021, our revenue from corporate consultancy significantly increased except that two of our clients terminated the accounting and corporate consultancy services contract with us in April 2020 and October 2020. Total revenue forgone related to these two clients was HKD 1.75 million (approximately US$ 0.2 million). In addition, during the fiscal year ended March 31, 2022, while the overall revenues of ALECS significantly increased due to an introduction of our new business line, going public consultancy services, our revenue from accounting services decreased as 25 clients no longer engaged us. Total revenue forgone related to accounting service line was approximately HKD 0.3 million (US$37K). Our revenue from general corporate consultancy services also decreased by approximately HKD1.9 million (US$0.2 million) as one of our clients decided to establish its in-house finance and business functions. Other than this, there is no immediate and material impact to our operations.

While COVID-19 is not expected to have significant impact in our business, the prolonged phenomenon of COVID-19 and the effects of mutations in the virus, both in terms of extent and intensity of the pandemic, together with their impact on our industry and the macroeconomic situations are still difficult to anticipate and may pose substantial uncertainties. In the event the health and economic environment does not improve nor there is no significant recovery in the regions where we serve our clients or operate, our business, results of operations and financial condition could be materially and adversely affected. We will continue to closely monitor the effects of the pandemic impact on our business.

Failure to comply with laws and regulations applicable to our business could subject us to fines and penalties and could also cause us to lose customers or otherwise harm our business.

Our business is subject to regulation by various governmental agencies in Hong Kong, including agencies responsible for monitoring and enforcing compliance with various legal obligations, such as privacy and data protection-related laws and regulations, intellectual property laws, employment and labor laws, workplace safety, governmental trade laws, import and export controls, anti-corruption and anti-bribery laws, and tax laws and regulations. In certain jurisdictions, these regulatory requirements may be more stringent than in Hong Kong. These laws and regulations impose added costs on our business. Noncompliance with applicable regulations or requirements could subject us to:

●	investigations, enforcement actions, and sanctions;

●	mandatory changes to our network and products;

●	disgorgement of profits, fines, and damages;

●	civil and criminal penalties or injunctions;

●	claims for damages by our customers or channel partners;

●	termination of contracts;

●	failure to obtain, maintain or renew certain licenses, approvals, permits, registrations or filings necessary to conduct our operations; and

●	temporary or permanent debarment from sales to public service organizations.

If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations, and financial condition could be adversely affected. In addition, responding to any action will likely result in a significant diversion of our management’s attention and resources and an increase in professional fees. Enforcement actions and sanctions could materially harm our business, results of operations, and financial condition.

Any reviews by regulatory agencies or legislatures may result in substantial regulatory fines, changes to our business practices, and other penalties, which could negatively affect our business and results of operations. Changes in social, political, and regulatory conditions or in laws and policies governing a wide range of topics may cause us to change our business practices. Further, our expansion into a variety of new fields also could raise a number of new regulatory issues. These factors could negatively affect our business and results of operations in material ways.

Moreover, we are exposed to the risk of misconduct, errors and failure to functions by our management, employees and parties that we collaborate with, who may from time to time be subject to litigation and regulatory investigations and proceedings or otherwise face potential liability and penalties in relation to noncompliance with applicable laws and regulations, which could harm our reputation and business.

If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, stock price and reputation and could result in a loss of your investment in our stock, especially if such matter cannot be addressed and resolved favorably.

Recently, U.S. public companies that have substantially all of their operations in China, including Hong Kong, have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on our company, our business and our stock price. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our company. This situation will be costly and time consuming and distract our management from growing our company.

Our failure to recruit and retain qualified professionals could negatively affect our financial results and our ability to staff client engagements, maintain relationships with clients and drive future growth.

We deliver sophisticated professional services to our clients. Our success is dependent, in large part, on our ability to keep our supply of skills and resources in balance with client demand around the world. To attract and retain clients, we need to demonstrate professional acumen and build trust and strong relationships. Our professionals have highly specialized skills. They also develop strong bonds with the clients they serve. Our continued success depends upon our ability to attract and retain professionals who have expertise, a good reputation and client relationships critical to maintaining and developing our business. We face intense competition in recruiting and retaining highly qualified professionals to drive our organic growth and support expansion of our services and geographic footprint. We cannot assure that we will be able to attract or retain qualified professionals to maintain or expand our business. If we are unable to successfully integrate, motivate and retain qualified professionals, our ability to continue to secure work in may suffer. Moreover, competition has caused our costs of retaining and hiring qualified professionals to increase, a trend that could continue and could adversely affect our operating margins and financial results.

Despite fixed terms or renewal provisions, we could face retention issues during and at the end of the terms of those agreements and large compensation expenses to secure extensions. There is no assurance we will enter into new or extend employment agreements with our professionals. We monitor contract expirations carefully to commence dialogues with professionals regarding their employment in advance of the actual contract expiration dates. Our goal is to renew employment agreements when advisable and to stagger the expirations of the agreements if possible. Because of the concentration of contract expirations in certain years, we may experience high turnover or other adverse consequences, such as higher costs, loss of clients and engagements or difficulty in staffing engagements, if we are unable to renegotiate employment arrangements or the costs of retaining qualified professionals become too high. The implementation of new compensation arrangements may result in the concentration of potential turnover in future years.

Headcount reductions to manage costs during periods of reduced demand for our services could have negative impacts on our business over the longer term.

Our people are our primary assets and account for the majority of our expenses. During periods of reduced demand for our services, or in response to unfavorable changes in market or industry conditions, we may seek to align our cost structure more closely with our revenues and increase our utilization rates by reducing headcount and eliminating or consolidating underused locations in affected business segments or practices. Following such actions, in response to subsequent increases in demand for our services, including as a result of favorable changes in market or industry conditions, we may need to hire, train and integrate additional qualified and skilled personnel and may be unable to do so to meet our needs or our clients’ demands on a timely basis. If we are unable to manage staffing levels on a timely basis in light of changing opportunities or conditions, our ability to accept or service business opportunities and client engagements, take advantage of positive market and industry developments, and realize future growth could be negatively affected, which could negatively impact our revenues and profitability. In addition, while increased utilization resulting from headcount reductions may enhance our profitability in the near term, it could negatively affect our business over the longer term by limiting the time our professionals have to seek out and cultivate new client relationships and win new projects.

We rely heavily on our executive officers and the heads of our operating segments and industry leaders for the success of our business.

We rely heavily on our executive officers and the heads of our operating segments, regional locations and industries to manage our operations. Given the highly specialized nature of our services and the scale of our operations, our executive officers and the heads of our operating segments and industry and regional leaders must have a thorough understanding of our service offerings, as well as the skills and experience necessary to manage a large organization in diverse geographic locations. We are unable to predict with certainty the impact that leadership transitions may have on our business operations, prospects, financial results, client relationships, or employee retention or morale.

Professionals may leave our Company to form or join competitors, and we may not have, or may choose not to pursue, legal recourse against such professionals.

Our professionals typically have close relationships with the clients they serve, based on their expertise and bonds of personal trust and confidence. Therefore, the barriers to our professionals pursuing independent business opportunities or joining our competitors should be considered low. Although our clients generally contract for services with us as a company, and not with an individual professional, in the event that a professional leaves, such clients may decide that they prefer to continue working with a specific professional rather than with our Company. In the event an employee departs and acts in a way that we believe violates his or her non-competition or non-solicitation agreement, we will consider any legal remedies we may have against such person on a case-by-case basis. We may decide that preserving cooperation and a professional relationship with a former employee or client, or other concerns, outweighs the benefits of any possible legal recourse. We may also decide that the likelihood of success does not justify the costs of pursuing a legal remedy. Therefore, there may be times we may decide not to pursue legal action, even if it is available to us.

If we are unable to accept client engagements due to real or perceived relationship issues, our revenues, growth, client engagements and prospects may be negatively affected.

Our inability to accept engagements from existing or prospective clients, represent multiple clients in connection with the same or competitive engagements, or any requirement that we resign from a client engagement may negatively impact our revenues, growth and financial results. While we follow internal practices to assess real and potential issues in the relationships between and among our clients, engagements, segments, practices and professionals, such concerns cannot always be avoided. For example, we generally will not represent parties adverse to each other in the same matter. We will consider future strategic or opportunistic acquisitions. In those cases, some or all of the following risks could be applicable. Acquisitions may require us to resign from a client engagement because of relationship issues that are not currently identifiable. In addition, businesses that we acquire or employees who join us may not be free to accept engagements they could have accepted prior to our acquisition or hire because of relationship issues.

Claims involving our services could harm our overall professional reputation and our ability to compete and attract business or hire or retain qualified professionals.

Our engagements involve matters that may result in a severe impact on a client’s business, cause the client a substantial monetary loss or prevent the client from pursuing business opportunities. Our ability to attract new clients and generate new and repeat engagements or hire professionals depends upon our ability to maintain a high degree of client satisfaction, as well as our reputation among industry professionals. As a result, any claims against us involving the quality of our services may be more damaging than similar claims against businesses in other industries.

We may incur significant costs and may lose engagements as a result of claims by our clients regarding our services.

Many of our engagements involve complex analysis and the exercise of professional judgment, including litigation and governmental investigatory matters where we act as experts. Therefore, we are subject to the risk of professional and other liabilities. Damages and/or expenses resulting from any successful claim against us, for indemnity or otherwise, in excess of the amount of insurance coverage will be borne directly by us and could harm our profitability and financial resources. Any claim by a client or third party against us could expose us to reputational issues that adversely affect our ability to attract new or maintain existing engagements or clients or qualified professionals or other employees, consultants or contractors.

We may not have, or may choose not to pursue, legal remedies against clients that terminate their engagements.

The engagement letters that we typically have with clients do not obligate them to continue to use our services and permit them to terminate the engagement without penalty at any time. Even if the termination of an ongoing engagement by a client could constitute a breach of the client’s engagement agreement, we may decide that preserving the overall client relationship is more important than seeking damages for the breach and, for that or other reasons, decide not to pursue any legal remedies against a client, even though such remedies may be available to us. We make the determination whether to pursue any legal actions against a client on a case-by-case basis.

Compromise of confidential or proprietary information could damage our reputation, harm our businesses and adversely impact our financial results.

The Company’s own confidential and proprietary information and that of our clients could be compromised, whether intentionally or unintentionally, by our employees, consultants or vendors. A compromise of the security of our information technology systems leading to theft or misuse of our own or our clients’ proprietary or confidential information, or the public disclosure or use of such information by others, could result in losses, third-party claims against us and reputational harm, including the loss of clients. The theft or compromise of our or our clients’ information could negatively impact our reputation, financial results and prospects. In addition, if our reputation is damaged due to a data security breach, our ability to attract new engagements and clients may be impaired or we may be subjected to damages or penalties, which could negatively impact our businesses, financial results or financial condition.

If we fail to compete effectively, we may miss new business opportunities or lose existing clients, and our revenues and profitability may decline.

The market for some of our consulting services is highly competitive. We do not compete against the same companies across all of our segments, practices, services, industries or geographic regions. Instead, we compete with different companies or businesses of companies depending on the particular nature of a proposed engagement and the types of requested service(s) and the location of the client or delivery of the service(s). Our operations are highly competitive.

Our competitors include large organizations, such as the global accounting firms, global law firms and the large management and financial consulting companies that offer a broad range of consulting services; investment banking firms; IT consulting and software companies, which offer niche services that are the same or similar to services or products offered by one or more of our segments; and small firms and independent contractors that focus on specialized services. Some of our competitors have significantly more financial resources, a larger national or international presence, larger professional staffs and greater brand recognition than we do. Some have lower overhead and other costs and can compete through lower cost-service offerings.

Since our business depends in large part on professional relationships, our business has low barriers to entry for professionals electing to start their own firms or work independently. In addition, it is relatively easy for professionals to change employers.

If we cannot compete effectively or if the costs of competing, including the costs of hiring and retaining professionals, become too expensive, our revenue growth and financial results could be negatively affected and may differ materially from our expectations.

We may face competition from parties who sell us their businesses and from professionals who cease working for us.

We will consider future strategic or opportunistic acquisitions. In those cases, some or all of the following risks could be applicable. In connection with our acquisitions, we generally obtain non-solicitation agreements from the professionals we hire, as well as non-competition agreements from senior managers and professionals. We cannot assure that one or more of the parties from whom we acquire a business or assets, or who do not join us or leave our employment, will not compete with us or solicit our employees or clients in the future. States and foreign jurisdictions may interpret restrictions on competition narrowly and in favor of employees or sellers. Therefore, certain restrictions on competition or solicitation may be unenforceable. In addition, we may not pursue legal remedies if we determine that preserving cooperation and a professional relationship with a former employee or his or her clients, or other concerns, outweighs the benefits of any possible legal recourse or the likelihood of success does not justify the costs of pursuing a legal remedy. Such persons, because they have worked for our Company or a business that we acquire, may be able to compete more effectively with us, or be more successful in soliciting our employees and clients, than unaffiliated third parties.

Our international operations involve special risks.

Our international operations involve financial and business risks that differ from or are in addition to those faced by our Hong Kong operations, including:

●	cultural and language differences;

●	limited “brand” recognition;

●	different employment laws and rules, employment or service contracts, compensation methods, and social and cultural factors that could result in employee turnover, lower utilization rates, higher costs and cyclical fluctuations in utilization that could adversely affect financial and operating results;

●	foreign currency disruptions and currency fluctuations between the Hong Kong dollar and foreign currencies that could adversely affect financial and operating results;

●	different legal and regulatory requirements and other barriers to conducting business;

●	greater difficulties in resolving the collection of receivables when legal proceedings are necessary;

●	greater difficulties in managing our non-Hong Kong operations, including client relationships, in certain locations;

●	disparate systems, policies, procedures and processes;

●	failure to comply with the FCPA and anti-bribery laws of other jurisdictions;

●	higher operating costs;

●	longer sales and/or collections cycles;

●	potential restrictions or adverse tax consequences for the repatriation of foreign earnings, such as trapped foreign losses and importation or withholding taxes;

●	different or less stable political and/or economic environments;

●	conflicts between and among the Hong Kong and countries in which we conduct business, including those arising from trade disputes or disruptions, the termination or suspension of treaties, or boycotts; and

●	civil disturbances or other catastrophic events that reduce business activity.

If we are not able to quickly adapt to or effectively manage our operations in geographic markets outside the Hong Kong, our business prospects and results of operations could be negatively impacted.

If we fail to promote and maintain our brand in a cost-efficient way, our business and results of operations may be harmed.

We believe that, in addition to relying on word-of-mouth client referral through our excellent services, developing and maintaining awareness of our brand effectively is critical to attracting new clients and retaining existing ones. This depends largely on the effectiveness of our client acquisition strategy, our marketing efforts, our cooperation with our business partners and the success of the channels we use to promote our services. If any of our current client acquisition strategies or marketing channels become less effective, more costly or no longer feasible, we may not be able to attract new clients in a cost-effective manner or convert potential clients into using our services.

It is likely that our future marketing efforts will require us to incur expenses. These efforts may not result in increased revenues in the immediate future or any increases at all and, even if they do, any increases in revenues may not offset the expenses incurred. If we fail to successfully promote and maintain our brand while incurring additional expenses, our results of operations and financial condition would be adversely affected, and our ability to grow our business may be impaired.

We may be required to recognize impairment charges for our long-lived assets and other intangible assets, which could materially affect our financial results.

We assess our long-lived assets and other intangible assets as and when required by the U.S. GAAP to determine whether they are impaired and, if they are, to record appropriate impairment charges. Factors we consider include significant underperformance relative to expected historical or projected future operating results and significant negative industry or economic trends. It is possible that we may be required to record significant impairment charges in the future. Such charges have had and could have an adverse impact on our results of operations.

We will consider future strategic or opportunistic acquisitions. In those cases, some or all of the following risks could be applicable.

We may have difficulty integrating acquisitions or convincing clients to allow assignment of their engagements to us, which can reduce the benefits we receive from acquisitions.

The process of managing and integrating acquisitions into our existing operations may result in unforeseen operating difficulties and may require significant financial, operational and managerial resources that would otherwise be available for the operation, development and organic expansion of our existing operations. To the extent that we misjudge our ability to properly manage and integrate acquisitions, we may have difficulty achieving our operating, strategic and financial objectives.

Acquisitions also may involve a number of special financial, business and operational risks, such as:

●	difficulties in integrating diverse corporate cultures and management styles;

●	disparate policies and practices;

●	client relationship issues;

●	decreased utilization during the integration process;

●	loss of key existing or acquired personnel;

●	increased costs to improve or coordinate managerial, operational, financial and administrative systems;

●	dilutive issuances of equity securities, including convertible debt securities, to finance acquisitions;

●	the assumption of legal liabilities;

●	future earn-out payments or other price adjustments;

●	potential future write-offs relating to the impairment of goodwill or other acquired intangible assets or the revaluation of assets;

●	difficulty or inability to collect receivables; and

●	undisclosed liabilities.

In addition to the integration challenges mentioned above, our acquisitions of non-U.S. companies offer distinct integration challenges relating to foreign laws and governmental regulations, including tax and employee benefit laws, and other factors relating to operating in countries other than the U.S., which we have addressed above in the discussion regarding the difficulties we may face operating globally.

Asset transactions may require us to seek client consents to the assignment of their engagements to us or a subsidiary. All clients may not consent to assignments. In certain cases, such as government contracts and bankruptcy engagements, the consent of clients cannot be solicited until after the acquisition has closed. Further, such engagements may be subject to security clearance requirements or bidding provisions with which we might not be able to comply. There is no assurance that clients of the acquired entity or local, state, federal or foreign governments will agree to novate or assign their contracts to us.

The Company may also hire groups of selected professionals from another company. In such event, there may be restrictions on the ability of the professionals who join the Company to compete and work on client engagements. In addition, the Company may enter into arrangements with the former employers of those professionals regarding limitations on their work until any time restrictions pass. In such circumstances, there is no assurance that the Company will enter into mutually agreeable arrangements with any former employer, and the utilization of such professionals may be limited, and our financial results could be negatively affected until their restrictions end. The Company could also face litigation risks from group hires.

An acquisition may not be accretive in the near term or at all.

Competitive market conditions may require us to pay a price that represents a higher multiple of revenues or profits for an acquisition. As a result of these competitive dynamics, cost of the acquisition or other factors, certain acquisitions may not be accretive to our overall financial results at the time of the acquisition or at all.

We may have a different system of governance and management from a company we acquire or its parent, which could cause professionals who join us from an acquired company to leave us.

Our governance and management policies and practices will not mirror the policies and practices of an acquired company or its parent. In some cases, different management practices and policies may lead to workplace dissatisfaction on the part of professionals who join our Company. Some professionals may choose not to join our Company or leave after joining us. Existing professionals may leave us as well. The loss of key professionals may harm our business and financial results and cause us not to realize the anticipated benefits of the acquisition.

Due to fluctuations in our stock price, acquisition candidates may be reluctant to accept our Ordinary Shares as purchase price consideration, use of our shares as purchase price consideration may be dilutive or the owners of certain companies we seek to acquire may insist on stock price guarantees.

We may structure an acquisition to pay a portion of the purchase price in shares of our Ordinary Shares. The number of shares issued as consideration is typically based on an average closing price per share of our Ordinary Shares for a number of days prior to the closing of such acquisition. Stock market volatility, generally, or stock price volatility, specifically, may result in acquisition candidates being reluctant to accept our shares as consideration. In such cases, we may have to issue more shares if stock constitutes part of the consideration, offer stock price guarantees, pay the entire purchase price in cash or negotiate an alternative price structure. The result may be an increase in the cost of an acquisition. There is no assurance that an acquisition candidate will not negotiate stock price guarantees with respect to a future acquisition, which may increase the cost of such acquisition.

Risks Related to Our Corporate Structure

We rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

We are a holding company incorporated in the British Virgin Islands, and we rely on dividends and other distributions on equity paid by our subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Subject to the BVI Act and our Amended and Restated Charter, our board of directors may, by resolutions of directors, authorize and declare a dividend to our shareholders at such time and of such an amount as they think fit if they are satisfied, on reasonable grounds, that immediately following the dividend the value of our assets will exceed our liabilities and we will be able to pay our debts as they fall due. There is no further BVI statutory restriction on the amount of funds which may be distributed by us by dividend.

According to the Companies Ordinance of Hong Kong, a Hong Kong company may only make a distribution out of profits available for distribution or other distributable reserves. Dividends cannot be paid out of share capital. Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. See “Regulation — Regulations related to Hong Kong Taxation.”

In addition, there can be no assurance that in the future the PRC government will not intervene or impose restrictions on our Hong Kong subsidiary, ALECS’ ability to transfer or distribute cash/assets to entities outside of Hong Kong, any limitation on the ability of ALECS to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

PRC laws and regulations related to our current business operations are sometimes vague and uncertain and any changes in such laws and regulations and interpretations of which may impair our ability to operate profitably.

Although we have direct ownership of our operating entities in Hong Kong and currently do not have or intend to have any contractual arrangement to establish a VIE structure with any entity in mainland China, we are still subject to certain legal and operational risks associated with our operating subsidiary, ALECS, being based in Hong Kong and having all of its operations to date in Hong Kong. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations related to our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

The uncertainties regarding the enforcement of laws and the fact that rules and regulations in mainland China can change quickly with little advance notice, along with the risk that the Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in our subsidiary in Hong Kong could result in a material change in our operations, financial performance and/or the value of our ordinary shares or impair our ability to raise money.

As advised by our PRC counsel, Han Kun Law Offices, on the basis that ALE and ALECS currently do not have any business operations in mainland China, ALECS is currently not required to obtain approvals from Chinese authorities to operate its business or to list on the U.S. exchanges or offer securities. There remain some uncertainties as to whether we will be required to obtain approvals from Chinese authorities to list on the U.S. exchanges and offer securities in the future, and if required, we cannot assure you that we will be able to obtain such approval.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the China Securities Regulatory Commission, or CSRC, prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

We have no subsidiary, VIE structure or any direct operation in mainland China and we are not controlled by mainland Chinese companies or individuals, therefore, we believe CSRC’s approval is not required for the listing and trading of our Ordinary Shares in the U.S.

We are also aware that recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement.

On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws. On December 24, 2021, the China Securities Regulatory Commission (“CSRC”) published the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (the “Draft Administration Provisions”) and the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (the “Draft Measures”), for public comment.

On July 10, 2021, the CAC issued a revised draft of the Measures for Cybersecurity Review, or the Revised Draft, for public comments, which required that, among others, in addition to “operator of critical information infrastructure”, any “data processor” controlling personal information of no less than one million users (which to be further specified) which seeks to list in a foreign stock exchange should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities. On December 28, 2021, the CAC, the National Development and Reform Commission (“NDRC”), and several other administrations jointly issued the revised Measures for Cybersecurity Review, or the “Revised Review Measures”, which became effective and replaced the existing Measures for Cybersecurity Review on February 15, 2022. According to the Revised Review Measures, if an “online platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. Based on a set of Q&A published on the official website of the State Cipher Code Administration in connection with the issuance of the Revised Review Measures, an official of the said administration indicated that an online platform operator should apply for a cybersecurity review prior to the submission of its listing application with non-PRC securities regulators. Moreover, the CAC released the draft of the Regulations on Network Data Security Management in November 2021 for public consultation, which among other things, stipulates that a data processor listed overseas must conduct an annual data security review by itself or by engaging a data security service provider and submit the annual data security review report for a given year to the municipal cybersecurity department before January 31 of the following year. Given the recency of the issuance of the Revised Review Measures and their pending effectiveness, there is a general lack of guidance and substantial uncertainties exist with respect to their interpretation and implementation.

Our Hong Kong subsidiary, ALECS may collect and store certain data (including certain personal information) from our clients for the “Know Your Customers” purpose, who may be PRC individuals, but currently we do not expect the Revised Review Measures to have an impact on ALECS’ business, operations or this offering. As advised by our PRC counsel, Han Kun Law Offices, we do not believe that ALECS is deemed as the “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, which will be required to file for cybersecurity review before listing in the U.S., because (i) ALECS is incorporated and operating in Hong Kong without any subsidiary or VIE structure in mainland China and the Revised Review Measures remains unclear whether it shall be applied to a Hong Kong company; (ii) as of date of this prospectus, ALECS has collected and stored personal information of three mainland Chinese individual clients, far less than one million users; and (iii) as of the date of this prospectus, ALECS has not been informed by any PRC governmental authority of any requirement that it file for a cybersecurity review. Based on laws and regulations currently in effect in the PRC as of the date of this prospectus, we believe ALECS is not required to pass the cybersecurity review of the CAC, or obtain regulatory approval from Chinese authorities, including the CSRC, before our Ordinary Shares can be listed in the U.S.

Since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. If ALECS is deemed to be an “operator of critical information infrastructure” or “data processor” controlling personal information of no less than one million users, ALECS could be subject to PRC cybersecurity review in the future. If ALECS was required to obtain approvals from the PRC authorities, or to pass cybersecurity review of CAC, in the future and was denied permission from the PRC authorities to list on U.S. exchanges, we will not be able to list our Ordinary Shares on U.S. exchange, continue to offer securities to investors, which would materially affect the interest of the investors and cause significantly depreciation of our price of Ordinary Shares.

It is also highly uncertain what the potential impact such modified or new laws and regulations will have on ALECS’s daily business operation, its ability to accept foreign investments and the listing of our Ordinary Shares on a U.S. or other foreign exchanges. As of the date of this prospectus, ALECS is not required to obtain any permission or approval from mainland China or Hong Kong authorities to operate our business. ALECS is not required to obtain regulatory approval for this offering of our Ordinary Shares to foreign investors from the PRC authorities, or to pass cybersecurity review of CAC. However, it is highly uncertain that whether there will be significant changes to current political arrangements between mainland China and Hong Kong, or the applicable laws, regulations, or interpretations change, and that ALECS will be required to obtain such approval in the future. In the event that (i) the PRC government expanded the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC and that we are required to obtain such permissions or approvals; or (ii) we inadvertently concluded that relevant permissions or approvals were not required or that we did not receive or maintain relevant permissions or approvals required, any action taken by the PRC government could significantly limit or completely hinder our operations in Hong Kong and our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

Our lack of effective internal controls over financial reporting may affect our ability to accurately report our financial results or prevent fraud which may affect the market for and price of our Ordinary Share.

To implement Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on the company’s internal control over financial reporting. Prior to filing the registration statement of which this prospectus is a part, we were a private company with limited accounting personnel and other resources for addressing our internal control over financial reporting. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in connection with the audits of our consolidated financial statements as of March 31, 2022 and 2021, we and our independent registered public accounting firm identified material weaknesses in our internal control over financial reporting as well as other control deficiencies for the above mentioned periods. As defined in the standards established by the PCAOB of the United States, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness identified related to i) inadequate segregation of duties for certain key functions due to limited staff and resources; ii) a lack of documented policies and controls which enable management and other personnel to understand and carry out their internal control responsibilities; iii) a lack of independent directors and an audit committee and iv) a lack of controls around data edit rights.

We intend to implement measures designed to improve our internal control over financial reporting to address the underlying causes of these material weaknesses, including i) hiring more qualified staff to fill up the key roles in the operations; ii) setting up a financial and system control framework with formal documentation of polices and controls in place; and iii) appointing independent directors, establishing an audit committee and strengthening corporate governance.

We will be subject to the requirement that we maintain internal controls and that management perform periodic evaluation of the effectiveness of the internal controls. Effective internal control over financial reporting is important to prevent fraud. As a result, our business, financial condition, results of operations and prospects, as well as the market for and trading price of our Ordinary Shares, may be materially and adversely affected if we do not have effective internal controls. Before this offering, we were a private company with limited resources. As a result, we may not discover any problems in a timely manner and current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our Ordinary Shares. The absence of internal controls over financial reporting may inhibit investors from purchasing our Ordinary Shares and may make it more difficult for us to raise funds in a debt or equity financing.

Additional material weaknesses or significant deficiencies may be identified in the future. If we identify such issues or if we are unable to produce accurate and timely financial statements, our stock price may decline and we may be unable to maintain compliance with the Nasdaq Listing Rules.

If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer.

We expect to qualify as a foreign private issuer upon the completion of this offering. As a foreign private issuer, we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States domestic issuers, and we will not be required to disclose in our periodic reports all of the information that United States domestic issuers are required to disclose. While we currently expect to qualify as a foreign private issuer immediately following the completion of this offering, we may cease to qualify as a foreign private issuer in the future.

We are an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

As an “emerging growth company” under applicable law, we will be subject to lessened disclosure requirements. Such reduced disclosure may make our Ordinary Shares less attractive to investors.

For as long as we remain an “emerging growth company”, as defined in the JOBS Act, we will elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies”, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Because of these lessened regulatory requirements, our shareholders would be left without information or rights available to shareholders of more mature companies. If some investors find our Ordinary Shares less attractive as a result, there may be a less active trading market for our Ordinary Shares and our share price may be more volatile.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon consummation of this offering, we will incur significant legal, accounting and other expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC, impose various requirements on the corporate governance practices of public companies. We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company,” or until five years following the completion of our initial public offering, whichever is earlier, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we have been required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We have incurred additional costs in obtaining director and officer liability insurance. In addition, we incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

Our board of directors may decline to register transfers of Ordinary Shares in certain circumstances.

Our board of directors may, in its sole discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless (i) the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (ii) the instrument of transfer is in respect of only one class of shares; (iii) the instrument of transfer is properly stamped, if required; (iv) in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; (v) the shares conceded are free of any lien in favor of us; or (vi) a fee of such maximum sum as Nasdaq Capital Market may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within one month after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Risks Related to Doing Business in Hong Kong and Having Clients in Mainland China

If the Chinese government chooses to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless.

Recent statements by the Chinese government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in China-based issuers. On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws. On December 24, 2021, the CSRC published the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (the “Draft Administration Provisions”), and the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (the “Draft Measures”) for public comment.

Furthermore, on July 10, 2021, the CAC issued a revised draft of the Measures for Cybersecurity Review for public comments, which required that, among others, in addition to “operator of critical information infrastructure”, any “data processor” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities. On December 28, 2021, the CAC, the National Development and Reform Commission (“NDRC”), and several other administrations jointly issued the revised Measures for Cybersecurity Review, or the “Revised Review Measures”, which became effective and replaced the existing Measures for Cybersecurity Review on February 15, 2022. According to the Revised Review Measures, if an “online platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. Based on a set of Q&A published on the official website of the State Cipher Code Administration in connection with the issuance of the Revised Review Measures, an official of the said administration indicated that an online platform operator should apply for a cybersecurity review prior to the submission of its listing application with non-PRC securities regulators. Moreover, the CAC released the draft of the Regulations on Network Data Security Management in November 2021 for public consultation, which among other things, stipulates that a data processor listed overseas must conduct an annual data security review by itself or by engaging a data security service provider and submit the annual data security review report for a given year to the municipal cybersecurity department before January 31 of the following year. Given the recency of the issuance of the Revised Review Measures and their pending effectiveness, there is a general lack of guidance and substantial uncertainties exist with respect to their interpretation and implementation.

It remains unclear whether a Hong Kong company which collects personal information from mainland Chinese individuals shall be subject to the Revised Review Measures. We do not currently expect the Revised Review Measures to have an impact on our business, operations or this offering as we do not believe that ALECS is deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, that are required to file for cybersecurity review before listing in the U.S., because (i) ALECS is incorporated and operating in Hong Kong and the Revised Review Measures remains unclear whether it shall be applied to a Hong Kong company; (ii) ALECS operates without any subsidiary or VIE structure in mainland China; (iii) as of date of this prospectus, ALECS has collected and stored personal information of three mainland Chinese individual clients, far less than one million users; and (iv) as of the date of this prospectus, ALECS has not been informed by any PRC governmental authority of any requirement that it file for a cybersecurity review. However, there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations. If ALECS is deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, ALECS’s operation and the listing of our Ordinary Shares in the U.S. could be subject to CAC’s cybersecurity review in the future. We have been advised by Han Kun Law Offices that based on their understanding of the current Hong Kong laws, as of the date of this prospectus, ALECS is not required to obtain any permission or approval from Hong Kong authorities to operate our business. We are also not required to obtain permissions or approvals from Hong Kong authorities nor any PRC authorities before listing in the U.S. or issuing our Ordinary Shares to foreign investors, including the CSRC or the CAC, because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to its regulation; and (ii) ALECS was established and operates in Hong Kong and is not included in the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC.

We have also been advised by Han Kun Law Offices that uncertainties still exist, due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future. In the event that (i) the PRC government expanded the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC that we are required to obtain such permissions or approvals; or (ii) we inadvertently concluded that relevant permissions or approvals were not required or that we did not receive or maintain relevant permissions or approvals required, any action taken by the PRC government could significantly limit or completely hinder our operations in Hong Kong and our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

It may be difficult for overseas shareholders and/or regulators to conduct investigation or collect evidence within China.

Shareholder claims or regulatory investigations that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

Our principal business operation is conducted in Hong Kong. In the event that the U.S. regulators carry out investigation on us and there is a need to conduct investigation or collect evidence within the territory of the PRC, the U.S. regulators may not be able to carry out such investigation or evidence collection directly in the PRC under the PRC laws. The U.S. regulators may consider cross-border cooperation with securities regulatory authority of the PRC by way of judicial assistance, diplomatic channels or regulatory cooperation mechanism established with the securities regulatory authority of the PRC.

You may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in the prospectus based on Hong Kong laws.

Currently, all of our operations are conducted outside the United States, and all of our assets are located outside the United States. All of our directors and officers are Hong Kong nationals or residents and a substantial portion of their assets are located in Hong Kong outside the United States. You may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in the prospectus, as judgments entered in the United States can be enforced in Hong Kong only at common law. If you want to enforce a judgment of the United States in Hong Kong, it must be a final judgment conclusive upon the merits of the claim, for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. For more information regarding the relevant laws of the British Virgin Islands and Hong Kong, see “Enforceability of Civil Liabilities.”

The enactment of Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Hong Kong holding subsidiary.

On June 30, 2020, the Standing Committee of the PRC National People’s Congress adopted the Hong Kong National Security Law. This law defines the duties and government bodies of the Hong Kong National Security Law for safeguarding national security and four categories of offences — secession, subversion, terrorist activities, and collusion with a foreign country or external elements to endanger national security — and their corresponding penalties. On July 14, 2020, the former U.S. President Donald Trump signed the Hong Kong Autonomy Act, or HKAA, into law, authorizing the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. On August 7, 2020 the U.S. government imposed HKAA-authorized sanctions on eleven individuals, including HKSAR chief executive Carrie Lam. On October 14, 2020, the U.S. State Department submitted to relevant committees of Congress the report required under HKAA, identifying persons materially contributing to “the failure of the Government of China to meet its obligations under the Joint Declaration or the Basic Law.” The HKAA further authorizes secondary sanctions, including the imposition of blocking sanctions, against foreign financial institutions that knowingly conduct a significant transaction with foreign persons sanctioned under this authority. The imposition of sanctions may directly affect the foreign financial institutions as well as any third parties or customers dealing with any foreign financial institution that is targeted. It is difficult to predict the full impact of the Hong Kong National Security Law and HKAA on Hong Kong and companies located in Hong Kong. If our Hong Kong subsidiary is determined to be in violation of the Hong Kong National Security Law or the HKAA by competent authorities, our business operations, financial position and results of operations could be materially and adversely affected.

Chinese government may intervene or influence our operations at any time or may exert more control over offerings conducted overseas and foreign investment in China-based issuers, which may result in a material change in our operations and/or the value of our ordinary shares. Additionally, the governmental and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

We are aware that recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement.

The Hong Kong legal system embodies uncertainties which could limit the availability of legal protections.

As one of the conditions for the handover of the sovereignty of Hong Kong to mainland China, mainland China accepted conditions such as Hong Kong’s Basic Law. The Basic Law ensured Hong Kong will retain its own currency (the Hong Kong Dollar), legal system, parliamentary system and people’s rights and freedom for fifty years from 1997. This agreement has given Hong Kong the freedom to function with a high degree of autonomy. The Special Administrative Region of Hong Kong is responsible for its own domestic affairs including, but not limited to, the judiciary and courts of last resort, immigration and customs, public finance, currencies and extradition. Hong Kong continues using the English common law system.

However, if the PRC attempts to alter its agreement to allow Hong Kong to function autonomously, this could potentially impact Hong Kong’s common law legal system and may in turn bring about uncertainty in, for example, the enforcement of our contractual rights. This could, in turn, materially and adversely affect our business and operations. Additionally, intellectual property rights and confidentiality protections in Hong Kong may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including our ability to enforce our agreements with our customers.

Risks Related to Our Ordinary Shares and This Offering

There has been no public market for our Ordinary Shares prior to this offering, and if an active trading market does not develop you may not be able to resell our Ordinary Shares at or above the price you paid, or at all.

Prior to this public offering, there has been no public market for our Ordinary Shares. We expect to apply for our Ordinary Shares to be listed on the Nasdaq Capital Market. There is no guarantee that our application will be approved by the Nasdaq Capital Market. If an active trading market for our Ordinary Shares does not develop after this offering, the market price and liquidity of our Ordinary Shares will be materially adversely affected. You may not be able to sell any Ordinary Shares that you purchase in the offering at or above the public offering price. Accordingly, investors should be prepared to face a complete loss of their investment.

Although the audit report included in this prospectus is prepared by U.S. auditors who are currently inspected by the PCAOB, there is no guarantee that future audit reports will be prepared by auditors inspected by the PCAOB and, as such, in the future investors may be deprived of the benefits of such inspection. Furthermore, trading in our securities may be prohibited under the HFCA Act if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading.

As an auditor of companies that are registered with the SEC and publicly traded in the United States and a firm registered with the PCAOB, our auditor is required under the laws of the United States to undergo regular inspections by the PCAOB to assess their compliance with the laws of the United States and professional standards. The PCAOB is currently unable to conduct inspections without the approval of the Chinese government authorities. Currently, our U.S. auditor is currently inspected by the PCAOB, and we have no operations in mainland China. However, if there is significant change to current political arrangements between mainland China and Hong Kong, companies operated in Hong Kong like us may face similar regulatory risks as those operated in mainland China and we cannot assure you that our auditor’s work will continue to be able to be inspected by the PCAOB.

Inspections of other auditors conducted by the PCAOB outside mainland China have at times identified deficiencies in those auditors’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The lack of PCAOB inspections of audit work undertaken in mainland China prevents the PCAOB from regularly evaluating auditors’ audits and their quality control procedures. As a result, if there is any component of our auditor’s work papers become located in mainland China in the future, such work papers will not be subject to inspection by the PCAOB. As a result, investors would be deprived of such PCAOB inspections, which could result in limitations or restrictions to our access of the U.S. capital markets.

As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular mainland China’s, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of the U.S. Congress which, if passed, would require the SEC to maintain a list of issuers for which PCAOB is not able to inspect or investigate the audit work performed by a foreign public accounting firm completely. The proposed Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (“EQUITABLE”) Act prescribes increased disclosure requirements for these issuers and, beginning in 2025, the delisting from U.S. national securities exchanges such as the Nasdaq of issuers included on the SEC’s list for three consecutive years, thus reducing the time period for triggering the prohibition on trading. It is unclear if this proposed legislation will be enacted. Furthermore, there have been recent deliberations within the U.S. government regarding potentially limiting or restricting China-based companies from accessing U.S. capital markets. On May 20, 2020, the U.S. Senate passed the HFCA Act, which includes requirements for the SEC to identify issuers whose audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely because of a restriction imposed by a non-U.S. authority in the auditor’s local jurisdiction. The U.S. House of Representatives passed the HFCA Act on December 2, 2020, and the HFCA Act was signed into law on December 18, 2020. Additionally, in July 2020, the U.S. President’s Working Group on Financial Markets issued recommendations for actions that can be taken by the executive branch, the SEC, the PCAOB or other federal agencies and department with respect to Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the United States. In response, on November 23, 2020, the SEC issued guidance highlighting certain risks (and their implications to U.S. investors) associated with investments in China-based issuers and summarizing enhanced disclosures the SEC recommends China-based issuers make regarding such risks. On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. We will be required to comply with these rules if the SEC identifies us as having a “non-inspection” year (as defined in the interim final rules) under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above. Under the HFCA Act, our securities may be prohibited from trading on the Nasdaq or other U.S. stock exchanges if our auditor is not inspected by the PCAOB for three consecutive years, and this ultimately could result in our Ordinary Shares being delisted. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (“HFCAA”), which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the Board is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On November 5, 2021, the SEC approved the PCAOB’s Rule 6100, Board Determinations Under the Holding Foreign Companies Accountable Act. Rule 6100 provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether it is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the SEC announced that the PCAOB designated mainland China and Hong Kong as the jurisdictions where the PCAOB is not allowed to conduct full and complete audit inspections as mandated under the HFCA Act. Our auditor is based in the United States, and therefore is not currently subject to the determinations announced by the PCAOB on December 16, 2021. However, in the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading in our securities to be prohibited under the HFCA Act, and ultimately result in a determination by a securities exchange to delist our securities.

The SEC is assessing how to implement other requirements of the HFCAA, including the listing and trading prohibition requirements described above. Future developments in respect of increasing U.S. regulatory access to audit information are uncertain, as the legislative developments are subject to the legislative process and the regulatory developments are subject to the rule-making process and other administrative procedures.

While we understand that there has been dialogue among the CSRC, the SEC and the PCAOB regarding the inspection of PCAOB-registered accounting firms in mainland China, there can be no assurance that we will be able to comply with requirements imposed by U.S. regulators if there is significant change to current political arrangements between mainland China and Hong Kong, or if any component of our auditor’s work papers become located in mainland China in the future. Delisting of our Ordinary Shares would force holders of our Ordinary Shares to sell their Ordinary Shares. The market price of our Ordinary Shares could be adversely affected as a result of anticipated negative impacts of these executive or legislative actions upon, regardless of whether these executive or legislative actions are implemented and regardless of our actual operating performance.

The recent joint statement by the SEC, proposed rule changes submitted by Nasdaq, and an act passed by the U.S. Senate and the U.S. House of Representatives, all call for additional and more stringent criteria to be applied to emerging market companies. These developments could add uncertainties to our offering, business operations, share price and reputation.

U.S. public companies that have substantially all of their operations in China (including in Hong Kong) have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud.

On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China, reiterating past SEC and PCAOB statements on matters including the difficulty associated with inspecting accounting firms and audit work papers in China and higher risks of fraud in emerging markets and the difficulty of bringing and enforcing SEC, Department of Justice and other U.S. regulatory actions, including in instances of fraud, in emerging markets generally.

On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 2, 2020, the U.S. House of Representatives approved the Holding Foreign Companies Accountable Act.

On May 21, 2021, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in a “Restrictive Market”, (ii) prohibit Restrictive Market companies from directly listing on Nasdaq Capital Market, and only permit them to list on Nasdaq Global Select or Nasdaq Global Market in connection with a direct listing and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

As a result of these scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on us, our offering, business and our share price. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our company. This situation will be costly and time consuming and distract our management from developing our growth. If such allegations are not proven to be groundless, we and our business operations will be severely affected and you could sustain a significant decline in the value of our share.

Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and our insiders will hold a large portion of our listed securities.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities in Nasdaq and Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including but not limited to: (i) where the company engaged an auditor that has not been subject to an inspection by PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities. Nasdaq was concerned that the offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. Our initial public offering will be relatively small and the insiders of our Company will hold a large portion of the company’s listed securities following the consummation of the offering. Therefore, we may be subject to the additional and more stringent criteria of Nasdaq for our initial and continued listing, which might cause delay or even denial of our listing application.

The initial public offering price for our Ordinary Shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile.

The initial public offering price does not bear any relationship to our earnings, book value or any other indicia of value. We cannot assure you that the market price of our Ordinary Shares will not decline significantly below the initial public offering price. The financial markets in the United States and other countries have experienced significant price and volume fluctuations in the last few years. Volatility in the price of our Ordinary Shares may be caused by factors outside of our control and may be unrelated or disproportionate to changes in our results of operations.

You will experience immediate and substantial dilution in the net tangible book value of Ordinary Shares purchased.

The initial public offering price of our Ordinary Shares is substantially higher than the (pro forma) net tangible book value per share of our Ordinary Shares. Consequently, when you purchase our Ordinary Shares in the offering and upon completion of the offering, you will incur immediate dilution of $4.15 per share, assuming an initial public offering price of $5.00, which is the midpoint of the price range as set forth on the cover page of this prospectus. See “Dilution.” In addition, you may experience further dilution to the extent that additional Ordinary Shares are issued upon exercise of outstanding options we may grant from time to time.

Substantial future sales of our Ordinary Shares or the anticipation of future sales of our Ordinary Shares in the public market could cause the price of our Ordinary Shares to decline.

Sales of substantial amounts of our Ordinary Shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our Ordinary Shares to decline. An aggregate of 19,200,000 Ordinary Shares is outstanding before the consummation of this offering and 22,950,000 Ordinary Shares will be outstanding immediately after the consummation of this offering. Sales of these shares into the market could cause the market price of our Ordinary Shares to decline.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

On April 1, 2020, the Company’s board of directors approved and declared dividend per share HKD0.3 (US$0.041) to its shareholders, which we refer to as the 2020 Special Dividend. This amount HKD3,045,558 (US$392,909) was paid in full to its shareholders on April 7, 2020. On May 17, 2019 the Company declared dividend per share HKD0.17 (US$0.02) to its shareholders, which we refer to as the 2019 Special Dividend. This amount HKD1,700,000 (US$219,318) was paid in full to its shareholders on July 9, 2019. Other than the 2019 and 2020 Special Dividend, we have not declared or paid any cash dividends on our capital shares.

If securities or industry analysts do not publish research or reports about our business, or if the publish a negative report regarding our Ordinary Shares, the price of our Ordinary Shares and trading volume could decline.

The trading market for our Ordinary Shares may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of our Ordinary Shares would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our Ordinary Shares and the trading volume to decline.

The market price for our Ordinary Shares may be volatile.

The initial public offering price for our Ordinary Shares may vary from the market price of our Ordinary Shares following our initial public offering. If you purchase our Ordinary Shares in our initial public offering, you may not be able to resell those shares at or above the initial public offering price. We cannot assure you that the initial public offering price of our Ordinary Shares, or the market price following our initial public offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to our initial public offering. The market price for our Ordinary Shares may be volatile and subject to wide fluctuations due to factors such as:

●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	actual or anticipated fluctuations in our quarterly operating results;

●	changes in financial estimates by securities research analysts;

●	negative publicity, studies or reports;

●	our capability to catch up with the technology innovations in the industry;

●	announcements by us or our competitors of acquisitions, strategic partnerships, joint ventures or capital commitments;

●	addition or departure of key personnel;

●	fluctuations of exchange rates between Hong Kong dollar and the U.S. dollar; and

●	general economic or political conditions in Hong Kong, the PRC and greater Asia region.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our Ordinary Shares.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under British Virgin Islands law.

We are a company incorporated under the laws of the British Virgin Islands. Our corporate affairs are governed by our Amended and Restated Charter, the BVI Act and the common law of the British Virgin Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under the British Virgin Islands law are to a large extent governed by the common law of the British Virgin Islands. The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary duties of our directors under the British Virgin Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the British Virgin Islands. In addition, the British Virgin Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Certain corporate governance practices in the British Virgin Islands, where our holding company was incorporated, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. We can rely on home country practice with respect to our corporate governance after we complete this offering. If we choose to follow the British Virgin Islands’ practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers. See “Risk Factors – Risks Related to Our Ordinary Shares and This Offering – As a foreign private issuer, we are permitted to, and we will, rely on exemptions from certain Nasdaq Stock Exchange corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of our shares.”

As a result of all of the above, public shareholders may have more difficulties in protecting their interests in the face of actions taken by our management, or members of our board of directors than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the BVI Act and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Differences in Corporate Law.”

As a foreign private issuer, we are permitted to, and we will, rely on exemptions from certain Nasdaq Stock Exchange corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of our shares.

We are exempted from certain corporate governance requirements of the Nasdaq listing rules by virtue of being a foreign private issuer. We are required to provide a brief description of the significant differences between our corporate governance practices and the corporate governance practices required to be followed by domestic U.S. companies listed on the Nasdaq. The standards applicable to us are considerably different than the standards applied to domestic U.S. issuers. For instance, we are not required to:

●	have a majority of the board be independent (although all of the members of the audit committee must be independent under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act);

●	have a compensation committee or a nominating or corporate governance committee consisting entirely of independent directors;

●	have regularly scheduled executive sessions with only independent directors; or

●	have executive sessions of solely independent directors each year.

We have relied on and intend to continue to rely on some of these exemptions. As a result, you may not be provided with the benefits of certain corporate governance requirements of the Nasdaq.

If we cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq Capital Market, although we exempt from certain corporate governance standards applicable to the U.S. issuers as a Foreign Private Issuer, our securities may not be listed or may be delisted, which could negatively impact the price of our securities and your ability to sell them.

We will seek to have our securities approved for listing on the Nasdaq Capital Market upon consummation of this offering. We cannot assure you that we will be able to meet those initial listing requirements at that time. Even if our securities are listed on the Nasdaq Capital Market, we cannot assure you that our securities will continue to be listed on the Nasdaq Capital Market.

In addition, following this offering, in order to maintain our listing on the Nasdaq Capital Market, we will be required to comply with certain rules of Nasdaq Capital Market, including those regarding minimum stockholders’ equity, minimum share price and certain corporate governance requirements. Even if we initially meet the listing requirements and other applicable rules of the Nasdaq Capital Market, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy the Nasdaq Capital Market criteria for maintaining our listing, our securities could be subject to delisting.

If the Nasdaq Capital Market does not list our securities, or subsequently delists our securities from trading, we could face significant consequences, including:

●	a limited availability for market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our Ordinary Share is a “penny stock,” which will require brokers trading in our Ordinary Share to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Ordinary Share;

●	limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Because our business is conducted in Hong Kong dollars and the price of our Ordinary Shares is quoted in United States dollars, changes in currency conversion rates may affect the value of your investments.

Our business is conducted in Hong Kong, our books and records are maintained in Hong Kong dollars, which is the currency of Hong Kong, and the financial statements that we file with the SEC and provide to our shareholders are presented in United States dollars. Changes in the exchange rate between the Hong Kong dollar and U.S. dollar affect the value of our assets and the results of our operations in United States dollars. The value of the Hong Kong dollar against the United States dollar and other currencies may fluctuate and is affected by, among other things, changes in the Hong Kong’s political and economic conditions and perceived changes in the economy of Hong Kong and the United States. Any significant revaluation of the Hong Kong dollar may materially and adversely affect our cash flows, revenue and financial condition. Further, our Ordinary Shares offered by this prospectus are denominated in United States dollars, we will need to convert the net proceeds we receive into Hong Kong dollar in order to use the funds for our business. Changes in the conversion rate between the United States dollar and the Hong Kong dollar will affect that amount of proceeds we will have available for our business.

Volatility in our Ordinary Shares price may subject us to securities litigation.

The market for our Ordinary Shares may have, when compared to seasoned issuers, significant price volatility and we expect that our share price may continue to be more volatile than that of a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business.

Our pre-IPO shareholders will be able to sell their shares after completion of this offering subject to restrictions under the Rule 144.

Our pre-IPO shareholders, the Beneficial Owners, may be able to sell their Ordinary Shares under Rule 144 after completion of this offering. Because these shareholders have paid a lower price per Ordinary Share than participants in this offering, when they are able to sell their pre-IPO shares under Rule 144, they may be more willing to accept a lower sales price than the IPO price. This fact could impact the trading price of the stock following completion of the offering, to the detriment of participants in this offering. Under rule 144, before our pre-IPO shareholders can sell their shares, in addition to meeting other requirements, they must meet the required holding period. We do not expect any of the ordinary shares to be sold pursuant to Rule 144 during the pendency of this offering.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our ordinary shares.

A non-U.S. corporation will be a PFIC for any taxable year if either (1) at least 75% of its gross income for such year consists of certain types of “passive” income; or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income, or the asset test. Based on our current and expected income and assets (taking into account the expected cash proceeds and our anticipated market capitalization following this offering), we do not presently expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a fact-intensive inquiry made on an annual basis that depends, in part, upon the composition of our income and assets. In addition, there can be no assurance that the Internal Revenue Service, or IRS, will agree with our conclusion or that the IRS would not successfully challenge our position. Fluctuations in the market price of our ordinary shares may cause us to become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test may be determined by reference to the market price of our ordinary shares. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. If we were to be or become a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder and such U.S. Holder may be subject to additional reporting requirements. For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were or are determined to be a PFIC, see “Taxation— Passive Foreign Investment Company.”

Resale of our Ordinary Shares in the public market during this Offering by the Selling Shareholders or investors in this Offering may cause the market price of Ordinary Shares to decline.

Sales of the Resale Shares by the Selling Shareholders, as well as the issuance of Ordinary Shares in this Offering could result in resales of our Ordinary Shares by our current shareholders concerned about the potential dilution of their holdings. In turn, these resales could have the effect of depressing the market price for our Ordinary Shares.

Political risks associated with conducting business in Hong Kong.

While we operate our business globally, our operations are principally based in Hong Kong. Accordingly, our business operation and financial conditions will be affected by the political and legal developments in Hong Kong. During the period covered by the financial information incorporated by reference into and included in this prospectus, we derive all of our revenue from operations in Hong Kong and, specifically, from ALECS. Any adverse economic, social and/or political conditions, material social unrest, strike, riot, civil disturbance or disobedience, as well as significant natural disasters, may affect the market may adversely affect the business operations of ALECS. Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, namely, Hong Kong’s constitutional document, which provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”. However, there is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong in the future. Since all of our operations is based in Hong Kong, any change of such political arrangements may pose immediate threat to the stability of the economy in Hong Kong, thereby directly and adversely affecting our results of operations and financial positions.

The Hong Kong protests that begun in 2019 are ongoing protests in Hong Kong (the “Hong Kong Protests”) triggered by the introduction of the Fugitive Offenders amendment bill by the Hong Kong government. If enacted, the bill would have allowed the extradition of criminal fugitives who are wanted in territories with which Hong Kong does not currently have extradition agreements, including mainland China. This led to concerns that the bill would subject Hong Kong residents and visitors to the jurisdiction and legal system of mainland China, thereby undermining the region’s autonomy and people’s civil liberties. Various sectors of the Hong Kong economy have been adversely affected as the protests turned increasingly violent. Most notably, the airline, retail, and real estate sectors have seen their sales decline.

Under the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China, Hong Kong is exclusively in charge of its internal affairs and external relations, while the government of the PRC is responsible for its foreign affairs and defense. As a separate customs territory, Hong Kong maintains and develops relations with foreign states and regions. Based on certain recent development including the Law of the People’s Republic of China on Safeguarding National Security in the Hong Kong Special Administrative Region issued by the Standing Committee of the PRC National People’s Congress in June 2020, the U.S. State Department has indicated that the United States no longer considers Hong Kong to have significant autonomy from China and President Trump signed an executive order and Hong Kong Autonomy Act, or HKAA, to remove Hong Kong’s preferential trade status and to authorize the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. The United States may impose the same tariffs and other trade restrictions on exports from Hong Kong that it places on goods from mainland China. These and other recent actions may represent an escalation in political and trade tensions involving the U.S, China and Hong Kong, which could potentially harm our business.

Our revenue is susceptible to the ongoing incidents or factors which affect the stability of the social, economic and political conditions in Hong Kong. Any drastic events may adversely affect our business operations. Such adverse events may include changes in economic conditions and regulatory environment, social and/or political conditions, civil disturbance or disobedience, as well as significant natural disasters. Given the relatively small geographical size of Hong Kong, any of such incidents may have a widespread effect on our business operations, which could in turn adversely and materially affect our business, results of operations and financial condition. It is difficult to predict the full impact of the HKAA on Hong Kong and companies with operations in Hong Kong like us. Furthermore, legislative or administrative actions in respect of China-U.S. relations could cause investor uncertainty for affected issuers, including us, and the market price of our ordinary shares could be adversely affected.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	impact of COVID-19 pandemic on our business, results of operations, financial condition and cash flows;

●	future financial and operating results, including revenues, income, expenditures, cash balances and other financial items;

●	our ability to execute our growth, expansion and acquisition strategies, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our expectations regarding demand for and market acceptance of our services and the products and services we assist the distributions of;

●	our expectations regarding our client base;

●	our ability to procure the applicable regulatory licenses in the relevant jurisdictions that we operate in;

●	competition in our industry;

●	relevant government policies and regulations relating to our industry;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to protect our intellectual property rights and secure the right to use other intellectual property that we deem to be essential or desirable to the conduct of our business;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	overall industry and market performance; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

Industry Data and Forecasts

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The corporate and taxation advisory industries in Hong Kong and greater Asia, may not grow at the rate projected by market data, or at all. Failure of this industry to grow at the projected rate may have a material and adverse effect on our business and the market price of our Ordinary Shares. In addition, the new and rapidly changing nature of the financial consultancy industries results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our industry. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the British Virgin Islands to take advantage of certain benefits associated with being a British Virgin Islands business company, such as:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange controls or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the British Virgin Islands. These disadvantages include, but are not limited to:

●	the British Virgin Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

●	British Virgin Islands companies may not have standing to sue before the federal courts of the United States.

Our Amended and Restated Charter do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

All of our assets are located in Hong Kong. In addition, a majority of our directors and officers are nationals or residents of Hong Kong and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Puglisi& Associates as our agent to receive service of process upon whom process may be served in any action brought against us under the securities laws of the United States.

Conyers Dill & Pearman, our British Virgin Islands counsel, and Miao & Co. (in association with Han Kun Law Offices), our Hong Kong counsel, have advised us that there is uncertainty as to whether the courts of the BVI or Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the British Virgin Islands or Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

There is uncertainty with regard to British Virgin Islands law as to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the British Virgin Islands as penal or punitive in nature. If such a determination is made, the courts of the British Virgin Islands are also unlikely to recognize or enforce the judgment against a British Virgin Islands company. Because the courts of the British Virgin Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the British Virgin Islands. Conyers Dill & Pearman has advised us that although there is no statutory enforcement in the British Virgin Islands of judgments obtained in the federal or state courts of the United States, in certain circumstances a judgment obtained in such jurisdiction may be recognized and enforced in the courts of the British Virgin Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the High Court of the British Virgin Islands, provided such judgment:

●	is given by a foreign court of competent jurisdiction and such foreign court had proper jurisdiction over the parties subject to such judgment;

●	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

●	is final;

●	no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the BVI;

●	is not in respect of taxes, a fine, a penalty or similar fiscal or revenue obligations of the company;

●	was not obtained in a fraudulent manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the British Virgin Islands.

In appropriate circumstances, a BVI Court may give effect in the BVI to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

Miao & Co. (in association with Han Kun Law Offices) has further advised us that foreign judgments of United States courts will not be directly enforced in Hong Kong as there are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the United States. However, the common law permits an action to be brought upon a foreign judgment. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, that the foreign judgment is a final judgment conclusive upon the merits of the claim, the judgment is for a liquidated amount in civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor. As a result, subject to the conditions with regard to enforcement of judgments of United States courts being met, including but not limited to the above, a foreign judgment of United States of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States could be enforceable in Hong Kong.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering, after deducting the estimated underwriting discounts and the estimated offering expenses payable by us and based upon an assumed initial public offering price of $5 per Ordinary Share, which is the midpoint of the price range as set forth on the cover page of this prospectus, for net proceeds of approximately $17,103,430.

We plan to use the net proceeds we receive from this offering for the following purposes:

Use of Proceeds	Percentage of the net proceeds
Brand promotion and marketing	25%
Recruitment of talented personnel	25%
Expansion of new offices and servicing scope	25%
General working capital	25%

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

We will not receive any of the proceeds from the sale of the Resale Shares being offered by the Selling Shareholders.

Brand promotion and marketing

After going public, we aim to further promote our company branding, profile and professional capability in order to achieve strong reputation and reliable image. We believe enhancing the trust level from our existing/ potential client is the key success factor for our industry in long run.

Recruitment of talented personnel

Human resources is crucial for our industry, and recruitment of talented personnel continues to be one of our on-going top priority during day-to-day operation. Thus, we plan to recruit additional experienced certificated accountants with solid accounting background which can fit for our multiple line of business.

Expansion of new offices and servicing scope

In order to grow our business, we are considering expanding our business in China and later other targeted markets (including Thailand, Taiwan and the U.S.). Through setting up of physical location over there, we aim not only to capture new business opportunity (such as provide corporate consulting services for those local corporates), but also to attract more local talented personnel to join us. We plan to allocate 25% of the net proceeds of the Offering to prepare for setting up new branches and offices in China including but not limited to research of market, location and regulation, assessment of labor and other costs, and preparation of establishment. We will decide an expansion plan based on our study and assessment, market condition, our cash position and projection of our business. We may, however, need additional capital to set up those new branches and offices based on our expansion plan. We cannot assure you that our operation will provide us with sufficient fund to carry out the expansion or we will be able to raise additional fund for such purpose. We may adjust expansion from time to time based on various factors mentioned herein.

General working capital

We aim to reserve a portion of net proceeds for general working capital needs and use as daily operation. This can serve as a buffer to deal with the fluctuating economic environment and at the same time provide a stable finance backup for daily operational use.

DETERMINATION OF OFFERING PRICE

Since our Ordinary Shares are not listed or quoted on any exchange or quotation system, the offering price of our Ordinary Shares was determined by us and the underwriter and is based on an assessment of our financial condition and prospects, comparable companies with similar sizes and business currently traded on U.S. capital markets, and the general condition of the securities market. It does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Although our Ordinary Shares are not listed on a public exchange, we intend to obtain a listing on the Nasdaq Capital Market immediately after the closing of the offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the Ordinary Shares. That price is subject to change as a result of market conditions and other factors, including the depth and liquidity of the market for the Ordinary Shares, investor perception of us and general economic and market conditions, and we cannot assure you that the Ordinary Shares can be resold at or above the public offering price.

DIVIDEND POLICY

We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

On April 1, 2020, the Company’s board of directors approved and declared dividend per share HKD0.3 (US$0.041) to its shareholders, which we refer to as the 2020 Special Dividend. This amount HKD3,045,558 (US$391,732) was paid in full to its shareholders on April 7, 2020. On May 17, 2019 the Company declared dividend per share HKD0.17 (US$0.02) to its shareholders, which we refer to as the 2019 Special Dividend. This amount HKD1,700,000 (US$219,318) was paid in full to its shareholders on July 9, 2019. Other than the 2019 and 2020 Special Dividend, we have not declared or paid any cash dividends on our capital shares.

Subject to the BVI Act and our Amended and Restated Charter, our board of directors may, by resolutions of directors, authorize and declare a dividend to our shareholders at such time and of such an amount as they think fit if they are satisfied, on reasonable grounds, that immediately following the dividend, the value of our assets will exceed our liabilities and we will be able to pay our debts as they fall due. There is no further BVI statutory restriction on the amount of funds which may be distributed by us by dividend.

If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiary ALECS.

Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars.

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. See “Regulation — Regulations related to Hong Kong Taxation.”

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2022:

●	on an actual basis, giving effect to the reorganization, which was effected on March 11, 2020, the increase of the authorized shares to 96,000,000 ordinary shares and the forward split of all issued and outstanding shares at a ratio of two-for-one, which was approved on June 25, 2021 and effected on June 25, 2021;

●	on an adjusted basis, giving effect to the issuance and sale of 3,750,000 Ordinary Shares by us in this offering at the assumed initial public offering price of $5.00 per Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts to the Underwriter and other estimated offering expenses payable by us.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	March 31, 2022
	Actual	Actual	Adjusted(1)
	HKD	US$	US$
Stockholders’ equity:
Ordinary shares, US$0.00052083 par value, authorized 96,000,000 shares as of March 31, 2022; 19,200,000 shares issued and outstanding, as adjusted to reflect the 22,950,000 ordinary shares issued and outstanding as of March 31, 2022	78,498	10,000	11,953
Shares subscription receivable	(78,498)	(10,000)	(10,000)
Additional paid-in capital*	9,000	1,147	16,491,574
Retained earnings	18,742,733	2,394,011	2,394,011
Accumulated other comprehensive income	-	(1,065)	(1,065)
Total stockholders’ equity	18,751,733	2,394,093	18,886,473
Total capitalization	18,751,733	2,394,093	18,886,473

(1)	The as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts, non-accountable expense allowance, and estimated offering expenses payable by us. We estimate that such net proceeds will be approximately $17,103,430.

DILUTION

If you invest in our Ordinary Shares, your interest will be diluted for each Ordinary Share you purchase to the extent of the difference between the initial public offering price per Ordinary Share and our net tangible book value per Ordinary Share after this offering. Dilution results from the fact that the initial public offering price per Ordinary Share is substantially in excess of the net tangible book value per Ordinary Share attributable to the existing shareholders for our presently outstanding Ordinary Shares.

Our net tangible book value as of March 31, 2022 was approximately $2,394,093, or $0.12 per Ordinary Share. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting the as adjusted net tangible book value per Ordinary Share from the initial public offering price per Ordinary Share and after deducting the estimated commissions to the underwriter and the estimated offering expenses payable by us.

After giving further effect to our sale of 3,750,000 Ordinary Shares in this offering at the assumed public offering price of $5.00 per Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2022 is $19,497,523 or $0.85 per Ordinary Share. This represents an immediate increase in as adjusted net tangible book value per Ordinary Share $0.72 to our existing stockholders and an immediate dilution in as adjusted net tangible book value per Ordinary Share of $4.15 to new investors purchasing Ordinary Shares in this offering.

The following table illustrates this dilution on a per Ordinary Share basis.

Assumed initial public offering price per ordinary share	$5.00
Net tangible book value per Ordinary Share as of March 31, 2022	$0.12
Increase in pro forma as adjusted net tangible book value per Ordinary Share attributable to new investors purchasing Ordinary Shares in this offering	$0.72
Pro forma as adjusted net tangible book value per Ordinary Share after this offering	$0.85
Dilution per Ordinary Share to new investors in this offering	$4.15

An increase (decrease) in the assumed initial public offering price of our common shares would increase (decrease) our net tangible book value after giving effect to the offering assuming no change to the number of our Ordinary Shares offered by us as set forth on the cover page of this prospectus, and after deducting estimated expenses payable by us.

To the extent that we issue additional Ordinary Shares in the future, there will be further dilution to new investors participating in this offering.

The following table summarizes, on an as adjusted basis as of March 31, 2022, the differences between existing shareholders and the new investors, the total consideration paid and the average price per Ordinary Share before deducting the estimated commissions to the underwriter and the estimated offering expenses payable by us.

	Ordinary Shares purchased		Total consideration		Average price per ordinary
	Number	Percent	Amount	Percent	share
Existing shareholders	19,200,000	83.7%	$1,147	0.0%	$0.0
New investors	3,750,000	16.3%	$18,750,000	100.0%	$5.0
Total	22,950,000	100.0%	$18,751,147	100.0%	$0.82

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of its financial condition and results of operations should be read in conjunction with the section headed “Summary Financial and Operating Data” and its financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Its actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

ALE Group Holding Limited is a holding company incorporated on January 22, 2020 under the BVI law. The Company has no substantial operations other than holding all of the outstanding share capital of ALE (BVI) Limited which was incorporated under BVI law on February 20, 2020. BVI Sub is also a holding company holding of all the equity interest of ALE Corporate Services Ltd, a Hong Kong Company incorporated on June 30, 2014. The Company, through ALECS, is engaged in providing accounting and corporate consulting services to small and medium-sized businesses. The Company’s headquarter is located in Hong Kong, China. The “Company” in this Management’s Discussion and Analysis of Financial Condition and Results of Operations section refers to ALE and its subsidiaries, to reflect the applicable information on a consolidated basis, unless the context otherwise indicates..

On March 10, 2020, BVI Sub and ALECS entered into a share exchange agreement by which BVI Sub acquired and secured all the issued and outstanding shares of ALECS from the shareholders of ALECS. 10,000 shares of BVI sub were issued to the ALECS shareholders. Upon completion of the exchange, ALECS was then 100% owned by BVI Sub.

On March 11, 2020, the Company and BVI Sub entered into a share exchange agreement by which the Company acquired and secured all the issued and outstanding shares of BVI Sub from the shareholders of BVI Sub. 10,000 shares of the Company were issued to the shareholders of BVI Sub. Upon completion of the exchange, BVI Sub was 100% owned by the Company, and the restructuring of the Company was then completed.

The consolidated financial statements reflect the activities of each of the following entities:

Name	Background	Ownership	Principal activities

ALE Group Holding Limited (“ALE”)	● A BVI company ● Incorporated on January 22, 2020	-	Investment holding

ALE (BVI) Limited (“BVI Sub”)	● A BVI company ● Incorporated on February 20, 2020	100% owned by ALE	Investment holding

ALE Corporate Services Ltd (“ALECS”),	● A Hong Kong company ● Incorporated on June 30, 2014	100% owned by BVI Sub	Providing accounting and corporate consulting services to small and medium-sized businesses

Key Factors that Affect Results of Operations

The Company believes the key factors affecting its financial condition and results of operations include the following:

Economic Conditions in Mainland China and Hong Kong

The demand for Corporate and Consultancy Services is dependent upon overall economic conditions in mainland China and Hong Kong. A slowdown in the economy, such as deterioration of overall economic sentiment may decrease the willingness of corporate clients to expend their business, which in turn may decrease their need on overall corporate services and affecting our operating business performance.

Our consulting business faces strong market competition

ALECS is currently facing intense market competition. Some of its current or potential competitors have significantly more financial, technical, marketing and other resources than it does and may be able to devote greater resources to the development, promotion and support of its customer acquisition and retention channels. In light of the low barriers to entry in the financial consulting industry, it expects more players to enter this market and increase the level of competition. Its ability to differentiate its services from other competitors will have significant impact on its business growth in the future.

Changes in Mainland China and Hong Kong Regulatory Environment may impact our business and results of operations

The regulatory environment for the consulting industry in mainland China and corporate services in Hong Kong from time to time is evolving in order to govern the financial services sector. ALECS has been closely tracking the development and implementation of new rules and regulations likely to affect it. It will continue to ensure timely compliance with any new rules and regulations and believe that such timely compliance is essential to its growth. To the extent that ALECS may be required to adapt its operations to new laws and regulations, its operating costs may increase which will impact its profitability.

Ability to Attract and Retain Our Key Personnel

ALECS relies heavily on the expertise and leadership of its directors and officers to maintain its core competence. Under their leadership, ALECS has been able to achieve rapid expansion and significant growth since its incorporation in 2014. As its business scope increases, it expects to continue to invest significant resources in hiring and retaining a deep talent pool of financial consultancy professionals. Its ability to sustain its growth will depend on its ability to attract qualified personnel and retain its current staff.

Our business and operations may continue to be materially and adversely affected by the COVID-19 pandemic.

The COVID-19 pandemic has resulted in quarantines, travel restrictions, limitations on social or public gatherings, and the temporary closure of business venues and facilities across the world. The clients as well as revenues generation of ALECS are mainly from Hong Kong, with three of its clients who are individuals based in mainland China. The negative impacts of the COVID-19 pandemic on its business include:

●	The uncertain economic conditions may refrain clients from engaging our corporate services (including accounting and consulting services or even company secretarial services).

●	Quarantines impeded the ability of ALECS’ personnel to contact existing and new clients. Travel restrictions limited other parties’ ability to visit and meet ALECS’ personnel in person. Although most communication could be achieved via video calls, this form of remote communication could be less effective in building trust and communicating with existing and new clients.

●	The operations of the clients of ALECS have been and could continue to be negatively impacted by the epidemic, which may in turn adversely impact their business performance, and result in a decreased demand for all line of services of ALECS.

Despite the fact that the COVID-19 pandemic has created significant uncertainty in macroeconomic conditions, high liquid market and investor enthusiasm persist and there are considerable amounts of private companies or unicorns pursuing IPO route. In fact, during the fiscal year ended March 31, 2021, the revenue of ALECS from corporate consultancy significantly increased except that two of its clients terminated the accounting and corporate consultancy services contracts during April 2020 and October 2020. Total revenue forgone related to these two clients was HKD 1.75 million (approximately US$ 0.2 million). In addition, during the fiscal year ended March 31, 2022, while the overall revenues of ALECS significantly increased due to an introduction of our new business line, going public consultancy services, our revenue from accounting services decreased as 25 clients no longer engaged us. Total revenue forgone related to accounting service line was approximately HKD 0.3 million (US$37K). Our revenue from general corporate consultancy services also decreased by approximately HKD1.9 million (US$0.2 million) as one of our clients decided to establish its in-house finance and business functions. Other than this, there is no immediate and significant impact to the operations of ALECS.

While COVID-19 is not expected to have significant impact on the business of ALECS, the prolonged phenomenon of COVID-19 and the effects of mutations in the virus, both in terms of extent and intensity of the pandemic, together with their impact on financial services industry and the macroeconomic situations are still difficult to anticipate and may pose substantial uncertainties. In the event the health and economic environment does not improve nor there is no significant recovery in the regions where ALECS serves its clients or operates, the business, results of operations and financial condition of ALECS could be materially and adversely affected. ALECS will continue to closely monitor the effects of the pandemic impact on its business.

Increase of Authorized Shares and Forward Stock Split

On June 25, 2021, the Company effectuated a forward split of the ordinary shares of the Company at a ratio of two-for-one to increase its authorized capital shares from 48,000,000 ordinary shares with a par value of $0.001041667 per share to 96,000,000 ordinary shares with a par value of $0.00052083 per share (the “2021 Forward Split”). As a result of the 2021 Forward Split, the Company now have 19,200,000 ordinary shares issued and outstanding as of the date hereof.

Year ended March 31, 2021 compared to year ended March 31, 2022

Critical Accounting Policies, Judgments and Estimates

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

Principle of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All inter-company transactions and balances are eliminated upon consolidation.

Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities including allowance for doubtful accounts, and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from these estimates. Significant accounting estimates reflected in its consolidated financial statements include: its ability to realize deferred tax assets, determinations of the useful lives of long-lived assets, estimates of provision for doubtful accounts and valuation assumptions in performing asset impairment tests of long-lived assets.

Revenue Recognition

The Company recognized revenues under ASC Topic 606, Revenue from Contracts with Customers. The five-step model defined by ASC Topic 606 requires the Company to (1) identify its contracts with customers, (2) identify its performance obligations under those contracts, (3) determine the transaction prices of those contracts, (4) allocate the transaction prices to its performance obligations in those contracts and (5) recognize revenue when each performance obligation under those contracts is satisfied. Revenues are recognized when promised goods or services are transferred to the customers in an amount that reflects the consideration expected in exchange for those goods or services.

Revenues are recognized when control of the promised services and deliverables are transferred to the Company’s clients in an amount that reflects the consideration the Company expects to be entitled to and receive in exchange for services and deliverables rendered.

The Company has elected to apply the practical expedient in paragraph ASC 606-10-50-14 and does not disclose information about remaining performance obligations that have original expected durations of one year or less.

The Company elected a practical expedient that it does not adjust the promised amount of consideration for the effects of a significant financing component if the Company expects that, upon the inception of revenue contracts, the period between when the Company transfers its promised services or deliverables to its clients and when the clients pay for those services or deliverables will be one year or less.

As a practical expedient, the Company elected to expense the incremental costs of obtaining a contract when incurred if the amortization period of the asset that the Company otherwise would have recognized is one year or less.

The Company generates revenues from fees charged for the professional services (accounting and corporate consultancy, taxation and company secretary) provided to its clients.

There are three revenue streams within the Company’s operations through its wholly-owned subsidiary, ALECS: accounting and corporate consultancy services, tax services and company secretarial services.

Accounting and corporate consultancy services

Accounting and corporate consultancy services now include accounting services, general corporate consultancy services, going public consultancy services and internal control advisory services.

Beginning June 2021, the Company launched going public consultancy services to its clients who have an intention to become public companies in the United States and other countries.

Going public consultancy services include four performance obligations:

●	PO #1: Pre-audit services: Financial diligence review, audit fieldwork support and audit coordination, assistance in preparation of accounting memorandum and financial reporting

●	PO #2: IPO planning and entity restructuring: Assistance in coordinating multiple professional parties for short-listing of board of directors’ members, setting up company’s database and drafting registration statements

●	PO #3: Enquires from regulatory bodies: Assistance in responding to comments and enquires received from regulatory bodies)

●	PO #4: Roadshow: Preparation of roadshow materials and coordination of investor relations

For going public consultancy services, each performance obligation is standalone and fees associated with each performance obligation are identified in service agreements. The Company’s going public consultancy services are determined to have multiple performance obligations. The entire transaction prices of each performance obligation of going public consultancy services are allocated based on the relative estimated stand-alone selling price. There is no variable consideration, significant financing components or noncash consideration in the service agreements. Revenue from fulfilling the first and second performance obligations is recognized over time based on the output method, including surveys of performance completed to date or milestone reached only when the Company has an enforceable right to payment for performance completed to date. Revenue from fulfilling the third and fourth performance obligations is recognized at a point in time as the Company completes its performance obligations and has enforceable rights to payments upon the receipt of effectiveness notice from regulatory agencies and completion of listing.

The Company delivers accounting and general corporate consultancy services on a monthly basis throughout the contract terms. The Company concludes that each monthly service (1) is distinct, (2) meets the criteria for recognizing revenue over time, and (3) has the same method for measuring progress. In addition, the Company concludes that the services provided each month are substantially the same and result in the transfer of substantially the same service to the customers each month. That is, the benefit consumed by the customers is substantially the same for each monthly transaction, even though the exact volume of services may vary each month. Therefore, the Company concludes that the monthly accounting and general corporate consultancy services satisfy the requirements of ASC 606-10-25-14(b) to be accounted for as a single performance obligation. The entire transaction prices of accounting and general corporate consultancy services are allocated to the single performance obligation. There is no variable consideration, significant financing components or noncash consideration in the contracts. Accordingly, based on the output methods, the Company recognizes revenues for the accounting and general consultancy services on a monthly basis when it satisfies its performance obligations that it renders accounting and general corporate consultancy services throughout the contract terms.

The Company’s current internal control advisory services are provided once or twice a year. There is only one performance obligation of the Company’s internal control advisory services as a series of tasks of this revenue stream are interrelated and are not separable or distinct as the Company’s clients cannot benefit from the standalone task. The transaction price is allocated to one performance obligation. Based on the output methods, the Company recognizes revenues for internal control advisory services at a point in time when the services agreed-upon are delivered to the clients.

The revenues generated from accounting and corporate consultancy services are generally based on the fixed fee billing arrangements that require the clients to pay a pre-established fee in exchange for a predetermined set of professional services. The clients agree to pay a fixed fee periodically over the contract terms as specified in the service agreements.

There is no contract asset that the Company has right to consideration in exchange for its accounting and corporate consultancy services that the Company has transferred to customers. Such right is not conditional on something other than the passage of time.

Taxation services

The Company engages its clients for taxation services either on written or verbal agreements. The predetermined fees for taxation services are agreed by both the Company and its clients. There is only one performance obligation of the Company’s taxation services as a series of tasks of this revenue stream are interrelated and are not separable or distinct as our clients cannot benefit from the standalone task. The transaction price is allocated to one performance obligation. There is no variable consideration, significant financing components or noncash consideration in the contracts. The revenues are recognized in the amount that reflects the consideration agreed by the Company and its clients and the Company expects to receive upon the tax filings or provision deliverables are completed by the Company and delivered to its clients. Based on the output methods, the Company recognizes revenues when it performs obligations at a point in time that the tax return filings or provision deliverables are rendered to its clients. The Company monitors collections of taxation service billings on a monthly basis.

There is no contract asset that the Company has right to consideration in exchange for its taxation services that the Company has transferred to customers. Such right is not conditional on something other than the passage of time.

Company secretarial services

The Company provides company secretarial services to its clients through verbal agreements. The predetermined fees for company secretarial services are agreed by both the Company and its clients. The revenues generated from the company’s secretarial services tendered on an annual basis and other agreed-upon services on non-recurring basis.

Regarding the company’s secretarial services tendered on an annual basis, the Company concludes that the service provided each month during the annual service term (1) is distinct, (2) meets the criteria for recognizing revenue over time, and (3) has the same method for measuring progress. In addition, the Company concludes that the services provided each month are substantially the same and result in the transfer of substantially the same service to the customers each month. That is, the benefit consumed by the customers is substantially the same for each monthly transaction, even though the exact volume of services may vary each month. Therefore, the Company concludes that the monthly company secretarial services satisfy the requirements of ASC 606-10-25-14(b) to be accounted for as a single performance obligation. The Company recognizes revenue for this type of company secretarial service over time.

For other agreed-upon services on non-recurring basis, the services are separable and distinct as our clients benefit from each standalone task. The revenue for non-recurring services is recognized when the specified performance criteria are met along with the satisfaction of other applicable revenue recognition criteria. The Company recognizes revenue for this type of company secretarial services at a point in time.

The Company’s contracts for company secretarial services provide no variable consideration, financial components or noncash consideration. The Company requests prepayments from the majority of its clients for company secretarial services.

There is no contract asset that the Company has right to consideration in exchange for its company secretarial services that the Company has transferred to customers. Such right is not conditional on something other than the passage of time.

Reimbursable expenses, including those relating to travel and out-of-pocket expenses, are generally excluded from revenues.

Direct Cost of Revenues

Direct cost of revenues consists of employee compensation, related payroll benefits and the Company’s director remuneration which are attributable to the revenue-generating activities.

Income Tax

The Company is subject to the income tax laws of the relevant tax jurisdiction. No taxable income was generated outside Hong Kong for the years ended March 31, 2022 and 2021. The Company accounts for income tax in accordance with U.S. GAAP. Under the asset and liability method as required by this accounting standard, the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between the income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consists of taxes currently due plus deferred tax.

The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assess-able or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the asset and liability method with respect to temporary differences arising from between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assess-able tax profit. Deferred tax liabilities are recognized for all future taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable income will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled.

Deferred tax is charged or credited in the consolidated statement of operations, except when it is related to items credited or charged directly to equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized upon examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. The Company had no uncertain tax positions for the years ended March 31, 2022 and 2021. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

Recent Accounting Pronouncements

See the discussion of the recent accounting pronouncements contained in Note 3 to the consolidated financial statements, “Summary of Significant Accounting Policies”.

Year ended March 31, 2021 compared to year ended March 31, 2022

Results of Operations

The following table sets forth a summary of the consolidated results of operations of the Company for the periods indicated, both in absolute amount and as a percentage of its total revenues.

	For the years ended March 31
	2021		2022
	HKD	% of Revenue	HKD	US$	% of Revenue
Revenues
Accounting and corporate consultancy services	$10,102,600	80.0%	$14,669,200	$1,872,863	84.1%
Taxation services	1,068,463	8.5%	1,329,600	169,754	7.6%
Company secretarial services	1,453,828	11.5%	1,440,735	183,943	8.3%
Total revenues	12,624,891	100.0%	17,439,535	2,226,560	100.0%

Operating expenses
Direct cost of revenues	2,367,420	18.7%	2,979,001	380,338	17.1%
Selling and marketing expenses	843,858	6.7%	216,254	27,610	1.2%
General and administrative expenses	1,623,817	12.8%	2,134,177	272,476	12.2%
(Recovery of) provision for doubtful accounts	(765,238)	(6.0)%	252,196	32,199	1.5%
Total operating expenses	4,069,857	32.2%	5,581,628	712,623	32.0%
Income from operations	8,555,034	67.8%	11,857,907	1,513,937	68.0%
Interest expense	(66)	0.0%	-	-	0.0%
Other income	331,011	2.6%	69,930	8,925	0.4%
Income before income taxes	8,885,979	70.4%	11,927,837	1,522,862	68.4%
Income tax expense	1,280,798	10.2%	1,711,630	218,529	9.8%
Income after income taxes	7,605,181	60.2%	10,216,207	1,304,333	58.6%
Foreign currency translation adjustment	-	0.0%	-	(8,111)	(0.4)%
Net income	$7,605,181	60.2%	$10,216,207	$1,296,222	58.2%

Revenues

For the years ended March 31, 2022 and 2021, the Company generated its revenues through three revenue streams by the Company’s wholly-owned subsidiary, ALECS: accounting and corporate consultancy services, taxation services and company secretarial services.

The following table presented ALECS’ revenues disaggregated by service lines for the years ended March 31, 2022 and 2021:

	For the years ended March 31
	2021	2022	2022	Change	Change
Revenues	HKD	HKD	US$	HKD	%
Accounting services	$400,000	$109,000	$13,916	$(291,000)	(72.8)%
General corporate consultancy services	9,682,600	7,800,000	995,851	(1,882,600)	(19.4)%
Going public consultancy services	-	6,510,600	831,229	6,510,600	100.0%
Internal control and others	20,000	249,600	31,867	229,600	1148.0%
Subtotal accounting and corporate consultancy services	10,102,600	14,669,200	1,872,863	4,566,600	45.2%
Taxation services	1,068,463	1,329,600	169,754	261,137	24.4%
Company secretarial services	1,453,828	1,440,735	183,943	(13,093)	(0.9)%
Total revenues	$12,624,891	$17,439,535	$2,226,560	$4,814,644	38.1%

The following table presented ALECS’ revenues disaggregated by the timing of revenue recognition for the years ended March 31, 2022 and 2021:

	For the years ended March 31
	2021	2022	2022	Change	Change
	HKD	HKD	US$	HKD	%
Services and deliverables transferred at a point in time	$1,808,603	$2,315,283	$295,599	$506,680	28.0%
Services and deliverables transferred over time	10,816,288	15,124,252	1,930,961	4,307,964	39.8%
Total revenues	$12,624,891	$17,439,535	$2,226,560	$4,814,644	38.1%

While the total number of client engagements for the year ended March 31, 2022 was comparable to that for the same period in 2021 (342 in the fiscal year 2022 versus 341 in the fiscal year 2021), the total revenue amount of ALECS has grown by HKD4,814,644 or 38.1% from HKD12,624,891 for the year ended March 31, 2021 to HKD17,439,535 (US$2,226,560) for the same period in 2022. The surge was predominately driven by the introduction of going public consultancy services by HKD6,510,600, a growth in internal control and other services by HKD229,600 and taxation services by HKD261,137. Such increase had overcome a decrease in revenue generated from accounting services, general corporate consultancy services and company secretarial services by HKD291,000, HKD1,882,600 and HKD13,093 respectively.

Accounting and corporate consultancy services include accounting services, general corporate consultancy services, going public consultancy services, internal control services and others. Beginning June 2021, we launched going public consultancy services to the clients who have an intention to become public companies in the United States or other countries. This was in line with ALECS’ business strategy for expansion and capturing more market share in the current period. At the same time, another key revenue growth driver comes from an increasing demand for going public consultancy services which was driven by the blooming of the U.S. and Hong Kong capital markets since 2021. This resulted in an increasing demand for going public consultancy services. For the year ended March 31, 2022, there were 3 new clients who engaged us for the going public consultancy services which, in aggregate, contributed an additional revenue of HKD6,510,600 with an average revenue per client engagement approximately HKD2,170,000.

Compared to the same period in 2021, the revenue of accounting services dropped by HKD291,000, from HKD400,000 in the year ended March 31, 2021 to HKD109,000 (US$13,916) in the year ended March 31, 2022. A decrease in the revenue of accounting service was mainly due to a reduction in the number of client engagements of accounting services by 25 (from 30 to 5). Some of the clients had decided to recruit in-house consulting personnel for cost reduction purpose especially under the economic uncertainty. Meanwhile, in view of the increasing market demand, ALECS has concentrated on its new business line of the going public consultancy services and trimmed down a number of low value client engagements of accounting services.  To maintain profitability for this line of service, ALECS adjusted the average fee upon the renewal of expired contracts with its existing clients or acceptance of new clients to enhance the overall margin for its accounting services. As a result, the average revenue amount per client engagement of accounting services grew by approximately 63.5% (from HKD21,800 to HKD13,333) during the year ended March 31, 2022 compared to the same period in 2021.

We also experienced a decrease in general corporate consultancy services revenue by HKD1,882,600 or 19.4% from HKD9,682,600 for the year ended March 31, 2021 to HKD7,800,000 (US$995,851) for the same period in 2022 although the number of client engagements of general corporate consultancy services for the year ended March 31, 2022 slightly increased by 1 (8 client engagements in the year ended March 31, 2021 compared to 9 client engagements in the year ended March 31, 2022).  One of our clients, which contributed approximately 18.4% of our total revenues in the year ended March 31, 2021, no longer engaged us for general corporate consultancy services in current year as it decided to establish its in-house finance and business functions.

Our revenue of taxation services increased from HKD1,068,463 for the year ended March 31, 2021 to HKD1,329,600 (US$169,754) for the same period in 2022. The increase was mainly contributed by the change in business strategy of ALECS. ALECS focused on serving high value client services such as a package of robust tax planning and income tax preparation and filing with Hong Kong Inland Revenue Department and trimming down the basic services such as standalone income tax preparation and filing. As a result, even though a total number of client engagements has decreased by 25 (from 33 to 8), the average revenue per client engagement of taxation services has increased substantially by 5 times (approximately from HKD32,378 to HKD166,200) through adjusting upward the average fee upon the renewal of expired contracts with existing clients or acceptance of new clients to enhance the overall profit margin.

Our revenue of company secretarial services slightly decreased by HKD 13,093 or 0.9% from HKD1,453,828 for the year ended March 31, 2021 to HKD1,440,735 (US$183,943) for the same period in 2022. Although the number of client engagements of company secretarial services rose by 47 engagements, from 269 for the year ended March 31, 2021 to 316 for the same period in 2022, our fee per engagement client decreased. Under the current economic uncertainty from COVID-19 impact, more corporate entities had decided to reduce their in-house administrative labor force for cost reduction purpose and prefer to outsourcing those straightforward company secretarial filings tasks. As a result, we experienced a higher demand for our company secretarial services. However, in order to maintain the competitiveness in the market, ALECS slightly offered a lower average fee upon the renewal of expired contracts with its existing clients or acceptance of new clients. Accordingly, its average revenue per client engagement of this service line fell by 15.6%, from approximately HKD5,405 during the year ended March 31, 2021 to HKD4,559 during the year ended March 31, 2022.

Operating Expenses

The Company’s total operating expenses surged by HKD1,511,771 from HKD4,069,857 in the year ended March 31, 2021 to HKD5,581,628 (US$712,623) in the year ended March 31, 2022, driven by an increase in direct cost of revenue by HKD611,581, a rise in general and administrative expenses by HKD510,360 and provision for doubtful accounts by HKD1,017,434, offset by a decrease in selling expenses by HKD627,604.

Direct cost of revenues

Direct cost of revenues included employee compensation, related employee benefits and director’s remuneration. Employee compensation and related payroll benefits consisted of staff salaries, employer’s contribution to Mandatory Provident Fund (MPF), staff training, staff allowance and recruitment fee. For the year ended March 31, 2022, direct cost of revenues was HKD2,979,001 (US$380,338), increased by HKD611,581 from HKD2,367,420 in the same period in 2021. During the current year, we had recruited an IT technician and offered salary increase to our employees as we experienced a substantial growth in our earnings.

Selling and marketing expenses

The following table set forth a breakdown of its selling and marketing expenses for the periods indicated:

	For the years ended March 31
	2021	2022	2022	Change	Change
	HKD	HKD	US$	HKD	(%)
Selling and marketing expenses
Commission fees	$658,750	$-	$-	$(658,750)	(100.0)%
Entertainment	185,108	216,254	27,610	31,146	16.8%
Total selling and marketing expenses	$843,858	$216,254	$27,610	$(627,604)	(74.4)%

Commission fees

Commission fees represented the referral fees ALECS paid to third parties in return for recommending its services and sending clients to ALECS. Commission fees declined by HKD658,750 or 100.0% from HKD 658,750 in the year ended March 31, 2021 to nil in the same period in 2022. We paid a business agent who referred us a client in the fiscal year 2021.

Entertainment

Entertainment expense was comprised of meal, entertainment and meeting with the current or potential clients incurred by the directors and executives of ALECS during their business travels in order to further promote and market its business. Entertainment expense increased by HKD31,146 or 16.8% from HKD185,108 in the year ended March 31, 2021 to HKD216,254 (US$27,610) in the same period in 2022 as our executives increased face-to-face meetings with the new clients it had engaged during the current fiscal year.

General and administrative expenses

General and administrative expenses consisted primarily of business travel and accommodation, depreciation, government agency fees, insurance, legal and professional fees, office expenses, rental expense, utilities, maintenance and government rates, salaries and employee benefits and others.

The Company’s major general and administrative expenses were comprised of the following items during the periods indicated:

	For the years ended March 31
	2021	2022	2022	Change	Change
	HKD	HKD	US$	HKD	(%)
Business travel and accommodation	$11,364	$4,324	$552	$(7,040)	(62.0)%
Depreciation	46,402	1,501	192	(44,901)	(96.8)%
Government agency fees	3,410	14,307	1,827	10,897	319.6%
Insurance	34,681	37,540	4,793	2,859	8.2%
Legal and professional fees	614,616	1,092,212	139,446	477,596	77.7%
Office expenses	208,359	173,994	22,215	(34,365)	(16.5)%
Office rental	294,807	299,721	38,266	4,914	1.7%
Utilities, maintenance and government rates	50,711	64,804	8,274	14,093	27.8%
Salaries and employee benefits	338,203	425,571	54,332	87,368	25.8%
Others	21,264	20,203	2,579	(1,061)	(5.0)%
Total	$1,623,817	$2,134,177	$272,476	$510,360	31.4%

General and administrative expenses rose by HKD510,360 from HKD1,623,817 in the year ended March 31, 2021 to HKD2,134,177 (US$272,476) in the year ended March 31, 2022 predominantly driven by significant increase in legal and professional fees by HKD477,596, salaries and employee benefits by HKD87,368, utilities, maintenance and government rates by HKD14,093, offset by a fall in depreciation by HKD44,901 and office expenses by HKD34,365.

Business travel and accommodation

Business travel and accommodation expense primarily consisted of local and overseas business travel, local transportation and hotel accommodation incurred by the directors and executives of ALECS for local or overseas trade conferences and meetings with current and potential clients as well as by ALECS’ employees who provide professional services to its current clients.

Business travel and accommodation expense was HKD4,324 (US$552) in the year ended March 31, 2022, compared to HKD11,364 in the same period in 2021. ALECS incurred gasoline expenses for its automobile for the entire fiscal year ended March 31, 2021 and our staff and executives incurred local commute for the Company’s clients during the fiscal year 2021. In contrast, the Company disposed its automobile in May 2021. One of our executives incurred a lower local commute expense during the current year as we had fewer taxation clients during the current year.

Depreciation

ALECS incurred depreciation expense for its leasehold improvements, furniture and equipment, computer software and automobile obtained through a capital lease. Depreciation expense plunged by HKD44,901 or 96.8%, from HKD46,402 in the year ended March 31, 2021 to HKD1,501 (US$192) in the same period in 2022. The lower depreciation expense incurred in the fiscal year 2022 because its furniture and fixtures had been fully depreciated in November 2021 and the remaining categories of property and equipment had also been fully depreciated in prior year.

Government agency fees

Government agency fees included, but not limited to, business registration, registration fee to Internal Revenue Department, fees related to company registry, government rates on properties rental, stamp duties, motor vehicle license fee, registration and renewal.

Government agency fees increased by HKD10,897 or 319.6%, from HKD3,410 in the year ended March 31, 2021 to HKD14,307 (US$1,827) in the same period in 2022. ALECS incurred a higher government agency fee in 2022 as ALECS conducted more company profile search for the new clients who engaged us company secretarial services during the fiscal year 2022.

Insurance

Insurance cost included the medical insurance and employee compensation insurance premiums ALECS paid for its employees. Insurance cost increased by HKD2,859 or 8.2%, from HKD34,681 in the year ended March 31, 2021 to HKD37,540 (US$4,793) in the year ended March 31, 2022. An increase in the premium of our employees’ compensation insurance was attributable to the increase in our overall insurance expenses in the fiscal year 2022.

Legal and professional fees

Legal professional fees included service fees paid to attorney, solicitors, auditors and any other third-party service providers such as business registration. The Company incurred legal and professional fees in an amount of HKD 1,092,212 (US$139,446) in the year ended March 31, 2022 compared to HKD614,616 in the same period in 2021 with a spike by HKD477,596 or 77.7%. The significant higher legal and professional fees incurred in the year ended March 31, 2022 compared to that in the same period in 2021 was chiefly driven by an additional legal and audit fees incurred for filing amendments of registration statements.

Office expenses

Office expenses included, but not limited to, office supplies, software license services, telephone system and internet, postage and courier, printing and stationery, repair and maintenance and subscription fees.

Compared to the year ended March 31, 2021, ALECS’ office expenses in the year ended March 31, 2022 dropped by HKD34,365 or 16.5%, from HKD208,359 in 2021 to HKD173,994 (US$22,215) in 2022. The Company incurred a lower email server fee and computer maintenance expense in the fiscal year 2022 compared to the prior year.

Office rental

Office rental represented rent paid for ALECS’ office facility in Hong Kong. Office facility rent increased slightly by HKD4,914 or 1.7%, from HKD294,807 in the year ended March 31, 2021 to HKD299,721 (US$38,266) in the same period in 2022. During the fiscal year 2021, we made an adjustment of a lease concession to the office rental expense of approximately HKD4.4K. In March 2022, ALECS’ lessor increased the monthly rent payment by HKD782, from HKD24,620 to HKD25,402.

Utilities, maintenance and government rates

Utilities, maintenance and government rates represented electricity, building management fees and property tax ALECS paid for its office facility in Hong Kong. The utilities, maintenance and government rates rose by HKD14,093 or 27.8%, from HKD50,711 in the year ended March 31, 2021 to HKD64,804 (US$8,274) in the same period in 2022. In prior year, ALECS also received a discounted billing for electricity usage due to COVID-19 pandemic. Such incentive was no longer offered by the utility company in the current year.

Salaries and employee benefits

Salaries and employee benefits included director’s remuneration, staff salaries, employer’s contribution to Mandatory Provident Fund (MPF), staff training, staff allowance and recruitment fee. ALECS’ salaries and employee benefits raised by HKD87,368 or 25.8%, from HKD338,203 in March 31, 2021 to HKD425,571 (US$54,332) in the year ended March 31, 2022. During the current year, we had recruited an IT technician and offered salary increase to our employees as we experienced a substantial growth in our earnings.

Others

Other expenses included bank charges, recruitment expense, subscription fee, and sundry expenses. For the year ended March 31, 2022, ALECS incurred other expenses in an amount of HKD20,203 (US$2,579) which consisted of bank charges, HKD8,406, recruitment expense, HKD3,807, subscription fee, HKD4,490, and sundry expense, HKD3,500. For the same period in 2021, it incurred HKD21,264 which consisted of HKD7,800, bank charges, HKD10,669 and sundry expense, HKD2,795.

Provision for (recovery of) doubtful accounts

ALECS establishes a provision for doubtful accounts when there is objective evidence that ALECS may not be able to collect amounts due. Management reviews the adequacy of the allowance for doubtful accounts on an ongoing basis, using historical collection trends, its relationship with the clients and economic conditions. The allowance is based on management’s best estimates of specific losses on individual customer exposures, as well as the historical trends of collections.

Pursuant to Accounting Standards Codification 310-10-35-41, account balances are charged off against the provision for doubtful accounts when the accounts receivables and other receivables are deemed uncollectible. ALECS deemed accounts receivables and other receivables as uncollectible after all means of collection have been exhausted and the likelihood of collection is not probable. Based on its historical experience, ALECS records a charge-off against the provision for doubtful accounts when the outstanding balance is over 365 days past due.

The table below sets forth the age analysis of ALECS’ gross accounts receivable at the end of each period:

Year Ended March 31	0-30 days	31-60 days	61-90 days	91-182 days	183-273 days	274- 365 days	>365 days	Total
2022 (USD)	$597,250	$31,155	$208,566	$213,251	$174,218	$16,929	$72,480	$1,313,849
2022 (HKD)	4,677,962	244,023	1,633,595	1,670,286	1,364,557	132,597	567,701	10,290,721
2021 (HKD)	1,040,855	8,283	3,260,743	700,327	50,798	1,301,371	463,419	6,825,796
Change (HKD)	$3,637,107	$235,740	$(1,627,148)	$969,959	$1,313,759	$(1,168,774)	$104,282	$3,464,925

The table below sets forth the subsequent settlements related to ALECS’ accounts receivable as of March 31, 2022:

Year Ended March 31	0-30 days	31-60 days	61-90 days	91-182 days	183-273 days	274- 365 days	>365 days	Total
2022 (USD)	$47,030	$30,300	$84,925	$177,899	$134,057	$1,251	$61,283	$536,745
2022 (HKD)	368,362	237,328	665,177	1,393,390	1,050,000	9,800	480,000	4,204,057

The table below sets forth the accounts receivable balance net of subsequent settlements:

Year Ended March 31	0-30 days	31-60 days	61-90 days	91-182 days	183-273 days	274- 365 days	>365 days	Total
2022 (USD)	$550,220	$855	$123,641	$35,352	$40,161	$15,678	$11,197	$777,104
2022 (HKD)	4,309,600	6,695	968,418	276,896	314,557	122,797	87,701	6,086,664

The table below sets forth the percentage of provision for doubtful accounts for each aging group of the ALECS’ accounts receivable at the end of each period:

	0-30 days	31-60 days	61-90 days	91-182 days	183-273 days	274- 365 days	>365 days
Year Ended March 31%		%	%	%	%	%	%
2022	0	0	0	5	20	20	100
2021	0	0	0	5	20	20	100

The table below sets forth the provision of doubtful accounts for each aging group of ALECS’ accounts receivable at the end of each period:

Year Ended March 31	0-30 days	31-60 days	61-90 days	91-182 days	183-273 days	274- 365 days	>365 days	Total
2022 (USD)	$-	$-	$-	$1,768	$8,032	$3,135	$11,197	$24,132
2022 (HKD)	-	-	-	13,845	62,911	24,559	87,701	189,016
2021 (HKD)	-	-	-	1,257	7,102	2,001	442,366	452,726
Change (HKD)	$-	$-	$-	$12,588	$55,809	$22,558	$(354,665)	$(263,710)

The gross accounts receivable as of March 31, 2022 was HKD10,290,721(US$1,313,849) compared to HKD6,825,796 as of March 31, 2021, increased by HKD3,464,925. The surge in ALECS’ gross accounts receivable balance was in line with an increase in revenues for the year ended March 31, 2022, HKD17,439,535(US$2,226,560) compared to HKD12,624,891 for the same period in 2021. ALECS’ provision for doubtful accounts against its gross accounts receivable as of March 31, 2022 was HKD189,016 (US$24,132), reduced by HKD263,710, compared to HKD452,726 as of the same period in prior year. This reduction included an additional provision for doubtful accounts for its accounts receivable, HKD197,359 (US$25,198), which was also recognized on its consolidated statements of income, and an offset by a charge-off in an amount of HKD461,069 (US$58,867).

For the years ended March 31, 2022 and 2021, ALECS recognized an addition to (recovery of) doubtful accounts for its accounts receivable in an amount of HKD197,359 (US$25,198) and HKD (778,936), respectively. Similar to the prior year, ALECS considered the customer settlements received for its accounts receivables in the subsequent period (as of the date this report was filed) when it estimated its provision for doubtful accounts as of March 31, 2022. Although ALECS incurred a higher gross accounts receivable balance as of March 31, 2022 compared to that as of March 31, 2021, approximately HKD6,555,580 (US$836,971) or 64% of its gross accounts receivable as of March 31, 2022 were less than 91 days past due. No provision for doubtful accounts was applied against its accounts receivable balance under this aging group (less than 91 days past due) based its current accounting policy. Further, out of the total customer settlements received in the subsequent period as of the current report was filed, HKD4,204,057, approximately HKD2,933,190 or 70% pertained to the accounts receivable over 91 days past due. Since ALECS applied its provision for doubtful accounts against its accounts receivable net of subsequent settlements, its accounts receivable net of subsequent settlements, HKD801,951, that was subject to the provision for doubtful accounts was significantly lower compared to its gross accounts receivable balance as of March 31, 2022. Accordingly, ALECS recognized an additional provision for doubtful accounts, HKD197,359 (US$25,198), for its accounts receivable on its consolidated statements of income.

In contrast, for the year ended March 31, 2021, ALECS recognized a decrease in the provision for doubtful accounts for its accounts receivable in an amount of HKD778,936 in its consolidated income statements. It reversed HKD19,301 from its accounts receivable that were previously written off. It had also written off the accounts receivable balance and deducted from the related provision for doubtful accounts in an amount of HKD201,077. Such reduction was attributable to its increased effort in collection and the steady business recovery of its clients. ALECS received collections HKD4,044,775 in the subsequent period as of the date the previous report was filed. ALECS factored the customer settlements received for its account receivables in subsequent period when it estimated its provision for doubtful accounts as of March 31, 2021. Accordingly, for the year ended March 31, 2021, ALECS recognized a decrease in the provision for doubtful accounts for its accounts receivable in an amount of HKD778,936 on its consolidated income statements.

The table below sets forth the age analysis of ALECS’ gross other receivables at the end of each period:

Year Ended March 31	0-30 days	31-60 days	61-90 days	91-182 days	183-273 days	274- 365 days	>365 days	Total
2022 (USD)	$3,644	$656	$337	$7,953	$6,768	$8,955	$6,813	$35,126
2022 (HKD)	28,543	5,138	2,642	62,294	53,005	70,139	53,365	275,126
2021 (HKD)	25,343	1,039	10,356	11,772	67,207	16,379	53,464	185,560
Change (HKD)	$3,200	$4,099	$(7,714)	$50,522	$(14,202)	$53,760	$(99)	$89,566

The table below sets forth the percentage of provision for doubtful accounts for each aging group of ALECS’ other receivables at the end of each period:

	0-30 days	31-60 days	61-90 days	91-182 days	183-273 days	274- 365 days	>365 days
Year Ended March 31%		%	%	%	%	%	%
2022	-	-	-	5	20	20	100
2021	-	-	-	5	20	20	100

The table below sets forth the provision of doubtful accounts for each aging group of ALECS’ other receivables at the end of each period:

Year Ended March 31	0-30 days	31-60 days	61-90 days	91-182 days	183-273 days	274- 365 days	>365 days	Total
2022 (USD)	$-	$-	$-	$390	$1,353	$1,785	$6,813	$10,341
2022 (HKD)	-	-	-	3,053	10,601	13,978	53,365	80,997
2021 (HKD)	-	-	-	470	12,161	3,276	53,464	69,371
Change (HKD)	$-	$-	$-	$2,583	$(1,560)	$10,702	$(99)	$11,626

ALECS recorded HKD275,126 (US$35,126) and HKD185,560 other receivables pertinent to the out-of-pocket expenses such as business registration fees or annual return filing fees to be collected from its customers as of March 31, 2022 and 2021, respectively.

For the years ended March 31, 2022 and 2021, provision for doubtful accounts for other receivables was HKD54,837 (US$7,001) and HKD13,698, respectively. During the year ended March 31, 2022, ALECS accrued an addition of provision for doubtful accounts for its other receivables in an amount of HKD54,837 (US$7,001) on its consolidated statement of income while recorded a written-off HKD43,211 (US$5,517) which was deducted from the related provision for doubtful accounts and gross other receivables. During the year ended March 31, 2021, ALECS accrued an addition of provision for doubtful accounts for its other receivables in an amount of HKD13,698 while reversed HKD37,748 from other receivables that were previously written off. Also, ALECS had written off other receivables account balance and deducted from the related provision for doubtful accounts in an amount of HKD29,058.

Interest expense

Interest expense consisted of interest expense paid for the finance lease of ALECS. For the years ended March 31, 2022 and 2021, its interest expense was nil and HKD66, respectively. Its finance lease was paid off in May 2021.

Other income

Other income was primarily comprised of the foreign currency exchange gain or loss, an interest income, gain on disposal of property and equipment and sundry income. During the year ended March 31, 2022, ALECS recognized interest income, HKD 31 (US$4), an indemnity settlement from an auto insurance carrier, HKD17,883 (US$2,283), and gain on foreign currency exchange, HKD52,016 (US$6,638). For the same period in 2021, our other income consisted of interest income, HKD28, gain on disposal of automobile, HKD10,000, government subsidy for employment, HKD318,000 and gain on foreign currency exchange, HKD2,983.

Income tax expense

Income tax expense was HKD1,711,630 (US$218,529) for the year ended March 31, 2022, as compared to HKD1,280,798 for the year ended March 31, 2021. Our income tax expense increased by HKD430,832 or 33.6% due to the growth in our revenues during the current year as discussed aforementioned.

ALECS believes that a valuation allowance is not necessary for the deferred assets because it had generated sufficient deferred tax liabilities and there will be adequate operating income generated in future years based on the fact that ALECS generated profits historically and in the current year. It expected to continue to generate profits in future periods.

Net income

As a result of the above discussed, the Company recorded a net income of HKD10,216,207 (US$1,304,333) for the year ended March 31, 2022, representing a growth of HKD2,611,026 or 34.3% from a net income of HKD7,605,181 for the year ended March 31, 2021. A substantial increase in its net income in the year ended March 31, 2022 was predominantly due to an introduction of a new business line and additional revenue generated in the fiscal year 2022 as previously discussed.

Liquidity and Capital Resources

The Company financed its daily operations and business development through cash generated from the operations of ALECS. For the years ended March 31, 2022 and 2021, its cash and cash equivalent balance was HKD6,128,406 (US$782,433) and HKD2,335,811, respectively.

The following table set forth a summary of its cash flows for the periods indicated:

	For the years ended March 31
	2021	2022	2022
	HKD	HKD	US$
Net cash provided by operating activities	$4,039,585	$5,871,040	$749,575
Net cash provided by investing activities	$10,000	$-	$-
Net cash used in financing activities	$(4,993,369)	$(2,078,445)	$(265,362)

Cash provided by operating activities:

For the year ended March 31, 2022, net cash provided by operating activities, HKD5,871,040 (US$749,575), was predominantly attributable to the net income of HKD10,216,207 (US$1,304,333) as adjusted for non-cash items and the change in operating activities. Adjustments for non-cash items were composed of depreciation of property and equipment, HKD1,501 (US$192), amortization of right-of-use assets, HKD299,721 (US$38,266), provision for doubtful accounts, HKD252,196 (US$32,199) and deferred tax benefit, HKD165,727 (US$21,159). Cash inflows from the change in operating activities included an increase in accrued expenses and other payables, HKD37,578 (US$4,800) and settlements received from our related parties, HKD5,028 (US$642). Our overall net income, adjustments of non-cash items and cash inflows were offset by the following cash outflows: an increase in accounts receivable, HKD3,925,994 (US$501,244), an increase in other receivables, HKD132,777 (US$16,952), income tax payments, HKD409,539 (US$52,287), a decrease in deferred revenue, HKD10,928 (US$1,395) and payment to our lessor, HKD296,226 (US$37,820).

For the year ended March 31, 2021, net cash provided by operating activities HKD4,039,585 was primarily resulted from the net income of HKD7,605,181 as adjusted for non-cash items and change in operating activities. Adjustments for non-cash items consisted of depreciation of property and equipment, HKD46,402, gain on disposal of property and equipment, HKD10,000, a reversal of provision for doubtful accounts, HKD765,238, amortization of right-of-use assets, HKD294,807 and increase in deferred tax expense, HKD292,603. Change in operating activities included cash outflows in increase in accounts receivable, HKD3,759,452, increase in other receivables, HKD3,607, increase in amount due from related parties, HKD31,040, decrease in deferred revenue, HKD49,248, lease payments, HKD295,445 and payments made to the vendors, HKD262,201. The cash outflows were offset by an increase in income tax payable, HKD976,823.

Cash provided by investing activities:

For the year ended March 31, 2022, we had no cash flow from investing activities.

For the year ended March 31, 2021, net cash provided by investing activities was HKD10,000 which pertained to the proceed from a disposal of ALECS’ automobile.

Cash used in financing activities:

For the year ended March 31, 2022, net cash used in financing activities mainly included deferred IPO cost payments, HKD2,078,445 (US$265,362), made during the current year.

For the year ended March 31, 2021, net cash used in financing activities, HKD4,993,369 consisted of repayment to a director, HKD1,488,200, dividend payment, HKD3,045,558, deferred IPO cost payments, HKD445,117, and finance lease payments to the lessor of ALECS, HKD14,494.

The following table set forth a summary of the Company’s working capital as of March 31, 2022 and 2021:

	As of March 31,
	2021	2022	2022
	HKD	HKD	US$
Current assets	$9,854,912	$19,527,499	$2,493,138
Current liabilities	1,603,709	1,240,110	158,329
Working capital	$8,251,203	$18,287,389	$2,334,809

Current assets as of March 31, 2022 was HKD19,527,499 (US$2,493,138). Out of this balance, we had cash and cash equivalents in an amount of HKD6,128,406 (US$782,433) of which approximately HKD3,046,328 was denominated in Hong Kong Dollar and approximately HKD3,077,881 was denominated in US Dollar. The entire cash balance was deposited in financial institutions in Hong Kong Special Administrative Region, PRC. The current asset balance was also comprised of the following: accounts receivable, net, HKD10,101,705 (US$1,289,717), deferred IPO costs, HKD3,065,247 (US$391,350), amount due from related parties, HKD26,012 (US$3,321), and deposits and other receivables, HKD206,129 (US$26,317).

Current assets as of March 31, 2021 was HKD9,854,912. Out of this balance, we had cash and cash equivalents in an amount of HKD2,335,811 of which approximately HKD1,690,102 was denominated in Hong Kong Dollar and approximately HKD640,286 was denominated in US Dollar. The entire cash balance was deposited in financial institutions in Hong Kong Special Administrative Region, PRC. The current asset balance also included the following: accounts receivable, net, HKD6,373,070, deferred IPO costs, HKD986,802, amount due from related parties, HKD31,040, and deposits and other receivables, HKD128,189.

Current liabilities as of March 31, 2022 was HKD1,240,110 (US$158,329). This amount encompassed accrued expenses and other payables, HKD162,906 (US$20,799), deferred revenue, HKD248,809 (US$31,766), income tax payable, HKD544,935 (US$69,574) and the current portion of the operating lease obligation, HKD283,460 (US$36,190).

Current liabilities as of March 31, 2021 was HKD1,603,709. This amount was composed of accrued expenses and other payables, HKD125,328, deferred revenue, HKD259,737, income tax payable, HKD954,474 and the current portion of the operating lease obligation, HKD264,170.

ALECS believes that its current levels of cash and cash flows from operations will be sufficient to meet its anticipated cash needs for at least the next twelve months. However, it may need additional cash resources in the future if it finds and wishes to pursue opportunities for investment, acquisition, strategic cooperation or other similar actions. If it determines that its cash requirements exceed its amounts of cash on hand or if it decides to further optimize its capital structure, it may seek to issue additional debt or equity securities or obtain credit facilities or other sources of funding.

Contractual Obligations

The following table summarized the contractual obligations of ALECS as of March 31, 2022:

	Payments Due by Period
	Less Than 1 Year	1 to 3 Years	3 to 5 Years	More Than 5 Years	Total
	HKD	HKD	HKD	HKD	HKD
Contractual Obligations:
Operating lease obligation	$304,824	$279,422	$-	$-	$584,246
Total contractual obligations	$304,824	$279,422	$-	$-	$584,246

	Payments Due by Period
	Less Than 1 Year	1 to 3 Years	3 to 5 Years	More Than 5 Years	Total
	USD	USD	USD	USD	USD
Contractual Obligations:
Operating lease obligation	$38,918	$35,675	$-	$-	$74,593
Total contractual obligations	$38,918	$35,675	$-	$-	$74,593

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements, including arrangements that would affect its liquidity, capital resources, market risk support, and credit risk support or other benefits.

Future Financings

The Company may sell its common shares in order to fund its business growth. Issuances of additional shares will result in dilution to existing shareholders. There is no assurance that the Company will achieve sales of the equity securities or arrange for debt or other financing to fund its growth in case it is necessary, or if the Company is able to do so, there is no guarantee that existing shareholders will not be substantially diluted.

INDUSTRY

Overview of Financial Services Industry in Hong Kong

The financial services industry plays a pivotal role in Hong Kong’s economy. In 2020, the added value of the financial services industry amounted to US$77.3 billion, representing 23.4% of Hong Kong’s gross domestic product, or GDP according to “Hong Kong Monthly Digest of Statistics for the financial services sector in Hong Kong” published in July 2022 by HKSAR government. The competitive low tax regime, stringent and transparent regulatory systems, and a free flow of capital and information in Hong Kong all contribute to low operational costs and high efficiency for corporations, and has enhanced Hong Kong’s position as one of the world’s leading financial centers that provides a wide range of comprehensive financial products and services.

In 2021, Hong Kong ranks as the fourth largest global IPO markets with US$42.2 billion capital raised according to the market statistics provided by the Hong Kong Exchanges and Clearing (HKEx). Based on the aforementioned market statistics, there were 98 entities became publicly traded in Hong Kong Stock Exchange in 2021. Total market capitalization was approximately US$5.4 trillion as of the calendar year end 2021. Hong Kong is still attractive for Asia-pacific companies to meet their diversified demands in corporate consulting services for growth and expansion.

Hong Kong’s financial services industry is highly regulated. Key market players in Hong Kong’s financial services industry can be categorized into Hong Kong-headquartered companies, subsidiaries of China-based companies, and subsidiaries or branches of global companies, which are characterized by the geographical locations where the majority of their management teams and headquarters are based, being Hong Kong, China, and other countries and regions, respectively. Global and China-based companies traditionally dominate Hong Kong’s financial service industry.

Equity capital markets in Hong Kong and the United States

We believe that equity capital markets in Hong Kong and the United States are the most attractive overseas listing venues for China-based companies. In 2021, the U.S. and Hong Kong IPO markets were the top global listing venues as measured by the amount of capital raised. Driven by abundant transactions of traditional economy and unicorn companies, as well as investor enthusiasm, total capital raised by 87 China-based companies listed in Hong Kong Stock Exchange reached US$41.3 billion whereas 34 China-based companies listed in the U.S. equity capital markets reached US$12.6 billion in 2021.

According to the market statistics for 2021 published by the Hong Kong Stock Exchange and the 2021 Annual Review of the U.S. IPO Market published by Renaissance Capital, the Chinese issuers accounted for 89% of Hong Kong IPOs and 9% of the U.S. IPOs. Total IPO proceeds raised by those Chinese issuers in Hong Kong Stock Exchange accounted for 98% of Hong Kong IPO proceeds. Total IPO proceeds raised by Chinse issuers in the U.S. equity markets accounted for 9% of total IPO proceeds raised in the U.S. capital markets in 2021.

Business Advisory, Financial Consultancy, Taxation and Accounting Services Market in Hong Kong

The accountancy practices in Hong Kong primarily include accounting, audit, tax compliance and advisory, company secretarial, financial planning and consulting, due diligence services, merger and acquisitions (M&A), business advisory, business valuation, corporate finance, liquidation, risk management and data security.

According to Hong Kong Trade Development Council, major services provided by certified public accounting (CPA) firms in Hong Kong include statutory audit services, tax advisory, business advisory, financial consultancy, corporate finance, company secretarial services, merger and acquisition, liquidation, due diligence services and company listing. Non-CPA firms offer services such as general accounting services, year-end financial reporting, tax filing and company secretarial services.

The manpower in the accountancy practice continued to remain steady. Hong Kong Trade Development Council indicated that the number of professional firms provided accounting, tax consulting, auditing and bookkeeping services increased from 5,769 as of December 2018 to 6,259 as of December 2021. Moreover, the number of headcounts of these firms increased from approximately 31,507 as of December 2018 to 33,098 as of December 2021.

Accountancy practices in Hong Kong are stringently regulated. On October 22, 2021, the Financial Reporting Council (Amendment) Bill 2021 was passed by the Legislative Council of Hong Kong under which the Financial Reporting Council becomes an independent regulatory body for the accounting profession under the new name of Accounting and Financial Reporting Council (AFRC). The AFRC oversees the Hong Kong Institute of Certified Public Accountants (HKICPA) and is responsible for the issuance of practicing certificates to the Hong Kong Certified Public Accountants, registration of accounting practice units and local public interest entities auditors, and inspection and inspection of the non-compliance of the accounting professionals. The Hong Kong Institute of Certified Public Accountants Institute is responsible for establishing financial reporting, auditing and ethics standards in Hong Kong which align with the respective international standards such as International Financing Reporting Standards (IFRS) and International Standards on Auditing (ISA). According to Hong Kong Institute of Certified Public Accountants, its total membership reached 46,947 as of the second quarter 2021 with 5,169 practicing   members. Total number of membership grew by 442 from 46,505 and practicing members rose by 36 from 5,133 as of the same time in 2021. The CPA license of Hong Kong is globally recognized since the Institute has entered into a number of reciprocal or mutual recognition agreements with other global accounting bodies such as the U.S. International Qualifications Appraisal Board with the mutual recognition agreement to be expired on December 31, 2022, the Association of Chartered Certified Accountants, Chartered Accountants Ireland, the Institute of Chartered Accountants of Scotland (ICAS), Canadian Institute of Chartered Accountants, CPA Australia, New Zealand Institute of Chartered Accountants and South African Institute of Chartered Accountants.

With the robust development of capital markets and continued investor enthusiasm in Hong Kong, it is expected that financing activities such as mergers and acquisitions, and initial public offerings, will become more frequent. Despite the recent volatility of the economy and stringent stock exchange regulations, the initial public offerings in Hong Kong increased and the demand for professionals to carry out traditional audits was higher. Coupled with the development of the Greater Bay Area, many enterprises in Hong Kong and Mainland China need accounting firms to help improve their accounting functions, financing and business models. Business advisory and financial consultancy services became increasingly important as consultants can assist their clients with strategic planning and other accountancy professional services. Accounting firms in Hong Kong tended to diversify their traditional auditing, accounting and taxation services to business advisory and financial consulting services.

Market Drivers

The recovery of the capital market and demand for fund raising by listed companies

In accordance with the market data provided by Hong Kong Stock Exchange, the total number of listed companies in Hong Kong increased from 1,643 in 2013 to 2,572 in 2021, representing a CAGR of approximately 5.8%.

Statistics from Renaissance Capital indicated that during the entire calendar year of 2021, there were 397 IPOs listed in the U.S. equity market with an aggregate amount of US$142.4 billion raised, number of IPOs and total IPO proceeds climbed by 83% and 82%, respectively, from the same period of 2021. The number of IPO deals and the IPO proceeds in the calendar year of 2021 hit a record high since 2000. Approximately one-third of the 103 foreign issuers listing in the U.S. capital markets in 2021 came from Chinese issuers with an aggregate IPO proceeds, US$12.6 billion, raised in 2021.

Although IPOs have been outperformed in Hong Kong Stock Exchange and the U.S. equity markets in 2021 and the U.S. equity market hit the highest records since 2000, the U.S. and Hong Kong IPO markets in the first half of calendar year 2022 became stabilize as many mega IPOs had been postponed due to macroeconomic factors, COVID-19 variants and geopolitical tensions. Deloitte China’s Capital Market Services Group (CMSG) anticipated that some of the U.S.-listed China concept stocks plan to switch to their listing from the U.S. to Hong Kong to mitigate the delisting risks due to a decline in market valuation. The return listings of China concept stocks mainly technology, media, telecommunications, life sciences and health care sectors will play an important role in the IPO activity in Hong Kong in the second half of 2022. Moreover, the enhancements to the Stock Connect Programs including the anticipated launch of renminbi-denominated stocks for Southbound Stock Connect and the solid foundation of Hong Kong Stock Exchange, the IPO activity in Hong Kong is expected to steadily revive in the second half of 2022. The CMSG predicted that there will be approximately 70 new listings raising HKD 160 to 180 billion (US$20.4 to US$22.9 billion) in 2022 in the Hong Kong equity market.

Prior to the COVID-19 pandemic, China played an important role in the development of the e-commerce, digital technologies, fintech health tech and other business model innovations. Since the COVID-19 pandemic, Chinese entrepreneurs became focus on the health care, fintech, electric vehicle and biotech industries. Ernest & Young analyzed that since the COVID-19 restrictions in Shanghai and Beijing became loosen up and the State Council’s 33 stabilization policies and measures were introduced, China’s economy is expected to revive in the third quarter 2022 which will eventually lighten up the investor atmosphere. The government’s positive attitude and favorable policies on IPO issuance are expected to boost a growth in IPO activity for the rest of the year particularly biotech, health care, technology, media and telecom sectors.

According to Renaissance Capital and Ernest & Young, though the U.S. equity market experienced a fall in IPO activity in the first half of 2022, it is still the top cross-border destination. It is expected that many companies continued to focus on preparation and ample IPO candidates are more well prepared to enter to the U.S. IPO markets once conditions improve.

Tremendous demand for financial consultancy services from Mainland China and Hong Kong

Deloitte and Ernest & Young analyzed that whether companies are either taking advantages to focus on preparing for going public in the U.S. capital markets, or planning to transfer from the U.S. capital markets to Hong Kong equity market, either of these pathways underpin the demand for IPO consulting services as companies pursing IPO require consulting services in order to comply with the listing requirements specified by the Hong Kong Stock Exchange and the U.S. equity capital markets such as NASDAQ and New York Stock Exchange.

Randstad, one of the global leaders in human resource service industry, indicated that there is a strong demand in accounting and finance in Hong Kong SAR particularly in finance transformation, financial planning and analysis and IT audit. Robert Half International Hong Kong analyzed that hiring needs of accounting and financial professional is on rise for the post-pandemic recovery and regional growth support. The shortage of accounting and financial professionals especially management-level skilled talent in Hong Kong was partly driven by the departure of expatriates due to geopolitical challenges. Robert Half International added that corporate and general financial professionals with local market experience are still in high demand in 2022. It is expected that Chinese companies utilizing Hong Kong as a financial and operational gateway to enter the U.S. or Hong Kong capital markets plans to recruit pre-IPO finance intellectuals.

Proximity to Mainland China, the Innate Advantage for Hong Kong

The “Greater Bay Area Initiative” is expected to further enhance Hong Kong’s unique advantages.

By integrating Hong Kong, Macau, and the nine cities in Guangdong province, the Greater Bay Area Initiative formulated by the PRC government aims to build a world-class city cluster to serve as a crucial connecting point for the “Belt and Road Initiative.” The “Greater Bay Area Initiative” demonstrates a huge growth potential by harnessing each city’s core competitiveness, including Hong Kong’s expertise in financial and professional services, Shenzhen’s technological innovation capabilities, and Guangzhou’s manufacturing strength. The completion of the Hong Kong-Zhuhai-Macao Bridge and the Express Rail Link further improved the logistical infrastructure in the Greater Bay Area and increased the flow of capital, talents, goods, and services. China-based companies are believed to be able to further benefit from Hong Kong’s leading international financial center for fundraising, asset management, and other financial services.

Hong Kong’s strategic location as a two-way gateway between mainland China and global markets.

According to the market data provided by Hong Kong Stock Exchange, as of December 31, 2021, half of Hong Kong-listed companies are based in mainland China. Hong Kong has been the most important hub to connect China-based companies with global markets:

●	Dominant gateway to mainland China. Hong Kong continues to contribute a significant part of mainland China’s outbound and inbound investment.

●	Connectivity of capital markets. The Shanghai-Hong Kong Stock Connect and the Shenzhen-Hong Kong Stock Connect have enhanced the capital flows between mainland China and Hong Kong. The initiation of the mainland China-Hong Kong Bond Connect in 2017 is expected to further increase the capital flows between mainland China and Hong Kong.

A number of initiatives and reforms have been implemented by the Hong Kong authorities to embrace the new economy deals. For example, the “New Hong Kong Dual-Class and Biotech Companies Listing Regime,” introduced in April 2018, improved the inclusion of the equity capital markets for pre-profit or pre-revenue biotech issuers and the new economy companies with weighted voting rights structure, and established a new concessionary secondary listing route for companies in emerging sectors. In addition, a series of initiatives such as a stamp duty waiver for all exchange traded funds, an extension of profit tax exemption to offshore private equity funds, and the issued “Code on Open-ended Fund Companies” have been implemented to further enhance Hong Kong’s position as a global full-service financial center.

BUSINESS

“The Company”, “we”, or “us” in this Business section refers to ALECS, our wholly-owned subsidiary in Hong Kong, unless the context otherwise indicates.

Overview

We are a holding company incorporated in the BVI with all of our operations conducted in Hong Kong by our wholly-owned subsidiary, ALECS. We provide accounting and corporate consultancy services to small and medium-sized businesses. Our services include financial reporting, general corporate consultancy, pre-auditing and going public consultancy, corporate secretarial services, tax filing services and internal control advisory. Our goal is to become a one-stop solution for accounting, general corporate consulting, going public consultancy, taxation and company secretarial needs of small and medium enterprises operating in Asia and the United States.

Since our inception until March 31, 2022, our revenue was mainly generated from our accountancy and corporate consultancy services provided by ALECS. We also generated revenue from taxation and company secretarial services provided by ALECS. We generated a total revenue of approximately HKD17,439,535 (US$2,226,560), and HKD12,624,891 for the fiscal years ended March 31, 2022, and 2021, respectively. The revenues generated from accounting and corporate consultancy services were HKD14,669,200 (US$1,872,863) and HKD10,102,600 for the fiscal years ended March 31, 2022, and 2021, respectively. The revenues generated from taxation services were HKD1,329,600 (US$169,754) and HKD1,068,463 for the fiscal years ended March 31, 2022, and 2021, respectively. The revenues generated from company secretarial services were HKD1,440,735 (US$ 183,943) and HKD1,453,828 for the fiscal years ended March 31, 2022, and 2021, respectively. The year-to-year increase in total revenue was primarily due to additional clients who had engaged us for going public consultancy services during the year ended March 31, 2022. This was in line with our business strategy for expansion and capturing more market share particularly in going public consultancy.

We launched services through ALECS in 2014. ALECS focused on assisting small to medium-sized corporations by providing “one-stop solutions” in financial consulting, corporate services, accounting and banking advisory services. ALECS has a team of qualified and experienced professionals with solid background in banking, taxation, corporate secretarial services and pre-IPO accounting advisory for Hong Kong and U.S. capital market. ALECS assists to design different growth strategies for each client based on many factors, including our assessment of the client’s financial and operational situations, market conditions, and the client’s business and financing requirements. As of March 31, 2022, ALECS retained 342 client engagements, all of which are located in Hong Kong and mainland China. Our goal is to become an international consulting company with clients and offices throughout Asia and the United States.

Corporate History and Holding Company Structure

We began our operations in Hong Kong through ALECS, which was incorporated on June 30, 2014. We were incorporated on January 22, 2020 under the BVI law. On February 20, 2020 we incorporated our wholly owned subsidiary ALE (BVI) Limited (“BVI Sub”) under the BVI law. BVI Sub acquired all the equity interest of ALECS from the ALECS equity holders via a share exchange agreement on March 10, 2020. We acquired all the equity interests of BVI Sub via a share exchange agreement on March 11, 2020.

The following diagram illustrates our corporate structure, including our principal subsidiaries, as of the date of this prospectus:

All subsidiaries are 100% wholly owned by the parent unless otherwise indicated by the percentage in parenthesis.

Our principal executive offices are located at Unit 1005, 10/F, Tower A, New Mandarin Plaza, 14 Science Museum Road, Tsim Sha Tsui, Hong Kong, and our telephone number is (+852) 3620 2688. We maintain a website at www.alecs.com.hk. The information contained in, or accessible through, our website is not incorporated into this prospectus or the registration statement of which it forms a part.

Competitive Strengths

We believe that the following strengths enable ALECS to capture opportunities in the financial service industry in China and differentiate it from the competitors:

●	Experienced and Highly Qualified Team. We built a highly-qualified professional service team with extensive experience in banking, accounting, taxation and company secretarial services. The majority of the members of our management team are Chartered Accountants with solid experience in accounting and corporate consultancy. For example, our CEO, Mr. Tak Ching (Anthony) Poon, has over 14 years of experience in banking, accounting and corporate finance. We highly value members of our qualified professional team and are constantly looking to hire new talent.

●	Recognition and Reputation. Many of ALECS’ current and former clients have achieved their business objectives as a result of its services. We believe our industry reputation will be a major drive for the continued growth of us.

●	Cooperation and Relationships with Local Chamber of Commerce and Associations. Over the past few years, ALECS has established strong relationships with the relevant local government associations. ALECS has intimate knowledge for how these governmental systems operate, which provides for a seamless working relationship with the relevant regulatory agencies and minimal regulatory issues during the process.

●

Long Term Cooperation Relationship with Third Party Professional Providers. Over the past few years, ALECS has developed key third-party relationships with world-renown professionals in Asia and the United States, including those with deep industry experience in financial reporting, banking and financing. We believe this reflects both on ALECS’s credibility and its commitment towards providing quality services to its clients. During the six years of our operation, ALECS frequently works with Hong Kong sponsors for listing, auditors, commercial bankers and private bankers and other professionals in the corporate and finance industry on projects. Many of ALECS’ new clients were generated through referrals from these third-party professional providers that it works with. These professional recognition of ALECS’ services and referrals reflects its credibility and commitment toward providing quality services to its clients. In the event ALECS’ clients need auditing, banking or other professional services, we have a reliable pool of candidates to recommend.

Our goal is to become a one-stop solution for accounting, corporate consulting, taxation and secretarial needs of small and medium enterprises operating in Asia and the United States. Our long term relationship with third party professional providers enables our clients to gain direct access to and obtain high quality professional services from these professionals. Many of ALECS’ clients are listed on the Hong Kong Stock Exchange, U.S. NASDAQ or New York Stock Exchange, and need to comply with various requirements or standards across different jurisdictions. The long-term cooperation relationships strengthen our competitive position of providing a one-stop solution for the needs of ALECS’ clients. By working collaboratively with third party professional providers, we are able to guide and assist clients efficiently.

Growth Strategies

Our goal is to become a leading corporate services enterprise that provides a full suite of corporate services to meet the growing and evolving needs of small to medium-sized companies in Asia and U.S. The strategies that we plan to implement to achieve our goal include:

Attracting and recruiting highly qualified professionals to join ALECS’ team

ALECS will continue hiring qualified accountant and industry professionals. As a corporate services company, ALECS’ services are derived from the knowledge, expertise and insight of its professional team. In order to expand and grow its business, ALECS must aggressively recruit and attract highly qualified professionals to join its team. In order to attract quality candidates, ALECS has incorporated an internal promotion system, job rotation practices and training program as part of its staff retention practice. We believe that becoming a publicly-traded company will enhance ALECS’s reputation and will attract more talented people to join it.

Expanding ALECS’ corporate services from Hong Kong-based markets to the greater-Asia market.

Leveraging on Hong Kong’s unique status as an international finance center, ALECS’ client base includes corporate owners from Asia countries including China, Thailand and Taiwan. There is a strong demand in these countries for a high-quality Hong Kong corporate services provider. ALECS will focus on expanding its involvement within these markets by setting up of local offices in these locations. ALECS will also collaborate with local firms within these markets to gain a foothold in these markets and expand its client base internationally.

Investing in new complementary business ventures to facilitate the growth of our corporate services business and create more sources of revenues

ALECS continues to seek to expand its suite of services by exploring new business opportunities through participating in complementary business ventures. New lines of services that we are looking to add include services tailored to B2B FinTech companies, outsourced KYC and AML services, risk model calculation services and fund flow management services. ALECS will need to invest in human capital and new infrastructure to add these new lines of service. We believe that ALECS’ investments in these new lines of business will place ALECS in the best position to serve the growing demand for its clients.

Services Provided by ALECS

Accounting and Corporate Consultancy Services

ALECS primarily assists both multinational, publicly listed and closely-held corporate clients with their accounting requirements. These services include corporate accounting, financial reporting, consolidation, conversion of local accounting standards to U.S. GAAP or IFRS, application of complex accounting standards, compilation of financial statement disclosure footnotes and management discussion and analysis in accordance with the applicable accounting standards and regulatory authorities. ALECS also provides assistance to its clients with inquiries from the clients’ auditors and financial data schedule preparation for financial audit purposes.

ALECS’ corporate consultancy services include advising and guiding its clients with their business and financial management, business strategies, financial planning, financial reporting, business structure and internal books and records. ALECS may provide guidance to its clients on how to refine their internal accounting functions and preparing information for their financial auditing purposes.

ALECS also provides pre-auditing and going public consulting and coordination services to small to medium size enterprises which are pursuing growth and expansion through going public in the globally recognized equity markets.

ALECS’ clients subscribe to its accounting and corporate consultancy services through fixed-fee billing arrangements. ALECS’ clients pay a fixed fee over the length of the contract term, as specified in the clients’ service agreements. The length of the service periods varies with each specific client. Generally, ALECS’ service agreements are cancellable before the end of the agreement term upon advanced notice.

Internal Control Review Services

ALECS also provides internal control review and analysis to its clients listed on the Hong Kong Stock Exchange, U.S. NASDAQ or New York Stock Exchange. Generally, ALECS performs annual or interim internal control testing in accordance with U.S. Sarbanes-Oxley Act, the Listing Rules of Hong Kong Stock Exchange and any other similar laws and regulations. Upon the completion of the internal control assessment, ALECS delivers internal control review reports with recommendations to our clients.

For the internal control review engagements, ALECS generally bills its clients upon completing its client review and providing deliverables to its clients.

Taxation Services

ALECS’ taxation services are aimed at assisting its clients with their various tax filing requirements across several jurisdictions. ALECS provides tax filing services to its corporate clients who are required to file Hong Kong income tax returns with Inland Revenue Department. ALECS also provides tax filing services to its corporate clients who are required to file U.S. corporation income tax returns with the U.S. Internal Revenue Services. ALECS’ U.S. taxation services also include, but are not limited to, coordinating with the U.S. tax specialists for compiling and filing U.S. corporate income tax returns, advising on the U.S. tax laws applicable to its clients, preparing income tax calculations for clients’ foreign subsidiaries and other required income tax schedules, assisting clients to prepare internal documents for tax compliances and general reviews of U.S. corporation income tax returns.

ALECS generally receives payment from its clients for our services upon the clients’ filing of their tax return.

Corporate Secretarial Services

ALECS provides a range of various corporate secretarial services to corporate clients. The corporate secretarial services include, but not limited to, filing annual returns with the Registrar of Companies of Hong Kong or relevant foreign regulatory agencies, maintaining company registers and particulars, compiling articles of incorporation, coordinating with financial institutions to open new bank accounts, and compiling applicable regulatory documentations for establishment of new entities. ALECS also provides extended corporate secretarial supports such as responding to enquiries from the Registrar of Companies or relevant foreign regulatory agencies for one year following our predetermined company secretarial services to its clients. ALECS has obtained the relevant Hong Kong Company registry licenses from the Registrar for Trust and Company Services Providers required to provide corporate secretarial services.

ALECS generally bills its clients for our secretarial services before it provides its clients with any deliverables. ALECS also requests clients to remit payment in advance before it provides ongoing secretarial support. Payment received from clients is recognized as deferred revenue and is earned pro rata over the course of the engagement period.

In addition, ALECS also plans to partner with international media outlet to provide financial public relations services to startup companies and pre-IPO companies. ALECS’ financial PR services will include providing industry and corporate ranking analysis, arranging meetings and road shows with potential investors, and enhancing the client’s business profile.

Clients

ALECS’ client base includes both private and publicly-traded companies incorporated primarily in Hong Kong, U.S., China and other foreign jurisdictions. As of March 31, 2022, ALECS had 342 client engagements.

Marketing

The majority of ALECS’ new clients were generated through referrals from existing or former clients, business partners, and third parties that we work with. ALECS’ marketing effort is focused on establishing close and mutually-beneficial relationships with key partners and individuals that have clients that require “one-stop” professional services. ALECS believes that its professionalism, reputation, customer satisfaction and work product will be the greatest driver of new business.

ALECS also strives to maintain professional relationships with its former and prospective clients. ALECS’ former clients have benefited from its services and have introduced its to prospective clients. After operating for more than 5 years, ALECS compiled a database consisting of former and prospective clients, using each as a resource for business connections and social relations.

Furthermore, ALECS’ employees have been working in various industries for many years, and accumulated networks of business and social relations including personal connections, corporate associations, and governmental affiliations, which are all valuable resources through which it can potentially generate new business.

We are currently aiming to grow ALECS’ client base and expand its services in the U.S. and greater Asia. We are establishing new offices in these locations as well as looking for new and effective marketing channels for growing our business internationally.

In addition to ALECS’ marketing efforts described above, it maintains a website at www.ALECS.com.hk. The information contained in, or accessible through, the website is not incorporated into this prospectus or the registration statement of which it forms a part.

Competition

We face competition from a number of PRC based consulting companies providing going public consulting services, including such as Asia Times Holdings Ltd, Greenpro Capital Corp. and Dragon Victory International Limited. We also face competition from smaller local CPA firms. However, we believe that we are able to differentiate ourselves from our competitors through our high-level services, our ability to offer a range of services to each client, and five-year track record.

Employees

As of the date of this registration statement, we have a total of approximately 7 full-time employees. None of our employees are subject to collective bargaining agreements governing their employment with us. We believe our employee relations are good.

Legal Proceedings

We are currently not a party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

Tax

ALECS is a Hong Kong entity subject to 16.5% tax rate according to Hong Kong tax rules and regulations.

The two-tier profits tax rates system was introduced under the Inland Revenue (Amendment)(No.3) Ordinance 2018 (“the Ordinance”) of Hong Kong became effective for the assessment year 2018/2019. Under the two-tier profit tax rates regime, the profits tax rate for the first HKD 2 million of assessable profits of a corporation will be subject to the lowered tax rate, 8.25% while the remaining assessable profits will be subject to the legacy tax rate, 16.5%. The Ordinance only allows one entity within a group of “connected entities” is eligible for the two-tier tax rate benefit. An entity is a connected entity of another entity if (1) one of them has control over the other; (2) both of them are under the control (more than 50% of the issued share capital) of the same entity; (3) in the case of the first entity being a natural person carrying on a sole proprietorship business-the other entity is the same person carrying on another sole proprietorship business. Under the Ordinance, it is an entity’s election to nominate an entity that will be subject to the two-tier profits tax rate on its Profits Tax Return. The election is irrevocable.

ALECS elected the two-tier profits tax rate for its tax years of 2020 and 2021.

Property

Our principal executive office is located at Unit 1005, 10/F, Tower A, New Mandarin Plaza, 14 Science Museum Road, Tsim Sha Tsui, Hong Kong. ALECS leased an aggregate of 977 square meters of property from an unrelated third party pursuant to the terms of a lease agreement. The duration of the current lease is for two years, from March 1, 2022 until February 28, 2024.

The operating lease expenses amounted to HKD299,721(US$38,266) and HKD294,807 for the years ended March 31, 2022 and 2021, respectively.

Future minimum lease payments under the lease agreement are as follows as of March 31, 2022:

Years ending March 31,	Amount (HKD)	Amount (US$)
2023	$304,824	$38,918
2024	279,422	35,675
Total future lease payments	584,246	74,593
Amount representing interest	(28,225)	(3,604)
Present value of future payments	$556,021	$70,989

We believe our facilities are sufficient for our business operation.

Intellectual Property

ALECS owns the domain name for our website: ALECS.com.hk

REGULATIONS

Regulations Related to our Business Operation in Hong Kong

Hong Kong Regulations Relating to Consulting Services Providers

Under the recently amended Anti-Money Laundering and Counter-Terrorist Financing Ordinance (Chapter 615 of the Laws of Hong Kong) (the “AMLCTFO”), trust or company service providers (“TCSPs”) in Hong Kong need to apply for a license which is conditional on certain personnel of such companies having satisfied a “fit and proper” test. The AMLCTFO also requires TCSPs to comply with the applicable statutory customer due diligence and record-keeping requirements. TCSPs are regulated by the Registrar of Companies, through the Hong Kong Companies Registry, and are subject to its oversight.

A TCSP is defined in the AMLCTFO to be a corporation which carries on a business providing trust or company services. Trust service as defined encompasses the provision in Hong Kong, by way of business, of the service of acting, or arranging for another person to act (i) as a trustee of an express trust or a similar legal arrangement; or (ii) as a nominee shareholder for a person other than a corporation whose securities are listed on a recognized stock market. On the other hand, company service encompasses the provision in Hong Kong, by way of business, of the service of (i) forming corporations or other legal persons; (ii) acting or arranging for another person to act as a director or a secretary of a corporation, as a partner of a partnership, or in a similar position in relation to other legal persons; and/or (iii) providing a registered office, business address, correspondence or administrative address for a corporation, a partnership or any other legal person or legal arrangement.

The TCSP license is usually valid for a period of three years and renewable upon re-assessment of fit and proper requirements. Our wholly-owned subsidiary, ALECS, was granted a TCSP license for a period of three years starting from May 18, 2021 to May 17, 2024.

Ongoing Requirements

All licensed TCSPs are required to, on an ongoing basis, comply with its licensing conditions (if any) as well as the relevant provisions in the AMLCTFO and the guidelines issued by the Companies Registry from time to time, including those relating to customer due diligence and record keeping requirements. To this end, the senior management of licensed TCSPs are also required to appoint: (i) a director or senior manager as a compliance office (“CO”) who has overall responsibility for the establishment and maintenance of the licensee’s anti-money laundering and counter-terrorist financing systems; and (ii) a senior member of the licensee’s staff as the money laundering reporting officer (“MLRO”) who is the central reference point for reporting suspicious transactions.

In order that the CO and MLRO may discharge their responsibilities, the licensed TCSP’s senior management should ensure as far as practicable that the CO and MLRO are independent, capable of accessing all available information, fully conversant in the relevant statutory and regulatory requirements and risks, and of a sufficient level of seniority and authority. Depending on the scale, operation, nature of business and risk profile of the licensed TCSP, the same person may be appointed as its CO and MLRO. Mr. Yip Wai Man Raymond has been appointed as both the CO and MLRO of ALECS.

Business registration requirement

The Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong) requires every person carrying on any business to make an application to the Commissioner of Inland Revenue in the prescribed manner for the registration of that business. The Commissioner of Inland Revenue must register each business for which a business registration application is made and as soon as practicable after the prescribed business registration fee and levy are paid and issue a business registration certificate or branch registration certificate for the relevant business or the relevant branch, as the case may be.

Regulations related to employment and labor protection

Employment Ordinance (Chapter 57 of the Laws of Hong Kong)

The Employment Ordinance (Chapter 57 of the Laws of Hong Kong), or the EO, is an ordinance enacted for, amongst other things, the protection of the wages of employees and the regulation of the general conditions of employment and employment agencies. Under the EO, an employee is generally entitled to, amongst other things, notice of termination of his or her employment contract; payment in lieu of notice; maternity protection in the case of a pregnant employee; not less than one rest day in every period of seven days; severance payments or long service payments; sickness allowance; statutory holidays or alternative holidays; and paid annual leave of up to 14 days depending on the period of employment.

Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong)

The Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong), or the ECO, is an ordinance enacted for the purpose of providing for the payment of compensation to employees injured in the course of employment. As stipulated by the ECO, no employer shall employ any employee in any employment unless there is in force in relation to such employee a policy of insurance issued by an insurer for an amount not less than the applicable amount specified in the Fourth Schedule of the ECO in respect of the liability of the employer. According to the Fourth Schedule of the ECO, the insured amount shall be not less than HKD100,000,000 per event if a company has no more than 200 employees. Any employer who contravenes this requirement commits a criminal offence and is liable on conviction to a fine and imprisonment. An employer who has taken out an insurance policy under the ECO is required to display a prescribed notice of insurance in a conspicuous place on each of its premises where any employee is employed.

Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong)

The Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong), or the MPFSO, is an ordinance enacted for the purposes of providing for the establishment of non-governmental mandatory provident fund schemes, or the MPF Schemes. The MPFSO requires every employer of an employee of 18 years of age or above but under 65 years of age to take all practical steps to ensure the employee becomes a member of a registered MPF Scheme. Subject to the minimum and maximum relevant income levels, it is mandatory for both employers and their employees to contribute 5% of the employee’s relevant income to the MPF Scheme. Any employer who contravenes this requirement commits a criminal offence and is liable on conviction to a fine and imprisonment. As of the date of this prospectus, the Company believes it has made all contributions required of ALECS under the MPFSO.

Regulations related to Hong Kong Taxation

Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong)

Under the Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong), where an employer commences to employ in Hong Kong an individual who is or is likely to be chargeable to tax, or any married person, the employer shall give a written notice to the Commissioner of Inland Revenue not later than three months after the date of commencement of such employment. Where an employer ceases or is about to cease to employ in Hong Kong an individual who is or is likely to be chargeable to tax, or any married person, the employer shall give a written notice to the Commissioner of Inland Revenue not later than one month before such individual ceases to be employed in Hong Kong.

Tax on dividends

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by the Company.

Capital gains and profit tax

No tax is imposed in Hong Kong in respect of capital gains from the sale of shares. However, trading gains from the sale of shares by persons carrying on a trade, profession or business in Hong Kong, where such gains are derived from or arise in Hong Kong, will be subject to Hong Kong profits tax which is imposed at the rates of 8.25% on assessable profits up to HKD2,000,000 and 16.5% on any part of assessable profits over HKD2,000,000 on corporations from the year of assessment commencing on or after 1 April 2018. Certain categories of taxpayers (for example, financial institutions, insurance companies and securities dealers) are likely to be regarded as deriving trading gains rather than capital gains unless these taxpayers can prove that the investment securities are held for long-term investment purposes.

Stamp Duty Ordinance (Chapter 117 of the Laws of Hong Kong)

Under the Stamp Duty Ordinance (Chapter 117 of the Laws of Hong Kong), the Hong Kong stamp duty currently charged at the ad valorem rate of 0.1% on the higher of the consideration for or the market value of the shares, will be payable by the purchaser on every purchase and by the seller on every sale of Hong Kong shares (in other words, a total of 0.2% is currently payable on a typical sale and purchase transaction of Hong Kong shares). In addition, a fixed duty of HKD5 is currently payable on any instrument of transfer of Hong Kong shares. Where one of the parties is a resident outside Hong Kong and does not pay the ad valorem duty due by it, the duty not paid will be assessed on the instrument of transfer (if any) and will be payable by the transferee. If no stamp duty is paid on or before the due date, a penalty of up to ten times the duty payable may be imposed.

Estate duty

Hong Kong estate duty was abolished effective from 11 February 2006. No Hong Kong estate duty is payable by shareholders in relation to the shares owned by them upon death.

Regulations related to anti-money laundering and counter-terrorist financing

Anti-Money Laundering and Counter-Terrorist Financing Ordinance (Chapter 615 of the Laws of Hong Kong)

The Anti-Money Laundering and Counter-Terrorist Financing Ordinance (Chapter 615 of the Laws of Hong Kong), or the AMLO, imposes requirements relating to client due diligence and record-keeping and provides regulatory authorities with the powers to supervise compliance with the requirements under the AMLO. In addition, the regulatory authorities are empowered to (i) ensure that proper safeguards exist to prevent contravention of specified provisions in the AMLO; and (ii) mitigate money laundering and terrorist financing risks.

Drug Trafficking (Recovery of Proceeds) Ordinance (Chapter 405 of the Laws of Hong Kong)

The Drug Trafficking (Recovery of Proceeds) Ordinance (Chapter 405 of the Laws of Hong Kong), or the DTROP, contains provisions for the investigation of assets suspected to be derived from drug trafficking activities, the freezing of assets on arrest and the confiscation of the proceeds from drug trafficking activities. It is an offence under the DTROP if a person deals with any property knowing, or having reasonable grounds to believe, it to be the proceeds from drug trafficking. The DTROP requires a person to report to an authorized officer if he/she knows or suspects that any property (directly or indirectly) is the proceeds from drug trafficking or is intended to be used or was used in connection with drug trafficking, and failure to make such disclosure constitutes an offence under the DTROP.

Organized and Serious Crimes Ordinance (Chapter 455 of the Laws of Hong Kong)

The Organized and Serious Crimes Ordinance (Chapter 455 of the Laws of Hong Kong), or the OSCO, empowers officers of the Hong Kong Police Force and the Hong Kong Customs and Excise Department to investigate organized crime and triad activities, and it gives the Hong Kong courts jurisdiction to confiscate the proceeds from organized and serious crimes, to issue restraint orders and charging orders in relation to the property of defendants of specified offences. The OSCO extends the money laundering offence to cover the proceeds of all indictable offences in addition to drug trafficking.

United Nations (Anti-Terrorism Measures) Ordinance (Chapter 575 of the Laws of Hong Kong)

The United Nations (Anti-Terrorism Measures) Ordinance (Chapter 575 of the Laws of Hong Kong), or the UNATMO, provides that it is a criminal offence to: (i) provide or collect funds (by any means, directly or indirectly) with the intention or knowledge that the funds will be used to commit, in whole or in part, one or more terrorist acts; or (ii) make any funds or financial (or related) services available, directly or indirectly, to or for the benefit of a person knowing that, or being reckless as to whether, such person is a terrorist or terrorist associate. The UNATMO also requires a person to report his knowledge or suspicion of terrorist property to an authorized officer, and failure to make such disclosure constitutes an offence under the UNATMO.

Guidelines issued by the SFC

Licensed corporations are required to comply with the applicable anti-money laundering and counter-terrorist financing laws and regulations in Hong Kong as well as the Guideline on Anti-Money Laundering and Counter-Financing of Terrorism, or the AML & CFT Guideline, issued by the SFC on 1 November 2018, and the Prevention of Money Laundering and Terrorist Financing Guideline issued by the Securities and Futures Commission for Associated Entities issued by the SFC on 1 November 2018.

The AML & CFT Guideline sets out the anti-money laundering and counter-financing of terrorism statutory and regulatory requirements, and the anti-money laundering and counter-financing of terrorism standards which licensed corporations should meet in order to comply with the statutory requirements under the AMLO. The AML & CTF Guideline provides practical guidance to licensed corporations and their senior management in designing and implementing their own anti-money laundering and counter-terrorist financing policies, procedures and controls in order to meet the relevant legal and regulatory requirements in Hong Kong. Licensed corporations are required to ensure that proper safeguards exist to prevent contravention of specified provisions in the AML & CFT Guideline and mitigate money laundering and terrorist financing risks. Pursuant to the AML & CTF Guideline, licensed corporations should, among other things, assess the risks of any new products, new business practices, and use of new or developing technologies before they are offered to the market, identify the client and verify the client’s identity, conduct on-going monitoring of activities of the clients, maintain a database of names and particulars of terrorist suspects and designated parties and conduct on-going monitoring for identification of suspicious transactions.

Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong)

The Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong), or the PDPO, imposes a statutory duty on data users to comply with the requirements of the six data protection principles (the “Data Protection Principles”) contained in Schedule 1 to the PDPO. The PDPO provides that a data user shall not do an act, or engage in a practice, that contravenes a Data Protection Principle unless the act or practice, as the case may be, is required or permitted under the PDPO. The six Data Protection Principles are:

●	Principle 1 — purpose and manner of collection of personal data;

●	Principle 2 — accuracy and duration of retention of personal data;

●	Principle 3 — use of personal data;

●	Principle 4 — security of personal data;

●	Principle 5 — information to be generally available; and

●	Principle 6 — access to personal data.

Non-compliance with a Data Protection Principle may lead to a complaint to the Privacy Commissioner for Personal Data (the “Privacy Commissioner”). The Privacy Commissioner may serve an enforcement notice to direct the data user to remedy the contravention and/ or instigate prosecution actions. A data user who contravenes an enforcement notice commits an offense which may lead to a fine and imprisonment.

The PDPO also gives data subjects certain rights, inter alia:

●	the right to be informed by a data user whether the data user holds personal data of which the individual is the data subject;

●	if the data user holds such data, to be supplied with a copy of such data; and

●	the right to request correction of any data they consider to be inaccurate.

The PDPO criminalizes, including but not limited to, the misuse or inappropriate use of personal data in direct marketing activities, non-compliance with a data access request and the unauthorized disclosure of personal data obtained without the relevant data user’s consent. An individual who suffers damage, including injured feelings, by reason of a contravention of the PDPO in relation to his or her personal data may seek compensation from the data user concerned.

Regulations Related to the British Virgin Islands

Regulations related to the British Virgin Islands Data Protection Act, 2021

The Data Protection act, 2021 (the “BVI DPA”) came into force in the British Virgin Islands on 9 July 2021. The DPA establishes a framework of rights and duties designed to safeguard individuals’ personal data, balanced against the need of public authorities, businesses and organizations to collect and use personal data for lawful purposes. The DPA is centered around seven data protection principles which require that:

●	personal data must not be processed unless specific conditions are met;

●	a data controller must inform a data subject of specific matters, for instance the purposes for which it is being collected and further processed;

●	personal data must not be disclosed for any purpose other than the purpose for which it was to be disclosed at the time of collection or a purpose directly related thereto or to any party other than a third party of a class previously notified to the data subject;

●	a data controller shall, when processing personal data, take practical steps to protect personal data from loss, misuse, modification, unauthorized or accidental access or disclosure, alteration or destruction;

●	personal data must not be kept for longer than is necessary for the purpose;

●	personal data must be accurate, complete, not misleading and kept up to date; and

●	a data subject must be given access to his or her own personal data and be able to correct that data where it is inaccurate, incomplete, misleading or not up to date, except where a request for such access or correction is refused under the DPA.

The DPA imposes specific obligations on data controllers, including the duty to (i) apply the data protection principles; and (ii) respond in a timely fashion to requests from data subjects in relation to their personal data.

The Information Commissioner is the regulator responsible for the proper functioning and enforcement of the DPA. Offences under the DPA include

●	processing sensitive personal data in contravention of the DPA;

●	willfully obstructing the Information Commissioner or an authorized officer in the conduct of his or her duties and functions;

●	willfully disclosing personal information in contravention of the DPA; and

●	collecting, storing or disposing of personal information in a manner that contravenes the DPA.

●	any information available to the data controller as to the source of the personal data and the data subject’s right to request access to and correct the personal data. Where consent has been given to processing of personal data, the data subject may at any time withdraw his or her consent;

Offences committed under the DPA may result in fines (up to US$500,000 in certain cases) or imprisonment. Further, a data subject who suffers damage or distress as a result of their data being processed in contravention of the DPA may institute civil proceedings in the British Virgin Islands courts.

MANAGEMENT

Set forth below is information concerning our directors, executive officers and other key employees.

The following individuals are members of the Board and management of the Registrant.

Directors and Executive Officers	Age	Position/Title
Tak Ching (Anthony) Poon	40	Chief Executive Officer and Chairman of the Board
Wai Man (Raymond) Yip	51	Chief Financial Officer and Director
Sze Wai Lee*	53	Independent Director Nominee
Kit Ho Chow*	65	Independent Director Nominee
Chi Wai (Jerry) Ng*	40	Independent Director Nominee

*	The appointment of each director nominee will be effective immediately prior to the commencement of the trading of the Company’s Ordinary Shares on the Nasdaq Capital Market.

The following is a brief biography of each of our executive officers and directors:

Mr. Tak Ching (Anthony) Poon, aged 40, has over 14 years of experience in the field of banking, accounting and corporate finance, joined ALECS and served as CEO since April 2018. He was appointed as our CEO and Chairman of the Board on March 16, 2020 and will be appointed as Chairman of the Board upon closing of the offering. Mr. Poon obtained his Bachelor’s degree in Business Administration from the Chinese University of Hong Kong in December 2004, majoring in Professional Accountancy and admitted as a member of the Association of Chartered Certified Accountants. From July 2004 to July 2016, he worked in the Hong Kong and Shanghai Banking Corporation Limited under commercial banking department managing corporate relationship team in diverse industry sectors including Textile and Garment, Toys, Electronics and Printing, Property Developer / Non-bank Financial Institution and provide structured financing solution for their funding need. His last position was Senior Vice President in Large Corporates department. In July 2019, Mr. Poon has appointed as an Independent Non-Executive Director of Precious Dragon Technology Holdings Limited (HKEX 1861) being the Chairman for Audit Committee. We believe that Mr. Poon with years of experience in team building, customer relationship handling, business operations, and enterprise management, is qualified to be our Chairman of the Board.

Mr. Wai Man (Raymond) Yip, aged 51, has obtained over 18 years of experience in financial management. He was appointed as our CFO on March 16, 2020, and director since January 22, 2020. Mr. Yip joined ALECS and served as the director since January 2016. He was appointed as our CFO on March 16, 2020. Mr. Yip obtained a Bachelor of Commerce from the Memorial University of Newfoundland in May 1994 and an MBA degree from Australia Graduate School of Management. He has been admitted by the Council of The University of New South Wales and the Senate of the University of Sydney with a degree of Master of Business Administration in October 2004. Mr. Yip became a member of the Institute of Chartered Accountants in Australia in January 2001, fellow member of the Hong Kong Institute of Certified Public Accountants in July 2016 and a member of Chartered Professional Accountants of British Columbia, Canada in March 2019. Mr. Yip worked in Ernst & Young from July 1996 to September 2001. Mr. Yip was employed by Fittec Electronics Co., Ltd as a financial controller between February 2002 and December 2004. He worked for Funmobile Limited from February 2005 to September 2011 with last position of chief financial officer. Mr. Yip had been a director of GPRO Technologies Berhad (now known as G Nepture Berhad), shares of which are listed on the ACE Market (GNB (0045)), Malaysia between November 2011 and March 2014 and a director of Industronics Berhad, shares of which are listed on the Main Board of Bursa Malaysia Securities Berhad (Itronic (9393)), Malaysia between January 2013 and February 2014. Mr. Yip is also appointed as independent non-executive Director of China Aluminum Cans Holdings Limited, shares of which are listed on the mainboard of Hong Kong Stock Exchange since May 27, 2016.

Mr. Sze Wai Lee will become our independent director immediately prior to the commencement of the trading of the Company’s Ordinary Shares on the Nasdaq Capital Market. Mr. Lee currently serves as Chairman of the Board of Director and CEO of Shanghai Yingli Investment Management Co., Ltd, a PRC registered company engaged in media business in China under the brand name “Forbes China”, since January 2018 and also currently serves as Chairman of the Board of Director of Capital Resources Investment Management Company Limited, a PRC registered company engaged commodities trading, since April 2015. He has also served as a member of the Board of Director of Forbes Global Media Holdings Company Limited for the period from May 2017 to November 2020. Mr. Lee received his Bachelor of Commence in Accounting from University of Wollongong in 1992. Mr. Lee is a member of CPA Australia and a fellow member of Hong Kong Institute of CPA.

Mr. Kit Ho Chow, aged 65, will become our independent director immediately prior to the commencement of the trading of the Company’s Ordinary Shares on the Nasdaq Capital Market. He has extensive experience in banking industry for over 44 years especially in corporate banking sector. He is currently the senior vice president of Fat Capital Holdings Ltd. Mr. Chow worked for several banks including The Ka Wah Bank, Citibank, Cathay Bank (Hong Kong), DBS Bank (Hong Kong) during the period between 1977 and 2020 and his last position was vice president of O-Bank Co., Ltd. He has solid experience and capability on managing corporate and institutional clients in diverse industry sectors.

Mr. Chi Wai (Jerry) Ng, aged 40, will become our independent director immediately prior to the commencement of the trading of the Company’s Ordinary Shares on the Nasdaq Capital Market. Mr. Ng has over 16 years of experience in the field of corporate finance, investment and banking. Mr. Ng obtained his double major Bachelor’s degree in Economics and Finance from the University of Hong Kong in December 2004. He was admitted as a professional member of The Hong Kong Institute of Bankers in March 2021. Mr. Ng worked in several international banks included The Hongkong and Shanghai Banking Corporation Limited and Citibank N.A., with his current position in the banking field is senior vice president in corporate banking department at Dah Sing Bank. Mr. Ng is now the Managing Director of Aspenwood Capital Limited which is principally engaged in provision of external asset management services and licensed to conduct type 1 (dealing in securities), type 4 (advising on securities) and type 9 (asset management) regulated activities.

Family Relationships

Except for the foregoing, none of the directors or executive officers have a family relationship as defined in Item 401 of Regulation S-K.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Board of Directors

Our board of directors will consist of five directors upon closing of this offering.

Duties of Directors

Under British Virgin Islands law, our directors owe fiduciary duties both at common law and under statute, including a statutory duty to act honestly, in good faith and with a view to our best interests. When exercising powers or performing duties as a director, our directors also have a duty to exercise the care, diligence and skills that a reasonable director would exercise in comparable circumstances, taking into account without limitation the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken by him. In exercising the powers of a director, the directors must exercise their powers for a proper purpose and shall not act or agree to the company acting in a manner that contravenes our Amended and Restated Charter or the BVI Act. See “Description of Share Capital — Differences in Corporate Law” for additional information on our directors’ fiduciary duties under British Virgin Islands law. In fulfilling their duty of care to us, our directors must ensure compliance with our Amended and Restated Charter. We have the right to seek damages if a duty owed by our directors is breached.

The functions and powers of our board of directors include, among others:

●	appointing officers and determining the term of office of the officers;

●	authorizing the payment of donations to religious, charitable, public or other bodies, clubs, funds or associations as deemed advisable;

●	exercising the borrowing powers of the company and mortgaging the property of the company;

●	executing checks, promissory notes and other negotiable instruments on behalf of the company; and

●	maintaining or registering a register of relevant charges of the company.

Terms of Directors and Executive Officers

Each of our directors holds office until a successor has been duly elected and qualified unless the director was appointed by the board of directors, in which case such director holds office until the next following annual meeting of shareholders at which time such director is eligible for reelection. All of our executive officers are appointed by and serve at the discretion of our board of directors.

Qualification

There is currently no shareholding qualification for directors.

Insider Participation Concerning Executive Compensation

Our Board of Directors, which currently consists of Tak Ching (Anthony) Poon, is making all determinations regarding executive officer compensation from the time the Company first entered into employment agreements with executive officers up until the time where the three independent directors will be installed.

Committees of the Board of Directors

We will establish three committees under the board of directors immediately upon closing of this offering: An Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Even though we are exempted from corporate governance standards because we are a foreign private issuer, we have voluntarily adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee.  Our audit committee will consist of Mr. Sze Wai Lee, Mr. Kit Ho Chow, and Mr. Chi Wai (Jerry) Ng. Mr. Lee will be the chairman of our audit committee. We have determined that Mr. Sze Wai Lee, Mr. Kit Ho Chow, and Mr. Chi Wai (Jerry) Ng will satisfy the “independence” requirements of Section 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Securities Exchange Act. Our board also has determined that Mr. Lee qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq Listing Rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee.  Our compensation committee will consist of Mr. Sze Wai Lee, Mr. Kit Ho Chow, and Mr. Chi Wai (Jerry) Ng upon the effectiveness of their appointments. Mr. Ng will be the chairman of our compensation committee. We have determined that Mr. Sze Wai Lee, Mr. Kit Ho Chow, and Mr. Chi Wai (Jerry) Ng will satisfy the “independence” requirements of Section 5605(a)(2) of the NASDAQ Listing Rules and Rule 10A-3 under the Securities Exchange Act. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

●	reviewing and approving to the board with respect to the total compensation package for our most senior executive officers;

●	approving and overseeing the total compensation package for our executives other than the most senior executive officers;

●	reviewing and recommending to the board with respect to the compensation of our directors;

●	reviewing periodically and approving any long-term incentive compensation or equity plans;

●	selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

●	programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee.  Our nominating and corporate governance committee currently consists of will consist of Mr. Sze Wai Lee, Mr. Kit Ho Chow, and Mr. Chi Wai (Jerry) Ng upon the effectiveness of their appointments. Mr. Chow will be the chairperson of our nominating and corporate governance committee. Mr. Sze Wai Lee, Mr. Kit Ho Chow, and Mr. Chi Wai (Jerry) Ng satisfy the “independence” requirements of Section 5605(a)(2) of the NASDAQ Listing Rules and Rule 10A-3 under the Securities Exchange Act. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

●	identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

●	reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

●	identifying and recommending to our board the directors to serve as members of committees;

●	advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Corporate Governance

The business and affairs of the company are managed under the direction of our Board. We have conducted Board meetings regularly since inception. Each of our directors has attended all meetings either in person, via telephone conference, or through written consent for special meetings. In addition to the contact information in this prospectus, the Board has adopted procedures for communication with the officers and directors as the date hereof. Each stockholder will be given specific information on how he/she can direct communications to the officers and directors of the Company at our annual stockholders’ meetings. All communications from stockholders are relayed to the members of the Board.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to compensation for the years ended March 31, 2022 and 2021 earned by or paid to our chief executive officer and our chief financial officer whose total compensation exceeded $100,000 (the “named executive officers”).

Name and Principal Position	Year	Salary (US$)	Bonus (US$)	Stock Awards (US$)	Option Awards (US$)	Non-Equity Incentive Plan Compensation (US$)	Deferred Compensation Earnings (US$)	Other (US$)	Total (US$)
Wai Man	2022	$-	$-	$-	$-	$-	$-	$76,604	$76,604
(Raymond) Yip CFO	2021	$-	$-	$-	$-	$-	$-	$77,406	$77,406

Tak Ching	2022	$-	$-	$-	$-	$-	$-	$-	$-
(Anthony) Poon CEO	2021	$-	$-	$-	$-	$-	$-	$-	$-

Agreements with Named Executive Officers

We entered into amended and restated employment agreements with our CEO and with our CFO, respectively, on August 6, 2020, with retroactive effect to March 16, 2020. Each of our executive officers is employed for a specified time period, which will be renewed upon both parties’ agreement thirty days before the end of the current employment term. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including but not limited to the commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense, willful disobedience of a lawful and reasonable order, fraud or dishonesty, receipt of bribery, or severe neglect of his or her duties. An executive officer may terminate his or her employment at any time with a one-month prior written notice. Each executive officer has agreed to hold, both during and after the employment agreement expires, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information. In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his employment and for one year following termination of the employment.

Our amended and restated employment agreement with Tak Ching (Anthony) Poon, our CEO, provides his term of one year with an annual remuneration of HKD 600,000 (US$76,604), paid in periodic installments commencing on the closing date of the Company’s public offering of its Ordinary Shares in the U.S.

Our amended and restated employment agreement with Yip Wai Man Raymond, our CFO, provides his term of one year with an annual remuneration of HKD 600,000 (US$76,604).

Compensation of Directors

For the fiscal year ended March 31, 2022, we did not compensate our directors.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Ordinary Shares as of the date of this prospectus, and as adjusted to reflect the sale of the Ordinary Shares offered in this offering for:

●	each of our directors and executive officers who beneficially own our Ordinary Shares; and

●	each person known to us to own beneficially more than 5.0% of our Ordinary Shares

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Ordinary Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on 19,200,000 Ordinary Shares outstanding as of the date of this prospectus. Percentage of beneficial ownership of each listed person after this offering includes Ordinary Shares outstanding immediately after the completion of this offering.

The number and percentage of Ordinary Shares beneficially owned after the offering are based on 22,950,000 Ordinary Shares outstanding following the sale of 3,750,000 Ordinary Shares in the offering. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of 5% or more of our Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Ordinary Shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all Ordinary Shares shown as beneficially owned by them. As of the date of the prospectus, we have eight shareholders of record, none of which are located in the United States.

Principal Shareholders

	Ordinary Shares Beneficially Owned Prior to this Offering			Ordinary Shares Beneficially Owned After this Offering		Percentage of Votes Held After this Offering
	Number		Percent	Number	Percent	Percent
Directors and Executive Officers:

Tak Ching (Anthony) Poon	8,160,000	(1)	42.5%	7,680,000	33.5%	33.5%
Wai Man (Raymond) Yip	3,859,200	(2)	20.1%	3,379,200	14.7%	14.7%
Sze Wai Lee (director nominee)	0		0%	0	0%	0%
Kit Ho Chow (director nominee)	0		0%	0	0%	0%
Chi Wai (Jerry) Ng (director nominee)	0		0%	0	0%	0%

All directors and executive officers as a group	12,019,200		62.6%	11,059,200	48.2%	48.2%

5% Principal Shareholders:
APTC Holdings Limited	8,160,000	(1)	42.5%	7,680,000	33.5%	33.5%
Wing Sang Holdings Limited	3,859,200	(2)	20.1%	3,379,200	14.7%	14.7%
Market Tycoon Investments Limited	1,075,200	(3)	5.6%	1,075,200	4.7%	4.7%
Golden Base Ventures limited	1,075,200	(4)	5.6%	1,075,200	4.7%	4.7%
Value Classic Global Limited	1,075,200	(5)	5.6%	1,075,200	4.7%	4.7%
Top Virtue International Limited	1,075,200	(6)	5.6%	1,075,200	4.7%	4.7%

(1)	These shares are held by APTC Holdings Limited, a British Virgin Islands company 100% owned by Mr. Poon.

(2)	These shares are held by Wing Sang Holdings Limited, a British Virgin Islands company 100% owned by Mr. Yip.
(3)	These shares are held by Market Tycoon Investments Limited, a British Virgin Islands company 100% owned by its sole director, Mr. Tak Ho Luk.
(4)	These shares are held by Golden Base Ventures limited, a British Virgin Islands company 100% owned by its sole director, Mr. Kwok Wing Hung.
(5)	These shares are held by Value Classic Global Limited, a British Virgin Islands company 100% owned by its sole director, Mr. Tai Kuen Wong.
(6)	These shares are held by Top Virtue International Limited, a British Virgin Islands company 100% owned by its sole director, Mr. Pak To Yiu.

SELLING SHAREHOLDERS

We are registering for resale our Ordinary Shares identified below (the “Resale Shares”) to permit the Selling Shareholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a Selling Shareholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution.” As of the date of this prospectus, there are 19,200,000 Ordinary Shares issued and outstanding.

The following table sets forth:

●	the name of the Selling Shareholders;

●	the number of our Ordinary Shares that the Selling Shareholders beneficially owned prior to the offering for resale of the shares under this prospectus;

●	the maximum number of our Ordinary Shares that may be offered for resale for the account of the Selling Shareholders under this prospectus; and
●	the number and percentage of our Ordinary Shares beneficially owned by the Selling Shareholders after the offering of the shares (assuming all of the offered shares are sold by the Selling Shareholders and the closing of this Offering), is based on 22,950,000 Ordinary Shares outstanding after this offering.

None of the Selling Shareholders are broker dealers or affiliates of a broker dealer. None of the Selling Shareholders have any agreement or understanding to distribute any of the shares being registered.

Each Selling Shareholder may offer for sale all or part of the Resale Shares from time to time. The table below assumes that the Selling Shareholders will sell all of the Resale Shares. A Selling Shareholder is under no obligation, however, to sell any shares pursuant to this prospectus.

	Ordinary Shares Beneficially Owned Prior to Offering(1)	Percentage Ownership Prior to Offering(2)	Maximum Number of Shares to be Sold(3)	Number of Ordinary Shares Owned After Offering(4)	Percentage Ownership After Offering(5)
Name of Selling Shareholders
Active fly Limited(6)	480,000	2.5%	480,000	0	0%
Ray Sino Limited(7)	480,000	2.5%	480,000	0	0%
APTC Holdings Limited(8)	8,160,000	42.5%	480,000	7,680,000	33.5%
Wing Sang Holdings Limited(9)	3,859,200	20.1%	480,000	3,379,200	14.7%

(1)	For the purpose of this selling shareholders table only, the offering refers to the resale of the Ordinary Shares by each Selling Shareholder listed above assuming the closing of our initial public offering.

(2)	Based on 19,200,000 Ordinary Shares outstanding as of the date of this prospectus.

(3)	This number represents all of the Resale Shares that the Selling Shareholder shall receive, as applicable, all of which we agreed to register.

(4)	Since we do not have the ability to control how many, if any, of their shares each of the Selling Shareholders will sell, we have assumed that the Selling Shareholders will sell all of the shares offered herein for purposes of determining how many shares they will own after the Offering and their percentage of ownership following the offering.

(5)	All percentages have been rounded up to the nearest one hundredth of one percent.

(6)	Based on a selling shareholder questionnaire dated July 19, 2022. Active Fly Limited holds voting and dispositive power over 480,000 Ordinary Shares. Man Kit Cheng is the sole director of Active Fly Limited. The principal business address of Active Fly Limited is 32/F, Gravity, 29 Hing Yip Street, Kwun Tong, Kowloon, Hong Kong.

(7)	Based on a selling shareholder questionnaire dated July 19, 2022. Ray Sino Group Limited holds voting and dispositive power over 480,000 Ordinary Shares. Tsz Kin Chan is the sole director of Ray Sino Group Limited. The principal business address of Ray Sino Group Limited is Unit 1510, 15/F, Tower 1, Silvercord, 30 Canton Road, Tsim Sha Tsui, Hong Kong.

(8)	Based on a selling shareholder questionnaire dated July 19, 2022. APTC Holding Limited holds voting and dispositive power over 8,160,000 Ordinary Shares. Tak Ching Poon is the sole director of APTC Holding Limited. The principal business address of APTC Holding Limited is Unit 1005, 10/F, Tower A, New Mandarin Plaza, 14 Science Museum Road, Tsim Sha Tsui, Hong Kong.

(9)	Based on a selling shareholder questionnaire dated July 19, 2022. Wing Sang Holdings Limited holds voting and dispositive power over 3,859,200 Ordinary Shares. Wai Man (Raymond) Yip is the sole director of Wing Sang Holdings Limited. The principal business address of Wang Sang Holdings Limited is Unit 1005, 10/F, Tower A, New Mandarin Plaza, 14 Science Museum Road, Tsim Sha Tsui, Hong Kong.

History of Share Capital

The Company was incorporated in the BVI on January 22, 2020. On January 22, 2020, we issued 10,000 ordinary shares to a founder shareholder.

On June 28, 2020, the shareholders and the board of the Company approved, upon the consummation of the offering, to increase the authorized shares of the Company and split then issued and outstanding shares (post the offering) at a ratio of 960:1. On July 17, 2020, the shareholders and the board of the Company further approved to effect both actions prior to the consummation of the offering as well as the Amended and Restated Charter. On July 21, 2020, Company filed Amended and Restated Charter with the Registrar to increase the authorized shares of the Company from 50,000 ordinary shares, par value $1.00 per share, to 48,000,000 ordinary shares, par value $0.001041667 per share, and effected a forward stock split of all issued and outstanding shares at a ratio of 960:1, effective immediately following the filing of the Amended and Restated Charter.

On June 25, 2021, we effectuated a forward split of the Ordinary Shares of the Company at a ratio of two-for-one to increase our authorized capital shares from 48,000,000 Ordinary Shares with a par value of $0.001041667 per share to 96,000,000 Ordinary Shares with a par value of $0.00052083 per share. As a result of the 2021 Forward Split, we now have 19,200,000 Ordinary Shares issued and outstanding as of the date hereof.

RELATED PARTY TRANSACTIONS

Material Transactions with Related Parties

The Company had provided company secretarial services to ALE Office Limited, ALE Properties Limited, APTC Holdings Limited, CMB Corporate Services Limited, Sieger CPA Limited, Summit Realty Company Limited, Wing Sang Holdings Limited and other related companies. Mr. Wai Man (Raymond) Yip is a sole director and shareholder of ALE Office Limited and Wing Sang Holdings Limited. Mr. Yip also a shareholder of Sieger CPA Limited and a director of Summit Realty Company Limited. Mr. Tak Ching (Anthony) Poon is a sole director and shareholder of APTC Holdings Limited and CMB Corporate Services Limited. Mr. Poon is also a director and shareholder of ALE Properties Limited. As of March 31, 2022, the amount due from ALE Properties Limited, APTC Holdings Limited, CMB Corporate Service Limited, Summit Realty Company Limited and Wing Sang Holdings Limited were HKD7,060 (US$901), HKD8,851 (US$1,130), HKD750 (US$96), HKD500 (US$64) and HKD8,851 (US$1,130), respectively. The Company collected full settlements for the balance due from these related parties on June 7, 2022.

As of March 31, 2021, the amount due from ALE Office Limited, CMB Corporate Service Limited and Sieger CPA Limited were HKD6,910, HKD23,630 and HKD500, respectively. The Company collected full settlements for the balance due from CMB Corporate Services Limited and Sieger CPA Limited on June 10, 2021 whereas from ALE Office Limited on June 11, 2021.

Employment Agreements

See “Executive Compensation—Agreements with Named Executive Officers”.

DESCRIPTION OF SHARE CAPITAL

We were incorporated as a BVI business company under the laws of the British Virgin Islands on January 22, 2020. As of the date of this prospectus, our authorized share capital consisted of 96,000,000 Ordinary Shares with a par value of $0.00052083 per share.

As of the date of this prospectus, there are 19,200,000 Ordinary Shares issued and outstanding.

On June 25, 2021, we effectuated a forward split of the Ordinary Shares of the Company at a ratio of two-for-one to increase our authorized capital shares from 48,000,000 Ordinary Shares with a par value of $0.001041667 per share to 96,000,000 Ordinary Shares with a par value of $0.00052083 per share. As a result of the 2021 Forward Split, we now have 19,200,000 Ordinary Shares issued and outstanding as of the date hereof.

On June 28, 2020, the shareholders and the board of the Company approved, upon the consummation of the offering, to increase the authorized shares of the Company and split then issued and outstanding shares (post the offering) at a ratio of 960:1. On July 17, 2020, the shareholders and the board of the Company further approved to effect both actions prior to the consummation of the offering as well as the Amended and Restated Charter. On July 21, 2020, Company filed Amended and Restated Charter with the Registrar to increase the authorized shares of the Company from 50,000 ordinary shares, par value $1.00 per share, to 48,000,000 ordinary shares, par value $0.001041667 per share, and effected a forward stock split of all issued and outstanding shares at a ratio of 960:1, effective immediately following the filing of the Amended and Restated Charter.

Ordinary Shares

General

All of our issued shares are fully paid and non-assessable. Certificates evidencing the shares are issued in registered form. There are no limitations imposed by our Amended and Restated Charter on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Amended and Restated Charter governing the ownership threshold above which shareholder ownership must be disclosed.

Under the BVI Act, the Ordinary Shares are deemed to be issued when the name of the shareholder is entered in our register of members. If  (a) information that is required to be entered in the register of members is omitted from the register or is inaccurately entered in the register, or (b) there is unreasonable delay in entering information in the register, a shareholder of the company, or any person who is aggrieved by the omission, inaccuracy or delay, may apply to the British Virgin Islands Courts for an order that the register be rectified, and the court may either refuse the application or order the rectification of the register, and may direct the company to pay all costs of the application and any damages the applicant may have sustained.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the BVI Act.

Voting Rights

Any action required or permitted to be taken by the shareholders must be effected at a duly called meeting of the shareholders entitled to vote on such action or may be effected by a resolution of members in writing, each in accordance with the Amended and Restated Charter. At each meeting of shareholders, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one vote for each share that such shareholder holds.

Transfer of Ordinary Shares

Subject to the restrictions contained in our articles of association, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Liquidation

As permitted by the BVI Act and our Amended and Restated Charter, we may be voluntarily liquidated under Part XII of the BVI Act by resolution of directors and resolution of shareholders if our assets exceed our liabilities and we are able to pay our debts as they fall due. We may also be wound up in circumstances where we are insolvent in accordance with the terms of the BVI Insolvency Act (as amended).

If we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay all amounts paid to us on account of the issue of shares immediately prior to the winding up, the excess shall be distributable pari passu among those shareholders in proportion to the amount paid up immediately prior to the winding up on the shares held by them, respectively. If we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the amounts paid to us on account of the issue of shares, those assets shall be distributed so that, to the greatest extent possible, the losses shall be borne by the shareholders in proportion to the amounts paid up immediately prior to the winding up on the shares held by them, respectively. If we are wound up, the liquidator appointed by us may, in accordance with the BVI Act, divide among our shareholders in specie or kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares in a notice served to such shareholders at least 14 clear days prior to the specified time of payment. The Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares

Subject to the provisions of the BVI Act, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our Amended and Restated Charter and subject to any applicable requirements imposed from time to time by, the BVI Act, the SEC, the Nasdaq Capital Market, or by any recognized stock exchange on which our securities are listed.

Variations of Rights of Shares

If at any time, the Company is authorized to issue more than one class of shares, all or any of the rights attached to any class of shares may be amended only with the consent in writing of or by a resolution passed at a meeting of not less than 50 percent of the shares of the class to be affected.

General Meetings of Shareholders

Under our Amended and Restated Charter, a copy of the notice of any meeting of shareholders shall be given not less than 7 days before the date of the proposed meeting to those persons whose names appear as shareholders in the register of members on the date of the notice and are entitled to vote at the meeting. Our board of directors shall call a meeting of shareholders upon the written request of shareholders holding at least 30% of our outstanding voting shares. In addition, our board of directors may call a meeting of shareholders on its own motion. A meeting of shareholders may be called on short notice if at least 90% of the shares entitled to vote on the matters to be considered at the meeting have agreed to short notice of the meeting, or if all members holding shares entitled to vote on all or any matters to be considered at the meeting have waived notice and presence at the meeting shall be deemed to constitute waiver for this purpose.

At any meeting of shareholders, a quorum will be present if there are shareholders present in person or by proxy representing not less than 50 percent of the shares entitled to vote on the resolutions to be considered at the meeting. Such quorum may be represented by only a single shareholder or proxy. If no quorum is present within two hours of the start time of the meeting, the meeting shall be dissolved if it was requested by shareholders. In any other case, the meeting shall be adjourned to the next business day, and if shareholders representing not less than one-third of the votes of the common shares or each class of shares entitled to vote on the matters to be considered at the meeting are present within one hour of the start time of the adjourned meeting, a quorum will be present. If not, the meeting will be dissolved. No business may be transacted at any meeting of shareholders unless a quorum is present at the commencement of business. If present, the chair of our board of directors shall be the chair presiding at any meeting of the shareholders. If the chair of our board is not present then the members present shall choose a shareholder to act to chair the meeting of the shareholders. If the shareholders are unable to choose a chairman for any reason, then the person representing the greatest number of voting shares present in present of by proxy shall preside as chairman, failing which the oldest individual member or member representative shall take the chair.

A corporation that is a shareholder shall be deemed for the purpose of our Amended and Restated Charter to be present in person if represented by its duly authorized representative. This duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.

Inspection of Books and Records

Under the BVI Act, members of the general public, on payment of a nominal fee, can obtain copies of the public records of a company available at the office of the Registrar of Corporate Affairs which will include the company’s certificate of incorporation, its Amended and Restated Charter (with any amendments) and records of license fees paid to date and will also disclose any articles of dissolution, articles of merger and a register of charges if the company has elected to file such a register.

A member of the Company is also entitled, upon giving written notice to us, to inspect (i) our Amended and Restated Charter, (ii) the register of members, (iii) the register of directors and (iv) minutes of meetings and resolutions of members and of those classes of members of which that member is a member, and to make copies and take extracts from the documents and records referred to in (i) to (iv) above. However, our directors may, if they are satisfied that it would be contrary to the company’s interests to allow a member to inspect any document, or part of a document specified in (ii) to (iv) above, refuse to permit the member to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts or records. See “Where You Can Find More Information.” Where a company fails or refuses to permit a member to inspect a document or permits a member to inspect a document subject to limitations, that member may apply to the BVI court for an order that he should be permitted to inspect the document or to inspect the document without limitation.

Changes in Capital

We may from time to time by resolution of our board of directors or, subject to our Amended and Restated Charter:

●	amend our Amended and Restated Charter to increase or decrease the maximum number of shares we are authorized to issue;

●	split our authorized and issued shares into a larger number of shares;

●	combine our authorized and issued shares into a smaller number of shares; and

●	create new classes of shares with preferences to be determined by resolution of the board of directors to amend the Amended and Restated Charter to create new classes of shares with such preferences at the time of authorization.

Differences in Corporate Law

The BVI Act and the laws of the British Virgin Islands affecting British Virgin Islands companies like us and our shareholders differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the laws of the British Virgin Islands applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

Under the laws of the British Virgin Islands, two or more companies may merge or consolidate in accordance with Section 170 of the BVI Act. A merger means the merging of two or more constituent companies into one of the constituent companies (the “surviving company”) and a consolidation means the uniting of two or more constituent companies into a new company (the “consolidated company”). The procedure for a merger or consolidation between the company and another company (which need not be a BVI company, and which may be the company’s parent or subsidiary, but need not be) is set out in the BVI Act. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation, which with the exception of a merger between a parent company and its subsidiary, must also be approved by a resolution of a majority of the shareholders voting at a quorate meeting of shareholders or by written resolution of the shareholders of the BVI company or BVI companies which are to merge. While a director may vote on the plan of merger or consolidation, or any other matter, even if he has a financial interest in the plan, the interested director must disclose the interest to all other directors of the company promptly upon becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the company. A transaction entered into by our company in respect of which a director is interested (including a merger or consolidation) is voidable by us unless the director’s interest was (a) disclosed to the board prior to the transaction or (b) the transaction is (i) between the director and the company and (ii) the transaction is in the ordinary course of the company’s business and on usual terms and conditions. Notwithstanding the above, a transaction entered into by the company is not voidable if the material facts of the interest are known to the shareholders and they approve or ratify it or the company received fair value for the transaction. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting to approve the plan of merger or consolidation. A foreign company which is able under the laws of its foreign jurisdiction to participate in the merger or consolidation is required by the BVI Act to comply with the laws of that foreign jurisdiction in relation to the merger or consolidation. The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration. After the plan of merger or consolidation has been approved by the directors and authorized, if required, by a resolution of the shareholders, articles of merger or consolidation are executed by each company and filed with the Registrar of Corporate Affairs in the British Virgin Islands. The merger is effective on the date that the articles of merger are registered with the Registrar or on such subsequent date, not exceeding thirty days, as is stated in the articles of merger or consolidation.

As soon as a merger becomes effective: (a) the surviving company or consolidated company (so far as is consistent with its memorandum and articles of association, as amended or established by the articles of merger or consolidation) has all rights, privileges, immunities, powers, objects and purposes of each of the constituent companies; (b) in the case of a merger, the memorandum and articles of association of any surviving company are automatically amended to the extent, if any, that changes to its memorandum and articles of association are contained in the articles of merger or, in the case of a consolidation, the memorandum and articles of association filed with the articles of consolidation are the memorandum and articles of the consolidated company; (c) assets of every description, including choses-in-action and the business of each of the constituent companies, immediately vest in the surviving company or consolidated company; (d) the surviving company or consolidated company is liable for all claims, debts, liabilities and obligations of each of the constituent companies; (e) no conviction, judgment, ruling, order, claim, debt, liability or obligation due or to become due, and no cause existing, against a constituent company or against any member, director, officer or agent thereof, is released or impaired by the merger or consolidation; and (f) no proceedings, whether civil or criminal, pending at the time of a merger by or against a constituent company, or against any member, director, officer or agent thereof, are abated or discontinued by the merger or consolidation; but: (i) the proceedings may be enforced, prosecuted, settled or compromised by or against the surviving company or consolidated company or against the member, director, officer or agent thereof; as the case may be; or (ii) the surviving company or consolidated company may be substituted in the proceedings for a constituent company. The Registrar of Corporate Affairs shall strike off the register of companies each constituent company that is not the surviving company in the case of a merger and all constituent companies in the case of a consolidation. If the directors determine it to be in the best interests of the company, it is also possible for a merger to be approved as a Court approved plan of arrangement or scheme of arrangement in accordance with the BVI Act.

A shareholder may dissent from (a) a merger if the company is a constituent company, unless the company is the surviving company and the member continues to hold the same or similar shares; (b) a consolidation if the company is a constituent company; (c) any sale, transfer, lease, exchange or other disposition of more than 50 per cent in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including: (i) a disposition pursuant to an order of the court having jurisdiction in the matter, (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interest within one year after the date of disposition, or (iii) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (d) a compulsory redemption of 10 per cent, or fewer of the issued shares of the company required by the holders of 90 percent, or more of the shares of the company pursuant to the terms of the BVI Act; and (e) a plan of arrangement, if permitted by the British Virgin Islands Court (each, an Action). A shareholder properly exercising his dissent rights is entitled to a cash payment equal to the fair value of his shares.

A shareholder dissenting from an Action must object in writing to the Action before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder. If the merger or consolidation is approved by the shareholders, the company must give notice of this fact to each shareholder within 20 days who gave written objection. Such objection shall include a statement that the members proposes to demand payment for his or her shares if the Action is taken. These shareholders then have 20 days to give to the company their written election in the form specified by the BVI Act to dissent from the Action, provided that in the case of a merger, the 20 days starts when the plan of merger is delivered to the shareholder. Upon giving notice of his election to dissent, a shareholder ceases to have any shareholder rights except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding his dissent. Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the company shall make a written offer to each dissenting shareholder to purchase his shares at a specified price per share that the company determines to be the fair value of the shares. The company and the shareholder then have 30 days to agree upon the price. If the company and a shareholder fail to agree on the price within the 30 days, then the company and the shareholder shall, within 20 days immediately following the expiration of the 30-day period, each designate an appraiser and these two appraisers shall designate a third appraiser. These three appraisers shall fix the fair value of the shares as of the close of business on the day prior to the shareholders’ approval of the transaction without taking into account any change in value as a result of the transaction.

Shareholders’ Suits

There are both statutory and common law remedies available to our shareholders as a matter of British Virgin Islands law. These are summarized below.

Prejudiced members

A shareholder who considers that the affairs of the company have been, are being, or are likely to be, conducted in a manner that is, or any act or acts of the company have been, or are, likely to be oppressive, unfairly discriminatory or unfairly prejudicial to him in that capacity, can apply to the court under Section 184I of the BVI Act, inter alia, for an order that his shares be acquired, that he be provided compensation, that the Court regulate the future conduct of the company, or that any decision of the company which contravenes the BVI Act or our Amended and Restated Charter be set aside.

Derivative actions

Section 184C of the BVI Act provides that a shareholder of a company may, with the leave of the Court, bring an action in the name of the company in certain circumstances to redress any wrong done to it. Such actions are known as derivative actions. The BVI Court may only grant permission to bring a derivative action where the following circumstances apply:

●	the company does not intend to bring, diligently continue or defend or discontinue proceedings; and

●	it is in the interests of the company that the conduct of the proceedings not be left to the directors or to the determination of the shareholders as a whole.

When considering whether to grant leave, the British Virgin Islands Court is also required to have regard to the following matters:

●	whether the shareholder is acting in good faith;

●	whether a derivative action is in the company’s best interests, taking into account the directors’ views on commercial matters;

●	whether the action is likely to proceed;

●	the costs of the proceedings in relation to the relief likely to be obtained; and

●	whether an alternative remedy is available.

Just and equitable winding up

In addition to the statutory remedies outlined above, shareholders can also petition the BVI Court for the winding up of a company under the BVI Insolvency Act, (as amended) for the appointment of a liquidator to liquidate the company and the court may appoint a liquidator for the company if it is of the opinion that it is just and equitable for the court to so order. Save in exceptional circumstances, this remedy is generally only available where the company has been operated as a quasi-partnership and trust and confidence between the partners has broken down.

Indemnification of directors and executive officers and limitation of liability

Our Amended and Restated Charter provide that, subject to certain limitations, we indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings for any person who:

●	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was our director; or

●	is or was, at our request, serving as a director or officer of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

These indemnities only apply if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the company and as to whether the person had no reasonable cause to believe that his conduct was unlawful and is, in the absence of fraud, sufficient for the purposes of the Amended and Restated Charter, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the company or that the person had reasonable cause to believe that his conduct was unlawful.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-takeover provisions in our Amended and Restated Charter

Some provisions of our articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable. Under the BVI Act there are no provisions, which specifically prevent the issuance of preferred shares or any such other ‘poison pill’ measures. The Amended and Restated Charter of the company also do not contain any express prohibitions on the issuance of any preferred shares. Therefore, the directors without the approval of the holders of ordinary shares may issue preferred shares that have characteristics that may be deemed to be anti-takeover. Additionally, such a designation of shares may be used in connection with plans that are poison pill plans. However, under British Virgin Islands law, our directors in the exercise of their powers granted to them under our Amended and Restated Charter and performance of their duties, are required to act honestly and in good faith in what the director believes to be in the best interests of our company.

Directors’ fiduciary duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction.

The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

Under British Virgin Islands law, our directors owe fiduciary duties both at common law and under statute including, among others, a statutory duty to act honestly, in good faith, for a proper purpose and with a view to what the directors believe to be in the best interests of the company. Our directors are also required, when exercising powers or performing duties as a director, to exercise the care, diligence and skill that a reasonable director would exercise in comparable circumstances, taking into account without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken. In the exercise of their powers, our directors must ensure neither they nor the company acts in a manner which contravenes the BVI Act or our Amended and Restated Charter. A shareholder has the right to seek damages for breaches of duties owed to us by our directors.

Pursuant to the BVI Act and our Amended and Restated Charter, a director of a company who has an interest in a transaction and who has declared such interest to the other directors, may:

(a)	vote on a matter relating to the transaction;

(b)	attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

(c)	sign a document on behalf of the Company, or do any other thing in his capacity as a director, that relates to the transaction.

In certain limited circumstances, a shareholder has the right to seek various remedies against the company in the event the directors are in breach of their duties under the BVI Act. Pursuant to Section 184B of the BVI Act, if a company or director of a company engages in, or proposes to engage in or has engaged in, conduct that contravenes the provisions of the BVI Act or the memorandum or articles of association of the company, the British Virgin Islands Court may, on application of a shareholder or director of the company, make an order directing the company or director to comply with, or restraining the company or director from engaging in conduct that contravenes the BVI Act or the memorandum or articles. Furthermore, pursuant to section 184I(1) of the BVI Act a shareholder of a company who considers that the affairs of the company have been, are being or likely to be, conducted in a manner that is, or any acts of the company have been, or are likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to the British Virgin Islands Court for an order which, inter alia, can require the company or any other person to pay compensation to the shareholders.

Shareholder action by written consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. British Virgin Islands law provides that, subject to the memorandum and articles of association of a company, an action that may be taken by members of the company at a meeting may also be taken by a resolution of members consented to in writing.

Shareholder proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. British Virgin Islands law and our Amended and Restated Charter allow our shareholders holding 30% or more of the votes of the outstanding voting shares to requisition a shareholders’ meeting. There is no requirement under BVI law to hold shareholders’ annual general meetings, but our Amended and Restated Charter do permit the directors to call such a meeting. The location of any shareholders’ meeting can be determined by the board of directors and can be held anywhere in the world.

Cumulative voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under British Virgin Islands law, our Amended and Restated Charter do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Amended and Restated Charter, directors can be removed from office, with or without cause, by a resolution of shareholders passed at a meeting of the shareholders called for the purposes of removing the director or for purposes including the removal of the director or by a written resolution passed by at least 75 percent of the votes of the shareholders entitled to vote. Directors can also be removed by a resolution of directors passed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director.

Transactions with interested shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors. British Virgin Islands law has no comparable statute and our Amended and Restated Charter does not provide for the same protection afforded by the Delaware business combination statute.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the BVI Act and our Amended and Restated Charter, we may appoint a voluntary liquidator by a resolution of the shareholders, provided that the directors have made a declaration of solvency that the company is able to discharge its debts as they fall due and that the value of the company’s assets exceed its liabilities.

Variation of rights of shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Amended and Restated Charter, if at any time our shares are divided into different classes of shares, the rights attached to any class may only be varied, whether or not our company is in liquidation, with the consent in writing of or by a resolution passed at a meeting by a majority of the votes cast by those entitled to vote at a meeting of the holders of the issued shares in that class. For these purposes the creation, designation or issue of preferred shares with rights and privileges ranking in priority to an existing class of shares is deemed not to be a variation of the rights of such existing class and may in accordance with our Amended and Restated Charter be effected by resolution of directors without shareholder approval.

Amendment of governing documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by British Virgin Islands law, our Amended and Restated Charter may be amended by a resolution of shareholders and, subject to certain exceptions, by a resolution of directors. An amendment is effective from the date it is registered at the Registry of Corporate Affairs in the British Virgin Islands.

Anti-Money Laundering Laws

In order to comply with legislation or regulations aimed at the prevention of money laundering we are required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we also may delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

If any person resident in the British Virgin Islands knows or suspects that another person is engaged in money laundering or terrorist financing and the information for that knowledge or suspicion came to their attention in the course of their business the person will be required to report his belief or suspicion to the Financial Investigation Agency of the British Virgin Islands, pursuant to the Proceeds of Criminal Conduct Act (as amended). Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

SHARES ELIGIBLE FOR FUTURE SALE

Before our initial public offering, there has not been a public market for our Ordinary Shares, and though we intend to apply listing on the Nasdaq Capital Market, a regular trading market for our Ordinary Shares may not develop. Future sales of substantial amounts of shares of our Ordinary Shares in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our Ordinary Shares to fall or impair our ability to raise equity capital in the future. Upon completion of this offering, we will have 22,950,000 Ordinary Shares issued and outstanding. All of the Ordinary Shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.

Rule 144

All of our Ordinary Shares outstanding prior to this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

●	1% of the number of Ordinary Shares then outstanding, in the form of Ordinary Shares or otherwise, which will equal approximately shares immediately after this offering; or

●	the average weekly trading volume of the Ordinary Shares on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants, or advisors who purchases our Class A Ordinary Shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those Class A Ordinary Shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

TAXATION

Material U.S. Federal Income Tax Consequences Applicable to U.S. Holders of Our Ordinary Shares

The following sets forth the material U.S. federal income tax consequences related to an investment in our Ordinary Shares. It is directed to U.S. Holders (as defined below) of our Ordinary Shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. Unless otherwise noted in the following discussion, this section is the opinion of Messina Madrid Law PA, our U.S. tax counsel, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This description does not deal with all possible tax consequences relating to an investment in our Ordinary Shares or U.S. tax laws, other than the U.S. federal income tax laws, such as the tax consequences under non U.S. tax laws, state, local and other tax laws.

The following brief description applies only to U.S. Holders (defined below) that hold Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the federal income tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of Ordinary Shares and you are, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our ordinary shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our ordinary shares are urged to consult their tax advisors regarding an investment in our ordinary shares.

WE URGE POTENTIAL PURCHASERS OF OUR ORDINARY SHARES TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR ORDINARY SHARES.

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

●	banks;

●	financial institutions;

●	insurance companies;

●	Pension plans;

●	cooperatives;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	traders that elect to use a mark-to-market method of accounting;

●	U.S. expatriates;

●	Certain former U.S. citizens or long-term residents;

●	tax-exempt entities (including private foundations);

●	persons liable for alternative minimum tax;

●	persons holding our Ordinary Shares as part of a straddle, hedging, conversion or integrated transaction;

●	persons that actually or constructively own 10% (by vote or value) or more of our voting shares (including by reason of owning our Ordinary Shares);

●	persons who acquired our Ordinary Shares pursuant to the exercise of any employee share option or otherwise as compensation;

●	persons holding our Ordinary Shares through partnerships or other pass-through entities;

●	events, hip-hop, and marketing industries investment trusts;

●	governments or agencies or instrumentalities thereof;

●	beneficiaries of a Trust holding our Ordinary Shares; or

●	persons holding our Ordinary Shares through a trust.

All of whom may be subject to tax rules that differ significantly from those discussed below.

The discussion set forth below is addressed only to U.S. Holders that purchase Ordinary Shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Ordinary Shares.

Taxation of Dividends and Other Distributions on Our Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by us to you with respect to the Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Ordinary Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a PFIC for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the United States and the BVI, clause (1) above can be satisfied only if the Ordinary Shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq Capital Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Ordinary Shares for more than one year, you will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes.

Information Reporting and Backup Withholding

Dividend payments with respect to our Ordinary Shares and proceeds from the sale, exchange or redemption of our Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding at a current rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Ordinary Shares. Failure to report the information could result in substantial penalties. You should consult your own tax advisor regarding your obligation to file Form 8938.

Passive Foreign Investment Company (“PFIC”)

Based on our current and anticipated operations and the composition of our assets, we were not a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for the taxable year ended March 31, 2021 and the taxable year ended March 31, 2022. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our taxable year ending March 31, 2023 or for any subsequent year, more than 50% of our assets may be assets which produce passive income, in which case we would be deemed a PFIC, which could have adverse the U.S. federal income tax consequences for the U.S. taxpayers who are shareholders. We will make this determination following the end of any particular tax year. PFIC status is a factual determination for each taxable year which cannot be made until the close of the taxable year. A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the U.S. Internal Revenue Code, for any taxable year if either:

●	at least 75% of its gross income is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

We will be treated as owning our proportionate share of the assets and earning our proportionate share of income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

We must make a separate determination each year as to whether we are a PFIC, however, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Ordinary Shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Ordinary Shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Ordinary Shares. If we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, however, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Ordinary Shares.

If we are a PFIC for any taxable year during which you hold Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the Ordinary Shares;

●	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income,

●	the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year, and

●	An additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Ordinary Shares cannot be treated as capital, even if you hold the Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the Ordinary Shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the Ordinary Shares as of the close of your taxable year over your adjusted basis in such Ordinary Shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the Ordinary Shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the Ordinary Shares, as well as to any loss realized on the actual sale or disposition of the Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Ordinary Shares. Your basis in the Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including the Nasdaq Capital Market. If the Ordinary Shares are regularly traded on the Nasdaq Capital Market and if you are a holder of Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Ordinary Shares in any year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 regarding distributions received on the Ordinary Shares and any gain realized on the disposition of the Ordinary Shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Ordinary Shares, then such Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Ordinary Shares for tax purposes.

IRC Section 1014(a) provides for a step-up in basis to the fair market value for our Ordinary Shares when inherited from a decedent that was previously a holder of our Ordinary Shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Ordinary Shares, or a mark-to-market election and ownership of those Ordinary Shares are inherited, a special provision in IRC Section 1291(e) provides that the new U.S. Holder’s basis should be reduced by an amount equal to the Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits our Ordinary Shares from a U.S. Holder to not get a step-up in basis under Section 1014 and instead will receive a carryover basis in those Ordinary Shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Ordinary Shares and the elections discussed above.

Hong Kong Profits Taxation

Our subsidiary incorporated in Hong Kong were subject to 16.5% Hong Kong profit tax on their taxable income generated from operations in Hong Kong for the year of assessment of 2017/2018 and 2018/2019. As from year of assessment of 2019/2020 onwards, Hong Kong profit tax rates are 8.25% on assessable profits up to HKD2,000,000, and 16.5% on any part of assessable profits over HKD2,000,000.

Under Hong Kong tax laws, our Hong Kong subsidiary are exempted from Hong Kong income tax on its foreign-derived income. In addition, payments of dividends from our Hong Kong subsidiary to us are not subject to any withholding tax in Hong Kong. See “Dividend Policy” for further details on our dividend policy.

British Virgin Islands Taxation

The disclosure relating to tax consequences under British Virgin Islands law is the opinion of Conyers Dill & Pearman, our counsel as to BVI law.

The Government of the British Virgin Islands does not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon the company or its shareholders who are not tax resident in the British Virgin Islands.

The Company and all distributions, interest and other amounts paid by the Company to persons who are not tax resident in the British Virgin Islands will not be subject to any income, withholding or capital gains taxes in the British Virgin Islands, with respect to the ordinary shares in the Company owned by them and dividends received on such shares, nor will they be subject to any estate or inheritance taxes in the British Virgin Islands.

No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable by persons who are not tax resident in the British Virgin Islands with respect to any shares, debt obligations or other securities of the Company.

Except to the extent that we have any interest in real property in the British Virgin Islands, all instruments relating to transactions in respect of the shares, debt obligations or other securities of the company and all instruments relating to other transactions relating to the business of the Company are exempt from the payment of stamp duty in the British Virgin Islands.

There are currently no withholding taxes or exchange control regulations in the British Virgin Islands applicable to the Company or its shareholders.

There is no income tax treaty or convention currently in effect between the United States and the British Virgin Islands or between Hong Kong and the British Virgin Islands.

British Virgin Islands Economic Substance Legislation

The British Virgin Islands, together with several other non-European Union jurisdictions, has introduced legislation aimed at addressing concerns raised by the Council of the European Union (the “EU”) as to offshore structures engaged in certain activities which attract profits without real economic activity. With effect from January 1, 2019, the Economic Substance (Companies and Limited Partnerships) Act, 2018 (the “ES Act”) came into force in the British Virgin Islands introducing certain economic substance requirements for in-scope British Virgin Islands entities which are engaged in certain “relevant activities”, which in the case of companies incorporated before January 1, 2019, will apply in respect of financial years commencing June 30, 2019 onwards. On March 12, 2019, the EU, as part of this ongoing initiative, announced the results of its assessment of the 2018 implementation efforts by various countries under its review. The British Virgin Islands was not on the announced list of non-cooperative jurisdictions, but was referenced in the report (along with 33 other jurisdictions) as being among countries requiring adjustments to their legislation to meet EU concerns by December 31, 2019 to avoid being moved to the list of non-cooperative jurisdictions.

Based on the ES Act currently, the Company may remain out of scope of the legislation or else be subject to more limited substance requirements. Although it is presently anticipated that the ES Act will have little material impact on the company or its operations, as the legislation is relatively new and remains subject to further clarification and interpretation, it is not currently possible to ascertain the precise impact of these legislative changes on the company. The Company is required to make an annual filing with the BVI International Tax Authority confirming if it carried out any “relevant activities” during the preceding financial period and, if so, providing certain prescribed information.

PLAN OF DISTRIBUTION

The Selling Shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of the Resale Shares at a fixed price equal to the Offering Price until the Ordinary Shares are listed on Nasdaq and thereafter, the Selling Shareholders will be able sell the Resale Shares at prevailing market prices or privately negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling the Resale Shares once the Ordinary Shares are listed on Nasdaq:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

●	block trades in which the broker-dealer will attempt to sell the Resale Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	to cover short sales made after the date that this registration statement is declared effective by the SEC;

●	broker-dealers may agree with the Selling Shareholders to sell a specified number of such Resale Shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell Resale Shares under Rule 144 under the Securities Act, if all of the conditions in Rule 144(i)(2) are satisfied at the time of the proposed sale, rather than under this prospectus.

In connection with the sale of the Resale Shares or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Resale Shares in the course of hedging the positions they assume. The Selling Shareholders may also sell the Resale Shares short and deliver these securities to close out their short positions, or loan or pledge the Resale Shares to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the Resale Shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Shareholders may from time to time pledge or grant a security interest in some or all of the Resale Shares owned by them and, if they default in the performance of their secured obligations, the amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 will be filed amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus and the pledgees or secured parties may offer and sell Resale Shares from time to time under the supplement or amendment to this prospectus.

The Selling Shareholders also may transfer the Resale Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Shareholders and any broker-dealers or agents that are involved in selling the Resale Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Resale Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Resale Shares will be paid by the Selling Shareholder and/or the purchasers. Each Selling Shareholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Shareholder’s business and, at the time of its purchase of such securities such Selling Shareholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

FINRA Rule 5110 requires FINRA member firms (unless an exemption applies) to satisfy the filing requirements of Rule 5110 in connection with the resale, on behalf of Selling Shareholders, of the securities on a principal or agency basis. NASD Notice to Members 88-101 states that in the event a Selling Shareholder intends to sell any of the shares registered for resale in this prospectus through a member of FINRA participating in a distribution of our securities, such member is responsible for insuring that a timely filing, if required, is first made with the Corporate Finance Department of FINRA and disclosing to FINRA the following:

●	it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

●	the complete details of how the Selling Shareholders’ shares are and will be held, including location of the particular accounts;

●	whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the Selling Shareholders, including details regarding any such transactions; and

●	in the event any of the securities offered by the Selling Shareholders are sold, transferred, assigned or hypothecated by any Selling Shareholder in a transaction that directly or indirectly involves a member firm of FINRA or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of FINRA for review.

We have advised each Selling Shareholder that it may not use shares registered on this registration statement to cover short sales of Resale Shares made prior to the date on which this registration statement shall have been declared effective by the SEC. If a Selling Shareholder uses this prospectus for any sale of the Resale Shares, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Shareholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Shareholders in connection with resales of their respective Resale Shares under this registration statement.

We are required to pay all fees and expenses incident to the registration of the Resale Shares, but the Company will not receive any proceeds from the sale of the Resale Shares. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

UNDERWRITING

We are offering 3,750,000 Ordinary Shares as described in this prospectus through the underwriter named below. We expect to enter into an underwriting agreement with Univest Securities, LLC, or Univest, with respect to the Ordinary Shares in this offering.

The underwriter must buy all of the Ordinary Shares being sold in this offering if they buy any of them.

Our Ordinary Shares are offered subject to a number of conditions, including:

●	receipt and acceptance of our Ordinary Shares by the underwriter; and

●	the underwriter’s right to reject orders in whole or in part.

We have been advised by Univest that the underwriter intends to make a market in our Ordinary Shares but that it is not obligated to do so and may discontinue making a market at any time without notice.

In connection with this offering, the underwriter or securities dealers may distribute prospectuses electronically.

Underwriting Discount

Shares sold by the underwriter to the public will initially be offered at the initial offering price set forth on the cover of this prospectus. Any shares sold by the underwriter to securities dealers may be sold at a discount equal to four and half percent (4.5%) per share from the initial public offering price. The underwriter may offer the shares through one or more of their affiliates or selling agents. If all the shares are not sold at the initial public offering price, Univest may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriter will be obligated to purchase the shares at the prices and upon the terms stated therein.

The following table shows the per share and total underwriting discount we will pay to the underwriter.

	Per Share	Total
Public offering price	$5.00	$18,750,000.00
Underwriting discounts (4.5%)	$0.225	$843,750.00
Proceeds, before expenses to us	$4.775	$17,906,250.00

(1)	Initial public offering price per share is assumed as $5.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus.

We have agreed to reimburse the underwriter up to a maximum of $250,000 for out-of-pocket accountable expenses, including: (i) all reasonable travel and lodging expenses incurred by the underwriter and its counsel in connection with visits to, and examinations of, our company; (ii) background check on the Company’s principal shareholders, directors and officers; (iii) the reasonable cost for road show meetings; (iv) all due diligence expenses; and (v) legal counsel fees; provided, however, any expenses exceeding $5,000 shall be approved by the Company in writing or through E-mails in advance. In addition, at the closing of the offering, the Company shall reimburse the underwriter one percent (1%) of the gross proceeds of the offering as non-accountable expenses.

We have agreed to pay to Univest $80,000 as an advance to be applied towards reasonable out-of-pocket expenses, or the Advance, which has been paid upon the execution of the engagement letter between us and the underwriter dated July 1, 2021 (the “Engagement Letter”). Any portion of the Advance shall be returned back to us to the extent not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

The Selling Shareholders have not engaged the underwriter to facilitate the sales of the Resale Shares in any manner.

Right of First Refusal

We have agreed to grant Univest, for the eighteen-month period following the closing of this offering, a right of first refusal, exercisable at the sole discretion of the underwriter, to act as lead book running manager for any future public equity, convertible or debt offerings of the Company’s securities during such period. The Right of First Refusal shall be subject to FINRA Rule 5110(g)(5), including that it may be terminated by the Company for cause, which shall be a breach by the underwriter of the Engagement Letter or a material failure by the underwriter to provide the services as contemplated by the Engagement Letter.

Tail Financing Payments

We have also agreed to pay the underwriter a tail fee equal to the compensation commensurate with those set forth in the Engagement Letter, if the Company completes an offering with a party first introduced to the Company by Univest during the 12-month period following expiration or termination of our engagement of Univest.

Lock-Up Agreements

We and our directors, officers any other holder(s) of five percent (5%) or more of our outstanding ordinary share as of the effective date of the Registration Statement (and all holders of securities exercisable for or convertible into shares of ordinary share) shall enter into customary “lock-up” agreements in favor of Univest pursuant to which such persons and entities shall agree, for a period of 180 days from the date of this prospectus, that they shall neither offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company without Univest’s prior written consent, including the issuance of shares of Ordinary Share upon the exercise of currently outstanding options approved by Univest.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriter may be required to make in respect of those liabilities.

Other Relationships

The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

No Public Market

Prior to this offering, there has not been a public market for our securities in the U.S. and the public offering price for our Ordinary Shares will be determined through negotiations between us and the underwriter. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriter believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the initial public offering price will correspond to the price at which our Ordinary Shares will trade in the public market subsequent to this offering or that an active trading market for our Ordinary Shares will develop and continue after this offering.

Stock Exchange

We have applied to list our Ordinary Shares on the Nasdaq Capital Market under the symbol “ALEH.” There can be no assurance that we will be successful in listing our Ordinary Shares on the Nasdaq Capital Market.

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriter of this offering, or by their affiliates. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Price Stabilization, Short Positions

In connection with this offering, the underwriter may engage in activities that stabilize, maintain or otherwise affect the price of our Ordinary Shares during and after this offering, including:

●	stabilizing transactions;

●	short sales;

●	purchases to cover positions created by short sales;

●	imposition of penalty bids; and

●	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our Ordinary Shares while this offering is in progress. Stabilization transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These transactions may also include making short sales of our Ordinary Shares, which involve the sale by the underwriter of a greater number of Ordinary Shares than they are required to purchase in this offering and purchasing Ordinary Shares on the open market to cover short positions created by short sales. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriter’s option to purchase additional shares referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriter may close out any covered short position by either exercising their option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are short sales made in excess of the over-allotment option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the Ordinary Shares in the open market that could adversely affect investors who purchased in this offering.

The underwriter also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriter a portion of the underwriting discount received by it because Univest has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These stabilizing transactions, short sales, purchases to cover positions created by short sales, the imposition of penalty bids and syndicate covering transactions may have the effect of raising or maintaining the market price of our Ordinary Shares or preventing or retarding a decline in the market price of our Ordinary Shares. As a result of these activities, the price of our Ordinary Shares may be higher than the price that otherwise might exist in the open market. The underwriter may carry out these transactions on the Nasdaq Capital Market, in the over-the-counter market or otherwise. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. Neither we, nor the underwriter make any representation that the underwriter will engage in these stabilization transactions or that any transaction, once commenced, will not be discontinued without notice.

Determination of Offering Price

Prior to this offering, there was no public market for our Ordinary Shares. The initial public offering price will be determined by negotiation between us and the underwriter. The principal factors to be considered in determining the initial public offering price include, but not limited to:

●	the information set forth in this prospectus and otherwise available to the underwriter;

●	our history and prospects and the history and prospects for the industry in which we compete;

●	our past and present financial performance;

●	our prospects for future earnings and the present state of our development;

●	the general condition of the securities market at the time of this offering;

●	the recent market prices of, and demand for, publicly traded shares of generally comparable companies; and

●	other factors deemed relevant by the underwriter and us.

The estimated public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriter can assure investors that an active trading market will develop for our Ordinary Shares or that the Ordinary Shares will trade in the public market at or above the initial public offering price.

Affiliations

The underwriter and its respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates may from time to time in the future engage with us and perform services for us or in the ordinary course of their business for which they will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriter and its respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The underwriter and its respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

Offer Restrictions outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Ordinary Shares the possession, circulation or distribution of this prospectus or any other material relating to us or the Ordinary Shares in any jurisdiction where action for that purpose is required. Accordingly, the Ordinary Shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the Ordinary Shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Australia. This prospectus:

●	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

●	has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

●	does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

●	may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The Ordinary Shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the Ordinary Shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any Ordinary Shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the Ordinary Shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of Ordinary Shares under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the Ordinary Shares, you undertake to us that you will not, for a period of 12 months from the date of issue of the Ordinary Shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

British Virgin Islands. The Ordinary Shares are not being, and may not be, offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on our behalf. The Ordinary Shares may be offered to companies incorporated or re-registered under the BVI Act and limited partnerships formed or registered under the Partnership Act (as amended) and/or the Limited Partnership Act (as amended), but only where the offer will be made to, and received by, the relevant BVI company entirely outside of the British Virgin Islands.

This prospectus has not been, and will not be, registered with the Financial Services Commission of the British Virgin Islands. No registered prospectus has been or will be prepared in respect of the Ordinary Shares for the purposes of the Securities and Investment Business Act (as amended) or the Public Issuers Code of the British Virgin Islands or otherwise.

Canada. The Ordinary Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Ordinary Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands. This prospectus does not constitute a public offer of the Ordinary Shares, whether by way of sale or subscription, in the Cayman Islands. Ordinary Shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Dubai International Financial Centre (“DIFC”). This prospectus relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive was implemented in that Relevant Member State (the Relevant Implementation Date), an offer of the Ordinary Shares to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the Ordinary Shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of Ordinary Shares may be made to the public in that Relevant Member State at any time:

●	to any legal entity which is a qualified investor as defined under the Prospectus Directive;

●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above paragraph, the expression “an offer of the ordinary shares to the public” in relation to any Ordinary Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Ordinary Shares to be offered so as to enable an investor to decide to purchase or subscribe the Ordinary Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression Prospectus Directive means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong. The Ordinary Shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules promulgated thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Ordinary Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Ordinary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules promulgated thereunder.

Japan. Ordinary Shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, rules and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Kuwait. Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the Ordinary Shares, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia. No prospectus or other offering material or document in connection with the offer and sale of the Ordinary Shares has been or will be registered with the Securities Commission of Malaysia (the “Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Ordinary Shares may not be circulated or distributed, nor may the Ordinary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the Ordinary Shares , as principal, if the offer is on terms that the Ordinary Shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the Ordinary Shares is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

People’s Republic of China. This prospectus may not be circulated or distributed in the PRC and the Ordinary Shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Qatar. In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Saudi Arabia. This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Singapore. This prospectus or any other offering material relating to the Ordinary Shares has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA. Accordingly, (a) the Ordinary Shares have not been, and will not be, offered or sold or made the subject of an invitation for subscription or purchase of such Ordinary Shares in Singapore, and (b) this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Ordinary Shares have not been and will not be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor as specified in Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275 of the SFA) and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Ordinary Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Ordinary Shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the traIer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of thIFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland. The Ordinary Shares will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to our company or the Ordinary Shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the Ordinary Shares will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the Ordinary Shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the Ordinary Shares.

Taiwan. The Ordinary Shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Ordinary Shares in Taiwan.

United Arab Emirates. The Ordinary Shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (i) in compliance with all applicable laws and regulations of the United Arab Emirates; and (ii) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

United Kingdom. This prospectus is only being distributed to and is only directed at, and any offer subsequently made may only be directed at: (i) persons who are outside the United Kingdom; (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The Ordinary Shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the Ordinary Shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Vietnam. This offering of Ordinary Shares has not been and will not be registered with the State Securities Commission of Vietnam under the Law on Securities of Vietnam and its guiding decrees and circulars.

DESCRIPTION OF CAPITAL STOCK

The authorized capital of the Company is 96,000,000 ordinary shares with a par value of $0.00052083 per share.

On June 28, 2020, the shareholders and the board of the Company approved, upon the consummation of the offering, to increase the authorized shares of the Company and split then issued and outstanding shares (post the offering) at a ratio of 960:1. On July 17, 2020, the shareholders and the board of the Company further approved to effect both actions prior to the consummation of the offering as well as the Amended and Restated Charter. On July 21, 2020, Company filed Amended and Restated Charter with the Registrar to increase the authorized shares of the Company from 50,000 ordinary shares, par value $1.00 per share, to 48,000,000 ordinary shares, par value $0.001041667 per share, and effected a forward stock split of all issued and outstanding shares at a ratio of 960:1, effective immediately following the filing of the Amended and Restated Charter.

On June 25, 2021, we effectuated a forward split of the Ordinary Shares of the Company at a ratio of two-for-one to increase our authorized capital shares from 48,000,000 Ordinary Shares with a par value of $0.001041667 per share to 96,000,000 Ordinary Shares with a par value of $0.00052083 per share. As a result of the 2021 Forward Split, we now have 19,200,000 Ordinary Shares issued and outstanding as of the date hereof.

Ordinary Shares

As of the date of this propsectus, 19,200,000 Ordinary Shares are issued and outstanding. Holders of our Ordinary Shares have the following rights: (i) equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the Company; (ii) is entitled to share ratably in all of the assets of the Company available for distribution to holders of Ordinary Shares upon liquidation, dissolution or winding up of the affairs of the Company (iii) does not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto; and (iv) is entitled to one non-cumulative vote per share on all matters on which stock holders may vote. Please refer to the Company’s Amended and Restated Charter and the applicable statutes for a more complete description of the rights and liabilities of holders of the Company’s securities.

Preferred Stock

We do not have an authorized class of preferred shares.

Share Purchase Warrants

We have not issued and do not have any outstanding warrants to purchase our Ordinary Shares.

Options

We have not issued and do not have any outstanding options to purchase our Ordinary Shares.

Convertible Securities

We have not issued and do not have any outstanding securities convertible into our Ordinary Shares or any rights convertible or exchangeable into our Ordinary Shares.

Dividend Policy

We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

On April 1, 2020, the Company’s board of directors approved and declared dividend per share HKD0.3 (US$0.041) to its shareholders, which we refer to as the “2020 Special Dividend”. This amount HKD3,045,558 (US$392,909) was paid in full to its shareholders on April 7, 2020. On May 17, 2019 the Company declared dividend per share HKD0.17 (US$0.02) to its shareholders, which we refer to as the 2019 Special Dividend. This amount HKD1,700,000 (US$219,318) was paid in full to its shareholders on July 9, 2019. Other than the 2019 and 2020 Special Dividend, we have not declared or paid any cash dividends on our capital shares.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts, that we expect to incur in connection with this offering. With the exception of the SEC registration fee and the Nasdaq Capital Market listing fee, all amounts are estimates.

USD
Securities and Exchange Commission Registration Fee	$4,554
Legal Fees and Expenses	$356,434
Printing and Engraving Expenses	$25,080
Underwriting	$1,118,750
Miscellaneous Expenses	$141,752
Total Expenses	$1,646,570

These expenses will be borne by us.

LEGAL MATTERS

The validity of the Ordinary Shares offered in this offering and certain other legal matters as to BVI law will be passed upon for us by Conyers Dill & Pearman, our counsel as to BVI law. The U.S. federal income tax laws in connection with this offering will be passed upon for us by Messina Madrid Law PA. The legal matters as to United States Federal and New York State law will be passed upon for us by Hunter Taubman Fischer & Li LLC. The underwriter is being represented by Pryor Cashman LLP with respect to legal matters of United States federal and New York State law. Legal matters as to Hong Kong laws will be passed upon for us by Miao & Co. (In Association with Han Kun Law Offices). Legal matters as to PRC laws will be passed upon for us by Han Kun Law Offices.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

EXPERTS

The consolidated financial statements for the years ended March 31, 2022 and 2021 included in this prospectus have been so included in reliance on the report of Friedman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of Friedman LLP is located at One Liberty Plaza, 165 Broadway 21st Floor, New York, NY 10006.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Ordinary Shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

ALE GROUP HOLDING LIMITED

TABLE OF CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Shareholders of ALE Group Holding Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ALE Group Holding Limited and Subsidiaries (collectively, the “Company”) as of March 31, 2022 and 2021, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended March 31, 2022, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

We have served as the Company’s auditor since 2019.

New York, New York

August 3, 2022

ALE GROUP HOLDING LIMITED

CONSOLIDATED BALANCE SHEETS

	As of March 31,
	2021	2022	2022
	HKD	HKD	US$
Assets
Current assets
Cash and cash equivalents	$2,335,811	$6,128,406	$782,433
Accounts receivable, net	6,373,070	10,101,705	1,289,717
Deferred IPO costs	986,802	3,065,247	391,350
Amount due from related parties	31,040	26,012	3,321
Deposits and other receivables, net	128,189	206,129	26,317
Total current assets	9,854,912	19,527,499	2,493,138

Property and equipment, net	1,501	-	-
Long-term rental deposits	116,412	116,412	14,863
Right-of-use assets – operating lease	267,665	556,021	70,989
Deferred tax assets, net	-	64,472	8,231
Total non-current assets	385,578	736,905	94,083
Total assets	$10,240,490	$20,264,404	$2,587,221

Liabilities and shareholders’ equity
Current liabilities
Accrued expenses and other payables	$125,328	$162,906	$20,799
Deferred revenue	259,737	248,809	31,766
Income tax payable	954,474	544,935	69,574
Operating lease obligation, current portion	264,170	283,460	36,190
Total current liabilities	1,603,709	1,240,110	158,329

Other liabilities
Operating lease obligation, net of current portion	-	272,561	34,799
Deferred tax liabilities, net	101,255	-	-
Total other liabilities	101,255	272,561	34,799
Total liabilities	1,704,964	1,512,671	193,128

Commitment and contingencies

Shareholders’ equity
Ordinary shares, US$0.00052083 par value, authorized 96,000,000 shares as of March 31, 2022 and 2021; 19,200,000 shares issued and outstanding as of March 31, 2022 and 2021, respectively*	78,498	78,498	10,000
Shares subscription receivable	(78,498)	(78,498)	(10,000)
Additional paid-in capital	9,000	9,000	1,147
Retained earnings	8,526,526	18,742,733	2,394,011
Accumulated other comprehensive income	-	-	(1,065)
Total shareholders’ equity	8,535,526	18,751,733	2,394,093
Total equity
Total liabilities and shareholders’ equity	$10,240,490	$20,264,404	$2,587,221

*	Giving retroactive effect to the 2 for 1 stock split effected on June 25, 2021.

The accompany notes are an integral part of these consolidated financial statements.

ALE GROUP HOLDING LIMITED

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the years ended March 31,
	2021	2022	2022
	HKD	HKD	US $
Revenues
Accounting and corporate consultancy services	$10,102,600	$14,669,200	$1,872,863
Taxation services	1,068,463	1,329,600	169,754
Company secretarial services	1,453,828	1,440,735	183,943
Total revenues	12,624,891	17,439,535	2,226,560

Operating expenses
Direct cost of revenues	2,367,420	2,979,001	380,338
Selling and marketing expenses	843,858	216,254	27,610
General and administrative expenses	1,623,817	2,134,177	272,476
(Recovery of) provision for doubtful accounts	(765,238)	252,196	32,199
Total operating expenses	4,069,857	5,581,628	712,623

Income from operations	8,555,034	11,857,907	1,513,937

Other income (expenses)
Interest expense	(66)	-	-
Other income	331,011	69,930	8,925
Total other income	330,945	69,930	8,925
Income before income tax	8,885,979	11,927,837	1,522,862

Income tax expense
Current	988,195	1,877,357	239,688
Deferred	292,603	(165,727)	(21,159)
Total income tax expense	1,280,798	1,711,630	218,529
Net income	$7,605,181	$10,216,207	$1,304,333

Foreign currency translation adjustment	-	-	(8,111)
Comprehensive income	$7,605,181	$10,216,207	$1,296,222

Weighted average number of ordinary shares
Basic and diluted*	19,200,000	19,200,000	19,200,000

Earnings per share
Basic and diluted*	$0.40	$0.53	$0.07

*	Giving retroactive effect to the 2 for 1 stock split effected on June 25, 2021.

The accompany notes are an integral part of these consolidated financial statements.

ALE GROUP HOLDING LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

			Shares	Additional
	Ordinary Shares		subscription	paid-in	Retained
	Shares*	Par Value	receivable	capital	Earnings	Total	Total
		HKD	HKD	HKD	HKD	HKD	US$
Balance, March 31, 2020	19,200,000	$78,498	$(78,498)	$9,000	$3,966,903	$3,975,903	$512,934
Dividends paid	-	-	-	-	(3,045,558)	(3,045,558)	(391,732)
Net income	-	-	-	-	7,605,181	7,605,181	978,207
Foreign currency translation	-	-	-	-	-	-	(1,538)
Balance, March 31, 2021	19,200,000	78,498	(78,498)	9,000	8,526,526	8,535,526	1,097,871
Net income	-	-	-	-	10,216,207	10,216,207	1,304,333
Foreign currency translation	-	-	-	-	-	-	(8,111)
Balance, March 31, 2022	19,200,000	$78,498	$(78,498)	$9,000	$18,742,733	$18,751,733	$2,394,093

*	Giving retroactive effect to the 2 for 1 stock split effected on June 25, 2021.

The accompany notes are an integral part of these consolidated financial statements.

ALE GROUP HOLDING LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended March 31,
	2021	2022	2022
	HKD	HKD	US$
Cash flows from operating activities:
Net income	$7,605,181	$10,216,207	$1,304,333
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	46,402	1,501	192
Gain on disposal of property and equipment	(10,000)	-	-
Amortization of right-of-use assets-operating lease	294,807	299,721	38,266
(Recovery of) provision for doubtful accounts	(765,238)	252,196	32,199
Deferred tax expense (benefit)	292,603	(165,727)	(21,159)
Change in operating assets and liabilities
Accounts receivable	(3,759,452)	(3,925,994)	(501,244)
Prepaid expenses, deposits and other receivables	(3,607)	(132,777)	(16,952)
Accrued expenses and other payables	(262,201)	37,578	4,800
Income tax payable	976,823	(409,539)	(52,287)
Amount due to (from) related parties	(31,040)	5,028	642
Deferred revenue	(49,248)	(10,928)	(1,395)
Operating lease obligation	(295,445)	(296,226)	(37,820)
Net cash provided by operating activities	4,039,585	5,871,040	749,575

Cash flow from investing activities:
Proceed from disposal of property and equipment	10,000	-	-
Net cash provided by investing activities	10,000	-	-

Cash flow from financing activities:
Deferred IPO costs	(445,117)	(2,078,445)	(265,362)
Repayments of loan to a director	(1,488,200)	-	-
Repayments of finance lease	(14,494)	-	-
Dividend payments	(3,045,558)	-	-
Net cash used in financing activities	(4,993,369)	(2,078,445)	(265,362)

Change in cash and cash equivalents	(943,784)	3,792,595	484,213

Cash and cash equivalents, beginning of the year	3,279,595	2,335,811	298,220

Cash and cash equivalents, end of the year	$2,335,811	$6,128,406	$782,433

Supplemental cash flow information
Cash paid for income tax	$11,372	$2,286,894	$291,975
Cash paid for interest expense	$66	$-	$-

Non-cash transaction in investing activities
Right-of-use assets obtained in exchange of lease liabilities	$-	$579,011	$73,924

The accompany notes are an integral part of these consolidated financial statements.

ALE GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Nature of business and organization

ALE Group Holding Limited (the “Company” or “ALE”) is a holding company incorporated on January 22, 2020 under the BVI law. The Company has no substantial operations other than holding all of the outstanding share capital of ALE (BVI) Limited (“BVI Sub”) which was incorporated under BVI law on February 20, 2020. BVI Sub is also a holding company holding of all the equity interest of ALE Corporate Services Ltd (“ALECS”), a Hong Kong Company incorporated on June 30, 2014. The Company, through ALECS, is engaged in providing accounting and corporate consulting services to small and medium-sized businesses. The Company’s headquarters is located in Hong Kong, China. All of the Company’s business activities are carried out by ALECS.

BVI Sub acquired all the equity interest of ALECS from the ALECS equity holders via certain share exchange agreement on March 10, 2020. ALE acquired all the equity interests of BVI Sub via certain share exchange agreement on March 11, 2020.

The consolidated financial statements reflect the activities of each of the following entities:

Name	Background	Ownership	Principal activities
ALE Group Holding Limited (“ALE”)	● A BVI company ● Incorporated on January 22, 2020	-	Investment holding
ALE (BVI) Limited (“BVI Sub”)	● A BVI company ● Incorporated on February 20, 2020	100% owned by ALE	Investment holding
ALE Corporate Services Ltd (“ALECS”),	● A Hong Kong company ● Incorporated on June 30, 2014	100% owned by BVI Sub	Providing accounting and corporate consulting services to small and medium-sized businesses

Note 2 — Liquidity

In assessing the Company’s liquidity, the Company monitors and evaluates its cash and cash equivalent and its operating and capital expenditure commitments. The Company’s liquidity needs are to meet its working capital requirements, operating expenses and capital expenditure obligations.

As of March 31, 2022, the Company had a working capital in an amount of HKD18,630,333 (US$2,378,594) and generated a positive cash flow from its operating activities in an amount of HKD5,871,040 (US$749,576). To continue to sustain its ability to support the Company’s operation, the Company considered supplementing its sources of funding through the following:

-	cash and cash equivalents generated from operations; and

-	the Company seeks financing via public offering by the sales of 3,750,000 ordinary shares at an assumed public offering price between $4.00 and $6.00. The gross proceeds from the offering will be between $15,000,000 and $22,500,000 before deducting any underwriter discounts or offering expenses.

Based on the above considerations, management believes that the Company has sufficient funds to meet its operating and capital expenditure needs and obligations in the next 12 months. However, there is no assurance that the Company will be successful in implementing the foregoing plans or additional financing will be available to the Company on commercially reasonable terms. There are a number of factors that could potentially arise that could undermine the Company’s plans such as (i) the impact of COVID-19 pandemic on the Company’s and client’s business and areas of operations in Hong Kong SAR, (ii) changes in the demand for the Company’s services, (iii) government policies, and (iv) economic conditions in Hong Kong SAR and worldwide. The Company’s inability to secure needed financing when required may require material changes to the Company’s business plan and could have a material impact on the Company’s financial conditions and result of operations.

Note 3 — Summary of significant accounting policies

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All inter-company transactions and balances are eliminated upon consolidation.

Use of estimates and assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities including provision for doubtful accounts, and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from these estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements include the Company’s ability to realize deferred tax assets and uncertain tax position, determinations of the useful lives of property and equipment, estimates of provision for doubtful accounts and valuation assumptions in performing asset impairment tests of long-lived assets.

Earnings per share

Basic earnings per share is computed by dividing net income attributable to the holders of ordinary shares by the weighted average number of ordinary shares outstanding during period presented. Diluted income per share is calculated by dividing net income attributable to the holders of ordinary shares as adjusted for the effect of dilutive ordinary share equivalents, if any, by the weighted average number of ordinary shares and dilutive ordinary share equivalents outstanding during the period. However, ordinary share equivalents are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive, such as in a period in which a net loss is recorded.

Foreign currency translation and transaction

The Company uses Hong Kong Dollar (“HKD”) as its reporting currency. The functional currency of the Company and its subsidiary in British Virgin Islands is United States Dollar (“US$”) and its subsidiary which is incorporated in Hong Kong is HKD, which is its respective local currency based on the criteria of ASC 830, “Foreign Currency Matters”.

In the consolidated financial statements of the Company, transactions in currencies other than the functional currency are measured and recorded in the functional currency using the exchange rate in effect at the date of the transaction. At the balance sheet date, monetary assets and liabilities that are denominated in currencies other than the functional currency are translated into the functional currency using the exchange rate at the balance sheet date. All gains and losses arising from foreign currency transactions are recorded in the consolidated income statements during the year in which they occur.

Convenience translation

Translations of balances in the consolidated balance sheets, consolidated statements of income and comprehensive income, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows from HKD into US$ as of March 31, 2022 are solely for the convenience of the readers and are calculated at the rate of US$1.00=HKD7.8325, representing the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on March 31, 2022. No representation is made that the HKD amounts could have been, or could be, converted, realized or settled into US$ at such rate, or at any other rate.

Fair value measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels are defined as follow:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 inputs to the valuation methodology are unobserved and significant to the fair value.

Financial instruments included in current assets and current liabilities are reported in the consolidated balance sheets at face value or cost because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.

Revenue recognition

The Company recognized revenues under ASC Topic 606, Revenue from Contracts with Customers. The five-step model defined by ASC Topic 606 requires the Company to (1) identify its contracts with customers, (2) identify its performance obligations under those contracts, (3) determine the transaction prices of those contracts, (4) allocate the transaction prices to its performance obligations in those contracts and (5) recognize revenue when each performance obligation under those contracts is satisfied. Revenues are recognized when promised goods or services are transferred to the customers in an amount that reflects the consideration expected in exchange for those goods or services.

Revenues are recognized when control of the promised services and deliverables are transferred to the Company’s clients in an amount that reflects the consideration the Company expects to be entitled to and receive in exchange for services and deliverables rendered.

The Company has elected to apply the practical expedient in paragraph ASC 606-10-50-14 and does not disclose information about remaining performance obligations that have original expected durations of one year or less.

The Company elected a practical expedient that it does not adjust the promised amount of consideration for the effects of a significant financing component if the Company expects that, upon the inception of revenue contracts, the period between when the Company transfers its promised services or deliverables to its clients and when the clients pay for those services or deliverables will be one year or less.

As a practical expedient, the Company elected to expense the incremental costs of obtaining a contract when incurred if the amortization period of the asset that the Company otherwise would have recognized is one year or less.

The Company generates revenues from fees charged for the professional services (accounting and corporate consultancy, taxation and company secretary) provided to its clients.

There are three revenue streams within the Company’s operations: accounting and corporate consultancy services, taxation services and company secretarial services.

Accounting and corporate consultancy services

Accounting and corporate consultancy services include accounting, corporate and business consultancy, pre-auditing and going public consultancy and internal control advisory services.

Beginning June 2021, the Company launched going public consultancy services to its clients who have an intention to become public companies in the United States and other countries.

Going public consultancy services include four performance obligations:

●	PO #1: Pre-audit services: Financial diligence review, audit fieldwork support and audit coordination, assistance in preparation of accounting memorandum and financial reporting

●	PO #2: IPO planning and entity restructuring: Assistance in coordinating multiple professional parties for short-listing of board of directors’ members, setting up company’s database and drafting registration statements

●	PO #3: Enquires from regulatory bodies: Assistance in responding to comments and enquires received from regulatory bodies)

●	PO #4: Roadshow: Preparation of roadshow materials and coordination of investor relations

For going public consultancy services, each performance obligation is standalone and fees associated with each performance obligation are identified in service agreements. The Company’s going public consultancy services are determined to have multiple performance obligations. The entire transaction prices of each performance obligation of going public consultancy services are allocated based on the relative estimated stand-alone selling price. There is no variable consideration, significant financing components or noncash consideration in the service agreements. Revenue from fulfilling the first and second performance obligations is recognized over time based on the output method, including surveys of performance completed to date or milestone reached only when the Company has an enforceable right to payment for performance completed to date. Revenue from fulfilling the third and fourth performance obligations is recognized at a point in time as the Company completes its performance obligations and has enforceable rights to payments upon the receipt of effectiveness notice from regulatory agencies and completion of listing.

The Company delivers accounting and general consultancy services on a monthly basis throughout the contract terms. The Company concludes that each monthly service (1) is distinct, (2) meets the criteria for recognizing revenue over time, and (3) has the same method for measuring progress. In addition, the Company concludes that the services provided each month are substantially the same and result in the transfer of substantially the same service to the customers each month. That is, the benefit consumed by the customers is substantially the same for each monthly transaction, even though the exact volume of services may vary each month. Therefore, the Company concludes that the monthly accounting and general corporate consultancy services satisfy the requirements of ASC 606-10-25-14(b) to be accounted for as a single performance obligation.  The entire transaction prices of accounting and general corporate consultancy services are allocated to the single performance obligation. There is no variable consideration, significant financing components or noncash consideration in the contracts. Accordingly, based on the output methods, the Company recognizes revenues for the accounting and general consultancy services on a monthly basis when it satisfies its performance obligations that it renders accounting and general corporate consultancy services throughout the contract terms.

The Company’s current internal control advisory services are provided once or twice a year. There is only one performance obligation of the Company’s internal control advisory services as a series of tasks of this revenue stream are interrelated and are not separable or distinct as the Company’s clients cannot benefit from the standalone task. The transaction price is allocated to one performance obligation. Based on the output methods, the Company recognizes revenues for internal control advisory services at a point in time when the services agreed-upon are delivered to the clients.

The revenues generated from accounting and corporate consultancy services are generally based on the fixed fee billing arrangements that require the clients to pay a pre-established fee in exchange for a predetermined set of professional services. The clients agree to pay a fixed fee periodically over the contract terms as specified in the service agreements.

There is no contract asset that the Company has right to consideration in exchange for its accounting and corporate consultancy services that the Company has transferred to customers. Such right is not conditional on something other than the passage of time.

Taxation services

The Company engages its clients for taxation services either on written or verbal agreements. The predetermined fees for taxation services are agreed by both the Company and its clients. There is only one performance obligation of the Company’s taxation services as a series of tasks of this revenue stream are interrelated and are not separable or distinct as the Company’s clients cannot benefit from the standalone task. The transaction price is allocated to one performance obligation. There is no variable consideration, significant financing components or noncash consideration in the contracts. The revenues are recognized in the amount that reflects the considerations agreed by the Company and its clients and the Company expects to receive upon the tax filings or provision deliverables are completed by the Company and delivered to its clients. Based on the output methods, the Company recognizes revenues when it performs obligations at a point in time that the tax return filings or provision deliverables are rendered to its clients. The Company monitors collections of taxation service billings on a monthly basis.

There is no contract asset as the Company has right to consideration in exchange for its taxation services that the Company has transferred to customers. Such right is not conditional on something other than the passage of time.

Company secretarial services

The Company provides company secretarial services to its clients through verbal agreements. The predetermined fees for company secretarial services are agreed by both the Company and its clients. The revenues generated from the company’s secretarial services tendered on an annual basis and other agreed-upon services on non-recurring basis.

Regarding the company’s secretarial services tendered on an annual basis, the Company concludes that the services provided each month during the annual service term (1) are distinct, (2) meet the criteria for recognizing revenue over time, and (3) have the same method for measuring progress. In addition, the Company concludes that the services provided each month are substantially the same and result in the transfer of substantially the same services to the customers each month. That is, the benefits consumed by the customers are substantially the same for each monthly transaction, even though the exact volume of services may vary each month. Therefore, the Company concludes that the monthly company secretarial services satisfy the requirements of ASC 606-10-25-14(b) to be accounted for as a single performance obligation.  The Company recognizes revenue for this type of company secretarial services over time.

For other agreed-upon services on non-recurring basis, the services are separable and distinct as the Company’s clients benefit from each standalone task. The revenues for non-recurring services are recognized when the specified performance criteria are met along with the satisfaction of other applicable revenue recognition criteria. The Company recognizes revenue for this type of company secretarial services at a point in time.

The Company’s contracts for company secretarial services provides no variable consideration, financial components or noncash consideration. The Company requests prepayments from majority of its clients for company secretarial services.

There is no contract asset that the Company has right to consideration in exchange for its company secretarial services that the Company has transferred to its customers. Such right is not conditional on something other than the passage of time.

Reimbursable expenses, including those relating to travel and out-of-pocket expenses, are generally excluded from revenues.

Direct Cost of Revenues

Direct cost of revenues consists of employee compensation, related payroll benefits and the Company’s director remuneration which are attributable to the revenue-generating activities.

Cash and cash equivalents

Cash and cash equivalents primarily consist of bank deposits with original maturities of three months or less, which are unrestricted as to withdrawal and use. Cash and cash equivalents also consist of funds earned from the Company’s operating revenues which were held at the third-party platform fund accounts which are unrestricted as to immediate use or withdraw. The Company maintains its bank accounts in the Hong Kong SAR.

Deposits accounts denominated in Hong Kong Dollars, Renminbi or any other currencies at the banks and financial institutions who are the members of Deposit Protection Scheme will be covered up to a limit of HKD500,000 (approximately US$63,837) per depositor per scheme member by Hong Kong Deposit Protection Board in an event of bank failure. As of March 31, 2022 and 2021, cash balances, HKD5,124,209 (US$654,224) and HKD1,330,388, respectively, held in the financial institutions in Hong Kong are uninsured. The Company has not experienced any losses in bank accounts and believe its credit risk is not significant.

Accounts receivable, net

Accounts receivable represents the service fees earned from the clients but have not yet collected. Accounts receivable are recorded at net realizable value. The Company establishes provision for doubtful accounts when there is objective evidence that the Company may not be able to collect amounts due. Management reviews the adequacy of the provision for doubtful accounts on an ongoing basis, using historical collection trends and individual account analysis. The provision is based on management’s best estimates of specific losses on individual customer exposures, as well as historical trends of collections. Account balances are charged off against the provision after all means of collection have been exhausted and the likelihood of collection is not probable.

Provision for doubtful accounts was HKD189,016 (US$24,132) and HKD452,726 as of March 31, 2022 and 2021, respectively (See Note 5).

Deposits and other receivables, net

Deposits consist of security payments made to utilities companies and are refundable upon termination of services. Other receivables include out-of-pocket expenses to be collected from the Company’s customers.

Other receivables include out-of-pocket expenses such as business registration fee and annual return filing fee billed to the Company’s clients but have not yet collected. Other receivables are recorded at net realizable value. The Company establishes a provision for doubtful accounts when there is objective evidence that the Company may not be able to collect amounts due. Management reviews the adequacy of the provision for doubtful accounts on an ongoing basis, using historical collection trends and individual account analysis. The provision is based on management’s best estimates of specific losses on individual customer exposures, as well as historical trends of collections. Account balances are charged off against the provision after all means of collection have been exhausted and the likelihood of collection is not probable.

Provision for doubtful accounts against other receivables was HKD80,997 (US$10,341) and HKD69,371 as of March 31, 2022 and 2021, respectively (See Note 6).

Deferred IPO costs

Pursuant to ASC 340-10-S99-1, IPO costs directly attributable to an offering of equity securities are deferred and would be charged against the gross proceeds of the offering as a reduction of additional paid-in capital. These costs include legal fees related to the registration drafting and counsel, consulting fees related to the registration preparation, the SEC filing and print related costs. As of March 31, 2021, the Company did not conclude its IPO. During the year ended March, 31, 2022, the Company recorded a charge of HKD2,078,445 (US$265,362) related to the IPO. As of March 31, 2022 and 2021, the accumulated deferred IPO cost was HKD3,065,247 (US$391,350) and HKD986,802, respectively.

Long-term rental deposits

Long-term rental deposits represent security payments made to a lessor for the Company’s office lease agreement entered in 2015. The Company made such security payments upon the commencement of the original lease agreement. In June 2022, the Company entered into a lease agreement with the lessor which will be expired in February 2024. Accordingly, such payments are classified as non-current.  The security deposit will be refunded to the Company upon the termination or expiration of the lease agreement as well as the delivery of the vacant leased properties to the lessor by the Company.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment if applicable. Depreciation is computed using the straight-line method after consideration of the estimated useful lives. The estimated useful lives are as follows:

Lesser of Lease Term or Estimated Useful Life
Leasehold improvements	5 years
Furniture and office equipment	5 years
Computer software	3-4 years
Automobiles	3-4 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statements of operations. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterment, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Impairment for long-lived assets

Long-lived assets, including property and equipment with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the non-discounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated discounted future cash flows expected to result from the use of the assets plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. As of March 31, 2022 and 2021, no impairment of long-lived assets was recognized.

Deferred revenue

Deferred revenue represents amounts billed to clients, such as retainers, in advance of the Company’s services being rendered. Clients may also make advance payments, which are held on deposit or receipt in advance until completion of work or over contract periods. Advance payments in excess of related accounts receivable are recognized in deferred revenue within the liabilities section of the consolidated balance sheets.

Selling and marketing expenses

Selling and marketing expenses consist primarily of advertising, commission, and entertainment expenses. Commission represents amounts paid to third parties for clients’ referral and entertainment expense included meals, and meetings with potential clients for marketing purposes. For the years ended March 31, 2022 and 2021, the Company’s selling and marketing expenses were HKD216,254 (US$27,610) and HKD843,858, respectively.

Employee benefits

Hong Kong Employment Ordinance (“The Ordinance”) requires an employee employed under a continuous employment contract is entitled to sickness allowance if (1) the sick leave taken is not less than four consecutive days; (2) the sick leave take is supported by an appropriate medical certificate; and (3) the employee has accumulated sufficient number of paid sickness days. The daily rate of sickness allowance is a sum equivalent to four-fifths of the average daily wages earned by an employee in the 12-month period preceding the first sickness day.

The Ordinance also requires an employee is entitled to 12 statutory holidays regardless of his or her length of services. Holiday pay should be paid the employee whose continuous employment contract is not less than three months immediately preceding a statutory holiday is entitled to the holiday pay.

An employee is entitled to a paid annual leave after having been employed under a continuous employment contract for every 12 months. An employee’s paid annual leave increases progressively from 7 days to a maximum of 14 days in accordance with his or her length of employment.

Under Hong Kong Mandatory Provident Fund Schemes Ordinance, an employer shall enroll their regular employees in Mandatory Provident Fund Schemes. Regular employees are those who are at between 18 and 65 years of age and have been employed for consecutive 60 days or more. An employer is required to make regular mandatory contributions at least 5% of the employee’s monthly income between HKD7,000 and HKD30,000 and HKD1,500 of the employee’s monthly income over HKD30,000.

Leases

The Company determines if an arrangement is a lease at inception. Lease assets and liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate based on the information available at the lease commencement date. The Company generally uses the base, non-cancelable lease term in calculating the right-of-use assets and lease liabilities.

The Company may recognize the lease payments in the consolidated statements of income on a straight-line basis over the lease terms and variable lease payments in the periods in which the obligations for those payments are incurred, if any. The lease payments under the lease arrangements are fixed.

The Company elected the package of practical expedients which allow the Company to carryforward its historical lease classification, its assessment on whether a contract is or contains a lease and its initial direct costs for any lease that exist prior to adoption of the new standard.

The Company also elected to apply the short-term lease exception for lease arrangements with a lease term of 12 months or less at commencement. Lease terms used to compute the present value of lease payments do not include any option to extend, renew or terminate the lease that the Company is not able to reasonably certain to exercise upon the lease inception. Accordingly, operating lease right-of-use assets and liabilities do not include leases with a lease term of 12 months or less.

The Company did not adopt the practical expedient that allows lessees to treat the lease and non-lease components of a lease as a single lease component. Non-lease components include payments for building management, utilities and property tax. It separates the non-lease components from the lease components to which they relate.

Operating lease expense is recognized on a straight-line basis over the lease term. For the years ended March 31, 2022 and 2021, the Company’s operating lease expense was HKD299,721 (US$38,266) and HKD294,807, respectively.

The Company evaluates the impairment of its ROU assets consistent with the approach applied for its other long-lived assets. The Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. The Company has elected to include the carrying amount of finance and operating lease liabilities in any tested asset group and include the associated lease payments in the undiscounted future pre-tax cash flows. For the years ended March 31, 2022 and 2021, the Company did not have any impairment loss against its operating lease ROU assets.

During the year ended March 31, 2021, our lessor granted us a COVID-19 relief by providing us a monthly lease concession from HKD32,241 (US$4,147) to HKD24,620 (US$3,167) until February 28, 2022. Consistent with updated guidance from the FASB in April 2020, the Company has elected to not to treat the lease concessions related to COVID-19 pandemic as lease modifications under the current lease guidance and accounted for the concession as the resolution of a contingency. The recognition of rent concessions did not have a material impact on the Company’s consolidated financial statements for the years ended March 31, 2022 and 2021.

Income taxes

ALE Group Holding and ALE (BVI) Limited are not subject to tax on income or capital gains under the current laws of the British Virgin Islands. In addition, upon payments of dividends by the ALE (BVI) Limited and the Company’s subsidiary in Hong Kong, ALE Corporate Services Limited to the Company’s shareholders, no British Virgin Islands withholding tax will be imposed.

ALE Corporate Services Limited is incorporated in and carries trade and business in Hong Kong Special Administrative Region and is subject to Hong Kong profits tax under Inland Revenue Department Ordinance.

No taxable income was generated outside Hong Kong for the years ended March 31, 2022 and 2021. The Company accounts for income tax in accordance with U.S. GAAP. Under the asset and liability method as required by this accounting standard, the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between the income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consists of taxes currently due plus deferred tax.

The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

 Deferred tax is accounted for using the asset and liability method with respect to temporary differences arising from between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. Deferred tax liabilities are recognized for all future taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable income will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled.

Deferred tax is charged or credited in the consolidated statements of operations, except when it is related to items credited or charged directly to equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized upon examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. The Company had no uncertain tax position as of March 31, 2022 and 2021. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

Stock split

On June 28, 2020, the shareholders and the board of the Company approved, upon the consummation of the offering, to increase the authorized shares of the Company and split then issued and outstanding shares (post the offering) at a ratio of 960:1. On July 17, 2020, the shareholders and the board of the Company further approved to effect both actions prior to the consummation of the offering as well as the Amended and Restated Charter. On July 21, 2020, the Company filed Amended and Restated Charter with the Registrar to increase the authorized shares of the Company from 50,000 ordinary shares, par value $1.00 per share, to 48,000,000 ordinary shares, par value $0.001041667 per share, and effected a forward stock split of all issued and outstanding shares at a ratio of 960:1, effective immediately following the filing of the Amended and Restated Charter.

On June 25, 2021, the Company filed Amended and Restated Charter with the Registrar to increase its authorized shares from 48,000,000 ordinary shares, par value of $0.001041667 per share, to 96,000,000 ordinary shares, par value of $0.00052083 per share and effectuated a forward split of all issued and outstanding shares at a ratio of 2:1. All references made to share or per share amounts in the accompanying consolidated financial statements and applicable disclosures have been retroactively adjusted to reflect the 2 for 1 stock split.

Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Concentration of Risks

Concentration of credit risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and account receivable. The Company places its cash and cash equivalents with financial institutions with high-credit ratings and quality. The Company’s credit risk with respect to cash and cash equivalents is discussed under “Cash and cash equivalent” in this section.

Accounts receivable primarily comprise of amounts receivable from the service clients. Other receivables consist of out-of-pocket payments to be receivable from the service clients. To reduce credit risk, the Company performs on-going credit evaluations of the financial condition of these service clients. The Company establishes a provision for doubtful accounts based upon estimates, factors surrounding the credit risk of specific service clients and other information.

Concentration of customers

As of March 31, 2022, four customers accounted for 14.67%, 14.67%, 13.99% and 12.83%, respectively, of the Company’s total accounts receivable. As of March 31, 2021, five customers accounted for 24.2%, 14.8%, 14.5%, 14.4% and 14.1%, respectively, of the Company’s total accounts receivable.

For the year ended March 31, 2022, two major customers accounted for 15.4% and 15.4% of the Company’s total revenues. For the year ended March 31, 2021, two major customers accounted for 18.4% and 10.5%, respectively of the Company’s total revenues.

Recent accounting pronouncements

Recently Adopted Accounting Standards

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). ASU 2018-13 removes, modifies and adds certain disclosure requirements in Topic 820 “Fair Value Measurement”. ASU 2018-13 eliminates certain disclosures related to transfers and the valuations process, modifies disclosures for investments that are valued based on net asset value, clarifies the measurement uncertainty disclosure, and requires additional disclosures for Level 3 fair value measurements. Adoption of this guidance is required for fiscal years and interim periods within those fiscal years, beginning after December 15, 2019. The Company adopted this guidance effective April 1, 2020 and there was no material impact to its consolidated financial statements.

On December 18, 2019, the FASB issued ASU No. 2019-12, Income taxes (Topic 740), Simplifying the Accounting for Income Taxes. This guidance amends ASC Topic 740 and addresses several aspects including 1) evaluation of step-up tax basis of goodwill when there is not a business combination, 2) policy election to not allocate consolidated taxes on a separate entity basis to entities not subject to income tax, 3) accounting for tax law changes or rates during interim periods, 4) ownership changes from equity method investment to subsidiary or vice versa, 5) elimination of exception to intraperiod allocation when there is gain in discontinued operations and a loss from continuing operations, 6) treatment of franchise taxes that are partially based on income. The guidance is effective for calendar year-end public entities on January 1, 2021 and other entities on January 1, 2022. The Company adopted this guidance effective April 1, 2021 and there was no material impact to its consolidated financial statements.

Accounting Pronouncements Issued But Not Yet Adopted

In June 2017, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): The amendments in this Update require a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The amendments broaden the information that an entity must consider in developing its expected credit loss estimate for assets measured either collectively or individually. The use of forecasted information incorporates more timely information in the estimate of expected credit loss, which will be more decision useful to users of the financial statements. In November 2019, the FASB issued ASU 2019-10 which defers the effective dates for the credit losses, derivatives and lease standards for certain companies. The deferred effective date for credit losses is January 1, 2023 for calendar-year end companies which are “smaller reporting companies”, non-SEC filers and all other companies including not-for-profit companies and employee benefit plans. The deferral for the derivatives and lease standards is only applicable to the companies which are not public business entities. The Company is still evaluating the impact of the accounting standard of credit losses on the Company’s consolidated financial statements and related disclosures.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, consolidated statements of income and comprehensive income and consolidated statements of cash flows.

Note 4 — Revenues

Revenues are recognized when control of the promised services and deliverables are transferred to the Company’s clients in an amount that reflects the considerations the Company expects to be entitled to and receive in exchange for services and deliverables rendered.

The following table presents the Company’s revenues disaggregated by service lines for the fiscal years ended March 31, 2022 and 2021:

	For the years ended March 31
	2021	2022	2022	Change	Change
Revenues	HKD	HKD	US$	HKD	%
Accounting services	$400,000	$109,000	$13,916	$(291,000)	(72.8)%
General corporate consultancy services	9,682,600	7,800,000	995,851	(1,882,600)	(19.4)%
Going public consultancy services	-	6,510,600	831,229	6,510,600	100.0%
Internal control and others	20,000	249,600	31,867	229,600	1148.0%
Subtotal accounting and corporate consultancy services	10,102,600	14,669,200	1,872,863	4,566,600	45.2%
Taxation services	1,068,463	1,329,600	169,754	261,137	24.4%
Company secretarial services	1,453,828	1,440,735	183,943	(13,093)	(0.9)%
Total revenues	$12,624,891	$17,439,535	$2,226,560	$4,814,644	38.1%

The following table presents the Company’s revenues disaggregated by the timing of revenue recognition for the years ended March 31, 2022 and 2021:

	For the years ended March 31
	2021	2022	2022	Change	Change
	HKD	HKD	US$	HKD	%
Services and deliverables transferred at a point in time	$1,808,603	$2,315,283	$295,599	$506,680	28.0%
Services and deliverables transferred over time	10,816,288	15,124,252	1,930,961	4,307,964	39.8%
Total revenues	$12,624,891	$17,439,535	$2,226,560	$4,814,644	38.1%

As of March 31, 2022 and 2021, the estimated aggregate amount of the transaction price allocated to the remaining performance obligation was HKD18,142 (US$2,316) and HKD259,737, respectively. The Company expects to recognize majority of the related revenue as it provides services to its clients, which is expected to occur over the next 24 months. The Company elected to utilize the optional exemption to exclude from this disclosure the remaining performance obligations that have original expected duration of one year or less.

Note 5 — Accounts receivable, net

Accounts receivable, net consisted of the following:

	As of March 31,
	2021	2022
	HKD	HKD	US$
Accounts receivable	$6,825,796	$10,290,721	$1,313,849
Less: Provision for doubtful accounts	(452,726)	(189,016)	(24,132)
Accounts receivable, net	$6,373,070	$10,101,705	$1,289,717

For the years ended March 31, 2022 and 2021, provision for (recovery of) doubtful accounts was HKD197,359 (US$25,198) and HKD(778,936), respectively. During the year ended March 31, 2022, the Company had written off the doubtful account balance and deducted from the provision for doubtful accounts in an amount of HKD461,069 (US$58,867).

The following table sets forth the movement of provision for doubtful accounts:

	As of March 31,
	2021	2022
	HKD	HKD	US$
Beginning balance	$1,413,438	$452,726	$57,801
Addition (recovery)	(778,936)	197,359	25,198
Reversal of charge-off	19,301	-	-
Charge-off	(201,077)	(461,069)	(58,867)
Ending balance	$452,726	$189,016	$24,132

Note 6 — Deposits and other receivables, net

Deposits and other receivables, net included the following:

	As of March 31,
	2021	2022
	HKD	HKD	US$
Reimbursement receivables	$12,000	$12,000	$1,532
Other receivables	185,560	275,126	35,126
Less: Provision for doubtful accounts	(69,371)	(80,997)	(10,341)
Total deposits and other receivables, net	$128,189	$206,129	$26,317

Deposits to utilities companies such as telecommunication and electricity companies are refundable upon the termination of services. Reimbursement receivables represent the amount the Company paid to the suppliers and vendors. Other receivables include the out-of-pocket payments to be collected from the Company’s service clients.

For the years ended March 31, 2022 and 2021, provision for doubtful accounts was HKD54,837 (US$7,001) and HKD13,698, respectively. During the year ended March 31, 2022, the Company had written off the doubtful account balance and deducted from the provision for doubtful accounts in an amount of HKD43,211 (US$5,517).

The following table sets forth the movement of provision for doubtful accounts:

	As of March 31,
	2021	2022
	HKD	HKD	US$
Beginning balance	$46,983	$69,371	$8,857
Addition	13,698	54,837	7,001
Reversal of charge-off	37,748	-	-
Charge-off	(29,058)	(43,211)	(5,517)
Ending balance	$69,371	$80,997	$10,341

Note 7 — Property and equipment, net

Property and equipment consisted of the following:

	As of March 31,
	2021	2022
	HKD	HKD	US$
Leasehold improvements	$154,912	$154,912	$19,779
Furniture and office equipment	131,757	131,757	16,822
Computer software	2,480,000	2,480,000	316,629
Subtotal	2,766,669	(2,766,669	(353,230
Less: accumulated depreciation	(2,765,168)	(2,766,669)	(353,230)
Total	$1,501	$-	$-

Depreciation expense for the years ended March 31, 2022 and 2021 amounted to HKD1,501 (US$192) and HKD46,402, respectively.

Note 8 — Accrued expenses and other payables

Accrued expenses and other payables consisted of the following:

	As of March 31,
	2021	2022
	HKD	HKD	US$
Accrued employee compensation and benefits	$-	$15,850	$2,024
Accrued professional fees	1,727	43,069	5,499
Customer advance payable to third party vendors or government agencies	54,020	23,461	2,995
Other accrued expenses	69,581	80,526	10,281
Total	$125,328	$162,906	$20,799

Note 9 — Taxes

British Virgin Islands

ALE Group Holding and ALE (BVI) Limited are incorporated in the British Virgin Islands and conduct all of the Company’s businesses through the Company’s subsidiary in Hong Kong, ALE Corporate Services Limited. Under the current laws of the British Virgin Islands, ALE Group Holding and ALE (BVI) Limited are not subject to tax on income or capital gains. In addition, upon payments of dividends by the ALE (BVI) Limited and the Company’s subsidiary in Hong Kong, ALE Corporate Services Limited to the Company’s shareholders, no British Virgin Islands withholding tax will be imposed.

Hong Kong

Two-tier Profits Tax Rates

ALECS is incorporated in Hong Kong and is subject to Hong Kong profits tax compliance.

The two-tier profits tax rates system was introduced under the Inland Revenue (Amendment)(No.3) Ordinance 2018 (“the Ordinance”) of Hong Kong became effective for the assessment year 2018/2019. Under the two-tier profit tax rates regime, the profits tax rate for the first HKD 2 million of assessable profits of a corporation will be subject to the lowered tax rate, 8.25% while the remaining assessable profits will be subject to the legacy tax rate, 16.5%. The Ordinance only allows one entity within a group of “connected entities” is eligible for the two-tier tax rate benefit. An entity is a connected entity of another entity if (1) one of them has control over the other; (2) both of them are under the control (more than 50% of the issued share capital) of the same entity; (3) in the case of the first entity being a natural person carrying on a sole proprietorship business-the other entity is the same person carrying on another sole proprietorship business. Under the Ordinance, it is an entity’s election to nominate an entity that will be subject to the two-tier profits tax rate on its Profits Tax Return. The election is irrevocable.

ALECS elected the two-tier profits tax rate for its tax years of 2020 and 2021. ALECS applies the two-tier profits tax rate for its provision for current income and deferred taxes.

For the tax years of 2020 and 2021, the Financial Secretary of Hong Kong provided concessionary measures by providing tax reduction (“tax credit”) of profits tax up to HKD10,000 per case.

Net operating loss will be carryforward indefinitely under Hong Kong profits tax regulation. As of March 31, 2022 and 2021, the Company did not generate net operating loss carry forwards available to offset future taxable income.

The income tax provision consisted of the following components:

	For the years ended March 31,
	2021	2022
	HKD	HKD	US$
Current:
Hong Kong	$988,195	$1,877,357	$239,688
Total current	988,195	1,877,357	239,688

Deferred:
Hong Kong	292,603	(165,727)	(21,159)
Total deferred	292,603	(165,727)	(21,159)
Total provision for income taxes	$1,280,798	$1,711,630	$218,529

A reconciliation between the Company’s actual provision for income taxes and the provision at the Hong Kong statutory rate was as follows:

	For the years ended March 31,
	2021	2022
	HKD	HKD	US$
Income before income tax	$8,885,979	$11,927,837	$1,522,865
Hong Kong income tax rate	16.50%	16.50%	16.50%
Income tax expense computed at statutory rate	1,471,412	1,974,374	252,075
Preferential rate	(165,000)	(165,000)	(21,066)
Reconciling items:
Non-taxable items in Hong Kong	(76,159)	(4,599)	(589)
Previous years unrecognized tax effects	60,545	(83,145)	(10,615)
Tax credit	(10,000)	(10,000)	(1,277)
Total income tax expense	$1,280,798	$1,711,630	$218,529
Effective tax rate	14.4%	14.4%	14.4%

Deferred tax

Significant components of deferred tax were as follows:

	As of March 31,
	2021	2022
	HKD	HKD	US$
Deferred tax assets:
Provision for doubtful accounts	$15,731	$44,552	$5,688
Depreciation	21,138	19,920	2,543
Total deferred tax assets	36,869	64,472	8,231

Deferred tax liabilities:
Capitalization of professional fees	(138,124)	-	-
Total deferred tax liabilities	(138,124)	-	-
Deferred tax (liabilities) assets, net	$(101,255)	$64,472	$8,231

The Company believes that a valuation allowance is not necessary for the deferred assets because there will be sufficient operating income generated in future years based on the fact that the Company’s subsidiary in Hong Kong generated profits historically and for the years ended March 31, 2022 and 2021.

The Company evaluates the level of authority for each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of March 31, 2022 and 2021, the Company did not have any unrecognized tax benefits. For the years ended March 31, 2022 and 2021, the Company had no unrecognized tax benefits.

Note 10 — Related party transactions and balances

The following was a summary of related party’s balances as of March 31, 2022 and 2021:

Mr. Wai Man (Raymond) Yip (“Mr. Yip”), a director of ALE Corporate Services Limited and Chief Financial Officer of the Company.

Mr. Tak Ching (Anthony) Poon (“Mr. Poon”), Chief Executive Officer of the Company.

Amount due from related parties

Name of			As of March 31,
related parties	Relationship	Nature of transactions	2021	2022
			HKD	HKD	US$
ALE Office Limited	Mr. Yip is a sole director and shareholder	The receivable represented the amount billed for the company secretarial services provided and business registration fee. The receivable amount was settled in cash on June 11, 2021.	$6,910	$-	$-
ALE Properties Limited	Mr. Poon is a director and shareholder	The receivable represented the amount billed for the company secretarial services provided and business registration fee. The receivable amount was settled in cash on June 7, 2022.	-	7,060	901
APTC Holdings Limited	Mr. Poon is a sole director and shareholder	The receivable represented the amount billed for the company secretarial services provided and business registration fee. The receivable amount was settled in cash on June 7, 2022.	-	8,851	1,130
CMB Corporate Services Limited	Mr. Poon is a sole director and shareholder	The receivable represented the amount billed for the company secretarial services provided and business registration fee. The receivable amount was settled in cash on June 10, 2021.	23,630	750	96
Sieger CPA Limited	Mr. Yip is a shareholder	The receivable represented the amount billed for the out-of-pocket expenses. The receivable amount was settled in cash on June 10, 2021.	500	-	-
Summit Realty Company Limited	Mr. Yip is a director	The receivable represented the amount billed for the company secretarial services provided and business registration fee. The receivable amount was settled in cash on June 7, 2022.	-	500	64
Wing Sang Holdings Limited	Mr. Yip is a sole director and shareholder	The receivable represented the amount billed for the company secretarial services provided and business registration fee. The receivable amount was settled in cash on June 7, 2022.	-	8,851	1,130

			$31,040	$26,012	$3,321

Note 11 — Commitments and Contingencies

The Company has entered into lease arrangements for its office facility and automobile.

The components of lease expense were as follows:

	For the years ended March 31,
	2021	2022
	HKD	HKD	US$
Operating lease cost	$294,807	$299,721	$38,266
Finance lease cost:
Interest on lease obligations	66	-	-

Total lease cost	$294,873	$299,721	$38,266

The ownership of the finance leased asset was transferred at the end of the lease term in May 2020 under the lease arrangement. Under the legacy lease accounting guidance, the finance leased asset (formerly called “capital lease asset) should be amortized on a straight-line basis over its estimated useful life that would be assigned if the asset was owned. Management estimated that the useful life of the finance leased asset was 3 years under the Company’s property and equipment policy. The finance leased asset was fully amortized at the end of January 2019 and prior to the adoption of the ASC Topic 842. In June 2020, the finance leased asset was sold to a third party with sales proceed in an amount of HKD10,000 (US$1,286).

During the year ended March 31, 2021, our lessor granted us a COVID-19 relief by providing us a monthly lease concession from HKD32,241 (US$4,147) to HKD24,620 (US$3,167) until February 28, 2022. Consistent with updated guidance from the FASB in April 2020, the Company has elected to not to treat the lease concessions related to COVID-19 pandemic as lease modifications under the current lease guidance and accounted for the concession as the resolution of a contingency. The recognition of rent concessions did not have a material impact on the Company’s consolidated financial statements for the years ended March 31, 2022 and 2021.

Supplemental balance sheet information related to leases was as follows:

	March 31,
	2021	2022
	HKD	HKD	US$
Operating lease:
Operating lease right-of-use assets	$267,665	$556,021	$70,989

Current operating lease obligation	264,170	283,460	36,190
Noncurrent operating lease obligation	-	272,561	34,799
Total operating lease obligation	$264,170	$556,021	$70,989

Weighted average remaining lease term (in years):
Operating lease	0.9	1.9
Finance lease (1)	-	-

Weighted average discount rate:
Operating lease	5.0%	5.0%
Finance lease	1.5%	-

(1)	The finance lease had been paid off in May 2020 and the finance leased asset was sold to a third party in June 2020 with sales proceed in an amount of HKD10,000.

Supplemental cash flow and other information related to the leases was as follows:

	For the years ended March 31,
	2021	2022
	HKD	HKD	US$
Cash paid for amounts included in the measurement of lease obligations:
Operating cash flows from operating lease obligation	295,445	296,226	37,820
Financing cash flows from finance lease obligation	14,494	-	-

Right of use assets obtained in exchange for lease obligation:
Operating lease	-	579,011	73,924

Non-cancellable Operating Lease

The Company’s commitment for minimum lease payment under its operating lease for its office facility as of March 31, 2022 was as follows:

Years ending March 31,	Amount (HKD)	Amount (US$)
2023	$304,824	$38,918
2024	279,422	35,675
Total future lease payments	584,246	74,593
Amount representing interest	(28,225)	(3,604)
Present value of future payments	$556,021	$70,989

Total operating lease expense for the Company’s office facility for the years ended March 31, 2022 and 2021 was HKD299,721 (US$38,266) and HKD294,807, respectively.

Finance Lease Obligation

The finance lease was paid off in May 2020. As of March 31, 2022 and 2021, finance lease obligation was HKD nil.

Contingencies

In the ordinary course of business, the Company may be subject to certain legal proceedings, claims, and disputes that arise from the business operations. Although the outcomes of these legal proceedings cannot be predicted, the Company does not believe these actions, in the aggregate, will have a material adverse impact on its financial position, results of operations or liquidity. As of March 31, 2022, the Company had no outstanding lawsuits nor claims.

Note 12 — Equity

Stock split

On June 28, 2020, the shareholders and the board of the Company approved, upon the consummation of the offering, to increase the authorized shares of the Company and split then issued and outstanding shares (post the offering) at a ratio of 960:1. On July 17, 2020, the shareholders and the board of the Company further approved to effect both actions prior to the consummation of the offering as well as the Amended and Restated Charter. On July 21, 2020, the Company filed Amended and Restated Charter with the Registrar to increase the authorized shares of the Company from 50,000 ordinary shares, par value $1.00 per share, to 48,000,000 ordinary shares, par value $0.001041667 per share, and effected a forward stock split of all issued and outstanding shares at a ratio of 960:1, effective immediately following the filing of the Amended and Restated Charter.

On June 25, 2021, the Company filed Amended and Restated Charter with the Registrar to increase its authorized shares from 48,000,000 ordinary shares, par value of $0.001041667 per share, to 96,000,000 ordinary shares, par value of $0.00052083 per share and effectuated a forward split of all issued and outstanding shares at a ratio of 2:1. All references made to share or per share amounts in the accompanying unaudited interim condensed consolidated financial statements and applicable disclosures have been retroactively adjusted to reflect the 2 for 1 stock split.

Note 13 — Subsequent events

The Company evaluated all events and transactions that occurred after March 31, 2022 up through the date the Company issued the consolidated financial statements. There were no other subsequent events occurred that would require recognition or disclosure in the Company’s consolidated financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Amended and Restated Charter, which has become effective on June 25, 2021, empowers us to indemnify our directors and officers against certain liabilities they incur by reason of their being a director or officer of our company.

We have also entered into indemnification agreements with each of our directors and executive officers in connection with this offering. Under these agreements, we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

The underwriting agreement in connection with this offering also provides for indemnification of us and our officers, directors or persons controlling us for certain liabilities.

We intend to obtain directors’ and officer’s liability insurance coverage that will cover certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

On January 22, 2020, we issued 10,000 founder shares to Yip Wai Man Raymond pursuant to the exemption from regstration available under Section 4(a)(2) of the Securities Act and Regulation S promulgated thereunder.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement (including Form of Lock-up Agreement in the Exhibit)***
3.1	Amended and Restated Memorandum and Articles of Association, effective June 28, 2020***
3.2	Amended and Restated Memorandum and Articles of Association, effective June 25, 2021***
4.1	Specimen Certificate for Ordinary Shares***
5.1	Opinion of Conyers Dill & Pearman regarding the validity of the Ordinary Shares being registered***
8.1	Opinion of Conyers Dill & Pearman as to BVI tax matters (included in Exhibit 5.1)***
8.2	Opinion of Messina Madrid Law PA regarding certain U.S. Federal Income Taxation matters***
8.3	Opinion of Han Kun Law Offices Regarding Certain PRC Legal Matters***
10.1	Form of Consulting Agreement***
10.2	Share Exchange Agreement dated March 11, 2020 between ALE Group Holding Limited and ALE (BVI) Limited***
10.3	Form of Subscription Agreement***
10.4	Amended and Restated Employment Agreement by and between CEO Tak Ching (Anthony) Poon and the Company dated August 6, 2020***
10.5	Amended and Restated Employment Agreement by and between CFO Wai Man (Raymond) Yip and the Company dated August 6, 2020***
21.1	Subsidiaries***
23.1	Consent of Friedman LLP, Independent Registered Public Accounting Firm *
23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)***
23.3	Consent of Messina Madrid Law PA (included in Exhibit 8.2)***
23.4	Consent of Miao & Co. (In Association with Han Kun Law Offices) (included in Exhibit 99.7)***
24.1	Power of Attorney ***
99.1	Code of Business Conduct and Ethics of the Registrant***
99.2	Consent of Tak Ching (Anthony) Poon ***
99.3	Registrant’s Representation Pursuant to Requirements of Form 20-F, Item 8.A.4***
99.4	Consent of Sze Wai Lee ***
99.5	Consent of Kit Ho Chow ***
99.6	Consent of Chi Wai (Jerry) Ng ***
99.7	Opinion of Miao & Co. (In Association with Han Kun Law Offices) regarding certain Hong Kong Legal Matters***
99.8	Audit Committee Charter***
99.9	Nominating and Corporate Governance Committee Charter***
99.10	Compensation Committee Charter***
99.11	Consent of Han Kun Law Offices (included in Exhibit 8.3)***
107	Filing Fee***

*	Filed herewith

***	Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on post-effective amendment No.12 to the Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on August 3, 2022.

ALE Group Holding Limited

By:	/s/ Tak Ching (Anthony) Poon
Tak Ching (Anthony) Poon
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Tak Ching (Anthony) Poon	Chief Executive Officer, Chairman of the Board	August 3, 2022
Name: Tak Ching (Anthony) Poon	(Principal Executive Officer)

*	Chief Financial Officer, Director	August 3, 2022
Name: Wai Man (Raymond) Yip	(Principal Accounting and Financial Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in Newark, DE, on August 3, 2022.

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director Puglisi & Associates